EXHIBIT 10.1

[***] Certain information in this exhibit has been omitted because it is permitted to be omitted by applicable regulatory guidance.

Execution Version

LOAN AGREEMENT

Dated as of May 8, 2024

among

COHERUS BIOSCIENCES, INC.

(as Borrower, and a Credit Party),

COHERUS INTERMEDIATE CORP.

and

INTEKRIN THERAPEUTICS INC.

(as additional Credit Parties),

THE OTHER GUARANTORS SIGNATORY HERETO OR OTHERWISE PARTY HERETO FROM
TIME TO TIME

(as additional Credit Parties),

ANKURA TRUST COMPANY, LLC

(as Collateral Agent),

and

THE LENDERS SIGNATORY HERETO OR OTHERWISE PARTY HERETO FROM TIME TO TIME

(as Lenders)

-i-

	5.7.	Protection of Intellectual Property Rights	27
	5.8.	Books and Records	29
	5.9.	Access to Collateral; Audits	29
	5.10.	Use of Proceeds	29
	5.11.	Further Assurances	29
	5.12.	Additional Collateral; Guarantors	29
	5.13.	Formation or Acquisition of Subsidiaries	31
	5.14.	Post-Closing Requirements	31
	5.15.	Environmental	31
	5.16.	Inventory; Returns; Maintenance of Properties	32
	5.17.	Regulatory Obligations; Maintenance of Regulatory Approvals; Manufacturing, Marketing and Distribution	33
	5.18.	Collateral Documents	33
6	NEGATIVE COVENANTS		33
	6.1.	Dispositions	33
	6.2.	Fundamental Changes; Location of Collateral	33
	6.3.	Mergers, Acquisitions, Liquidations or Dissolutions	34
	6.4.	Indebtedness	34
	6.5.	Encumbrances	34
	6.6.	No Further Negative Pledges; Negative Pledge	35
	6.7.	Maintenance of Collateral Accounts	35
	6.8.	Distributions; Investments	35
	6.9.	No Restrictions on Subsidiary Distributions	35
	6.10.	Subordinated Debt; Convertible Indebtedness	35
	6.11.	Amendments or Waivers of Organizational Documents	36
	6.12.	Compliance	36
	6.13.	Compliance with Sanctions and Anti-Money Laundering Laws	36
	6.14.	Amendments or Waivers of Current Company IP Agreements	36
	6.15.	Competitive Products	37
	6.16.	Minimum Liquidity	37
7	EVENTS OF DEFAULT		37
	7.1.	Payment Default	37
	7.2.	Covenant Default	37
	7.3.	Material Adverse Change	37
	7.4.	Attachment; Levy; Restraint on Business	37
	7.5.	Insolvency	38
	7.6.	Other Agreements	38
	7.7.	Judgments	38
	7.8.	Misrepresentations	38
	7.9.	Loan Documents; Collateral	38
	7.10.	ERISA Event	39
8	RIGHTS AND REMEDIES UPON AN EVENT OF DEFAULT		39
	8.1.	Rights and Remedies	39
	8.2.	Power of Attorney	40
	8.3.	Application of Payments and Proceeds Upon Default	41
	8.4.	Collateral Agent’s Liability for Collateral	41
	8.5.	No Waiver; Remedies Cumulative	41
	8.6.	Demand Waiver; Makewhole Amount; Prepayment Premium	42
9	NOTICES		42
10	CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER		43
11	GENERAL PROVISIONS		44
	11.1.	Successors and Assigns	44
	11.2.	Indemnification	45

-ii-

	11.3.	Severability of Provisions	45
	11.4.	Correction of Loan Documents	45
	11.5.	Amendments in Writing; Integration	46
	11.6.	Counterparts	46
	11.7.	Survival	46
	11.8.	Confidentiality	46
	11.9.	Attorneys’ Fees, Costs and Expenses	47
	11.10.	Right of Set-Off	47
	11.11.	Marshalling; Payments Set Aside	47
	11.12.	Electronic Execution of Documents	48
	11.13.	Captions	48
	11.14.	Construction of Agreement	48
	11.15.	Third Parties	48
	11.16.	No Advisory or Fiduciary Duty	48
	11.17.	Credit Parties’ Agent	49
	11.18.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	49
12	COLLATERAL AGENT		50
	12.1.	Appointment and Authority	50
	12.2.	Rights as a Lender	50
	12.3.	Exculpatory Provisions	50
	12.4.	Reliance by Collateral Agent	51
	12.5.	Delegation of Duties	51
	12.6.	Resignation of Collateral Agent	51
	12.7.	Non-Reliance on Collateral Agent and Other Lenders	52
	12.8.	Collateral and Guaranty Matters	52
	12.10.	Indemnification by Lenders.	53
	12.11.	Notices and Items to Lenders	53
	12.12.	Collateral Agent May File Proofs of Claim	54
	12.13.	Erroneous Payments.	54
	12.14.	Survival.	56
13	DEFINITIONS		56
	13.1.	Definitions	56

Exhibit A:	Loan Advance Request Form
Exhibit B:	Form of Term Loan Note
Exhibit C:	Form of Security Agreement
Exhibit D:	Commitments; Notice Addresses
Exhibit E:	Form of Compliance Certificate

-iii-

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of May 8, 2024 (the “Closing Date”) by and among COHERUS BIOSCIENCES, INC., a Delaware corporation (as “Borrower” and a Credit Party), COHERUS INTERMEDIATE CORP., a Delaware corporation (as an additional Credit Party), INTEKRIN THERAPEUTICS INC., a Delaware corporation (as an additional Credit Party), Surface Oncology, LLC, a Delaware limited liability company (as an additional Credit Party), Coherus Oncology Supportive Care LLC, a Delaware limited liability company (as an additional Credit Party) and the other Guarantors signatory hereto or otherwise party hereto from time to time, as additional Credit Parties, Ankura Trust Company, LLC, a New Hampshire limited liability company (as the administrative agent and collateral agent, “Collateral Agent”), each of the lenders signatory hereto (each, a “Lender”, and collectively, the “Lenders”), provides the terms on which each Lender shall make, and Borrower shall repay, the Credit Extensions (as hereinafter defined).  The parties hereto agree as follows:

1ACCOUNTING AND OTHER TERMS

Except as otherwise expressly provided herein, all accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in conformity with Applicable Accounting Standards.  Calculations and determinations must be made following Applicable Accounting Standards.  If at any time any change in Applicable Accounting Standards would affect the computation of any financial requirement set forth in any Loan Document (including for purposes of measuring compliance with any provision of Section 6), and either Borrower or the Collateral Agent shall so request, the Collateral Agent and Borrower shall enter into a mutually acceptable amendment to amend such requirement to preserve the original intent thereof in light of such change in Applicable Accounting Standards; provided, that, until so amended, (x) such requirement shall continue to be computed in accordance with Applicable Accounting Standards prior to such change therein and (y) all financial statements, Compliance Certificates and similar documents provided, delivered or submitted hereunder shall be provided, delivered or submitted together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in Applicable Accounting Standards.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts referred to herein, including in Section 5 and Section 6 shall be made, without giving effect to any (a) election under ASC 825-10 (or any other Financial Accounting Standards Board Accounting Standards Codification (“ASC”) or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value” and (b) any treatment of Indebtedness in respect of convertible debt instruments under ASC 470-20 (or any other ASC or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  Notwithstanding anything to the contrary above or in the definition of “Capital Lease Obligations”, all obligations of any Person that are or would have been treated as operating leases for purposes of Applicable Accounting Standards prior to the effectiveness of ASC 842 shall continue to be accounted for as operating leases for all purposes hereunder or under any other Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Leases.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.  All references to “Dollars” or “$” are United States Dollars, unless otherwise noted.

For purposes of determining compliance with Section 6 with respect to the amount of any Indebtedness in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness is incurred, made or acquired (so long as such Indebtedness, at the time incurred, made or acquired, was permitted hereunder).

The Collateral Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any

Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Collateral Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Collateral Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2LOANS AND TERMS OF PAYMENT

2.1.Promise to Pay.

Borrower hereby unconditionally promises to pay each Lender the outstanding principal amount of the Term Loan advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2.Term Loan.

(a)Availability.  Subject to the terms and conditions of this Agreement (including Sections 3.1, 3.5, 3.6 and 3.7), Borrower agrees to request in accordance with Section 3.7 and each Lender severally agrees to make a term loan to Borrower on the Closing Date in an original principal amount equal to such Lender’s Commitment (the “Term Loan”).  After repayment or prepayment (in whole or in part), the Term Loan (or any portion thereof) may not be re-borrowed.

(b)Repayment.

(i)[reserved].

(ii)The Term Loan, including all unpaid principal thereunder (and, for the avoidance of doubt, all accrued and unpaid interest, all due and unpaid Lender Expenses and any and all other outstanding amounts payable under the Loan Documents), is due and payable in full on the Term Loan Maturity Date.

(iii)The Term Loan may be prepaid only in accordance with Section 2.2(c), except as provided in Section 8.1.

(c)Prepayment of Term Loans.

(i)Borrower shall have the option, at any time after the Closing Date, to prepay, in whole or in part, outstanding principal amounts under the Term Loan advanced by Lenders under this Agreement; provided that (A) Borrower provides written notice to the Collateral Agent of its election (which shall be irrevocable unless the Collateral Agent otherwise consents in writing) to prepay all or the applicable portion of the Term Loan, which notice shall include the amount of the outstanding aggregate principal amount of the Term Loan Notes to be prepaid at least three (3) Business Days prior to such prepayment, and (B) the prepayment of such principal amount shall be accompanied by any and all accrued and unpaid interest thereon through the date of prepayment, any and all amounts payable in connection with such prepayment pursuant to Section 2.2(e) and Section 2.2(f) (as applicable) and any and all other amounts payable or accrued and not yet paid under this Agreement and the other Loan Documents (including pursuant to Section 2.4).  The Collateral Agent will promptly notify each Lender of its receipt of such notice, and the amount of such

Lender’s Applicable Percentage of such prepayment. For the avoidance of doubt, any proceeds from Permitted Transfers shall not require any prepayment of the Term Loan.

(ii)Upon a Change in Control (A) that has not received the approval or consent of the Borrower’s Board of Directors (a “Non-Consensual Change in Control”), Borrower shall promptly, and in any event no later one (1) Business Day after the consummation of such Change in Control, notify the Collateral Agent in writing of the occurrence of a Change in Control, which notice shall include reasonable detail as to the nature, timing and other circumstances of such Change in Control or (B) that has received the approval or consent of the Borrower’s Board of Directors (a “Consensual Change in Control”), Borrower shall notify the Collateral Agent in writing of the occurrence of a Change in Control at least 10 Business Days’ prior to any agreement to consummate such Change in Control, which notice shall include, in case of (A) or (B), reasonable detail as to the nature, timing and other circumstances of such Change in Control (such notice, a “Change in Control Notice”).  Borrower shall prepay in full all of the Term Loan advanced by Lenders under this Agreement, in an amount equal to the sum of (x) all unpaid principal and any and all accrued and unpaid interest with respect to the Term Loan (such interest to be calculated based on Term SOFR for the Interest Period during which such Change in Control is consummated), and (y) any and all amounts payable with respect to the prepayment under this Section 2.2(c)(ii) pursuant to Section 2.2(e) and Section 2.2(f) (as applicable), together with any and all other amounts payable or accrued and not yet paid under this Agreement and the other Loan Documents (including pursuant to Section 2.4), (1) in the case of a Non-Consensual Change in Control, no later than two (2) Business Days following such Non-Consensual Change in Control, and (2) in the case of a Consensual Change in Control, contemporaneously with the consummation of such Consensual Change in Control.  The Collateral Agent will promptly notify each Lender of its receipt of the Change in Control Notice, and the amount of such Lender’s Applicable Percentage of such prepayment.

(d)Prepayment Application.  Any prepayment of the Term Loan pursuant to Section 2.2(c) or as a result of the acceleration of the maturity of the Term Loan pursuant to Section 8.1(a) (together with the accompanying Makewhole Amount and Prepayment Premium that is payable pursuant to Section 2.2(e) and Section 2.2(f) as applicable) shall be paid to Lenders in accordance with their respective Applicable Percentages for application to the Obligations in the following order:  (i) first, to due and unpaid Lender Expenses; (ii) second, to due and unpaid Additional Consideration; (iii) third, to accrued and unpaid interest at the Default Rate incurred pursuant to Section 2.3(b), with respect to past due amounts, if any; (iv) fourth, without duplication of amounts paid pursuant to clause (iii) above, to accrued and unpaid interest at the Term Loan Rate; (v) fifth, to the Prepayment Premium; (vi) sixth, to the Makewhole Amount, if applicable; (vii) seventh, to the outstanding principal amount of the Term Loan being prepaid; and (viii) eighth, to any remaining amounts then due and payable under this Agreement and the other Loan Documents.

(e)Makewhole Amount.  Any prepayment of the Term Loan by Borrower (i) pursuant to Section 2.2(c), or (ii) as a result of the acceleration of the maturity of the Term Loan pursuant to Section 8.1(a), in each case occurring prior to the 1st-year anniversary of the Closing Date shall, in any such case, be accompanied by payment of an amount equal to the Makewhole Amount.

(f)Prepayment Premium.  Any prepayment of the Term Loan by Borrower (A) pursuant to Section 2.2(c), or (B) as a result of the acceleration of the maturity of the Term Loan pursuant to Section 8.1(a), shall, in any such case, be accompanied by payment of an amount equal to the Prepayment Premium.  For the avoidance of doubt, no Prepayment Premium shall be due and owing for any payment of principal of the Term Loan made on the Term Loan Maturity Date.

(g)Any Makewhole Amount or Prepayment Premium payable as a result of any prepayment of any portion of the Term Loan pursuant to Section 2.2(c) or as a result of the acceleration of the maturity of the Term Loan pursuant to Section 8.1(a), shall be presumed to be the liquidated damages sustained by each applicable Lender as the result of the early redemption and repayment of such Term Loan Notes and Borrower agrees that it is reasonable under the circumstances currently existing.  BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE REQUIREMENTS OF LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF ANY MAKEWHOLE AMOUNT OR PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH PREPAYMENT OR ACCELERATION OR

OTHERWISE.  Borrower expressly agrees that (to the fullest extent it may lawfully do so) that: (i) each Makewhole Amount and Prepayment Premium is reasonable and is the product of an arm’s-length transaction among sophisticated business people, ably represented by counsel; (ii) each Makewhole Amount and Prepayment Premium shall be payable notwithstanding the then-prevailing market rates at the time payment thereof is made; (iii) there has been a course of conduct among Lenders and Borrower giving specific consideration in this transaction for such agreement to pay each Makewhole Amount and Prepayment Premium; and (iv) Borrower shall be estopped hereafter from claiming differently than as agreed to in this Section 2.2(g) and Section 8.6.  Borrower expressly acknowledges that its agreement to pay the Makewhole Amount and Prepayment Premium, as the case may be, to applicable Lenders as herein described is a material inducement to such Lenders to make any Credit Extension.  Without affecting any of any Lender’s rights or remedies hereunder or in respect hereof, if Borrower fails to pay the applicable Makewhole Amount or Prepayment Premium when due, then the amount thereof shall thereafter bear interest until paid in full at the Default Rate.

2.3.Payment of Interest on the Term Loan.

(a)Interest Rate.

(i)Subject to Section 2.3(b) below, the principal amount outstanding under the Term Loan shall accrue interest at a per annum rate equal to Term SOFR for the Interest Period therefor plus the Applicable Margin (the “Term Loan Rate”), which interest shall be payable quarterly in arrears in accordance with this Section 2.3.

(ii)Interest shall accrue on the Term Loan commencing on, and including, the day on which the Term Loan is made, and shall accrue on the Term Loan, or any portion thereof, through and including the day on which the Term Loan or such portion is paid.

(iii)Interest is due and payable quarterly on each Interest Date, as calculated by the Collateral Agent (which calculations shall be deemed correct absent manifest error), commencing on the Interest Date occurring in the first full calendar quarter immediately following the Closing Date; provided, however, that if any such date is not a Business Day, the applicable interest shall be due and payable on the next succeeding Business Day immediately after such date.

(b)Default Rate.  In the event Borrower fails to pay any of the Obligations when due or upon the commencement and during the continuance of an Insolvency Proceeding of Borrower or upon the occurrence and during the continuance of any other Event of Default, immediately (and without notice or demand by any Lender or the Collateral Agent for payment thereof) to Borrower, such past due Obligations shall accrue interest at a rate per annum which is four percentage points (4.00%) above the rate that is otherwise applicable thereto (the “Default Rate”), and such interest shall be payable entirely in cash on demand of any Lender or the Collateral Agent.  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment of any Obligations and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Collateral Agent or any Lender.

(c)360-Day Year.  Interest payable under the Term Loan shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

(d)Payments.  Except as otherwise expressly provided herein, all Term Loan payments and any other payments hereunder by (or on behalf of) Borrower shall be made on the date specified herein to such bank account of each applicable Lender as such Lender (or the Collateral Agent) shall have designated in a written notice to Borrower delivered on or before the Closing Date (which such notice may be updated by such Lender (or the Collateral Agent) by written notice to the Borrower from time to time after the Closing Date).  Except as otherwise expressly provided herein, interest is payable quarterly on each Interest Date.  Payments of principal or interest received after 11:00 a.m. on such date are considered received at the opening of business on the next Business Day.  When any payment is due on a day that is not a Business Day, such payment is due on the next Business Day thereafter and additional fees or interest, as applicable, shall continue to accrue until paid.  All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest made hereunder and pursuant to any other Loan Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.  Any payments of principal or interest required to be paid under Sections 2.2(b) or 2.3(a) shall not be considered a prepayment hereunder unless so designated in writing by Borrower in accordance with Section 2.2(c)(i).

(e)Conforming Changes.  In connection with the use or administration of Term SOFR, the Collateral Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Collateral Agent will promptly notify Borrower and Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR:

(f)Benchmark Replacement Setting.  Notwithstanding anything to the contrary herein or in any other Loan Document:

(i)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Collateral Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.  If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii)Conforming Changes.  In connection with the implementation and administration of a Benchmark Replacement, the Collateral Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)Notices; Standards for Decisions and Determinations.  The Collateral Agent will promptly notify Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Collateral Agent will notify Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to sub-clause (iv) below and (y) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Collateral Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.3(f), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.3(f).

(iv)Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Collateral Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Collateral Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to sub-clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Collateral Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

2.4.Fees and Expenses.  Borrower shall pay to the Collateral Agent and the Lenders for their own respective accounts fees in the amounts and at the times specified in their applicable Fee Letter.  Borrower shall pay to or reimburse (or pay directly on behalf of) the Collateral Agent and, as applicable, each Lender, all of such Person’s reasonable and documented Lender Expenses incurred through and after the Closing Date, promptly after receipt of a written demand therefor by such Lender or the Collateral Agent (with, in the case of any Lender, a copy of such demand to the Collateral Agent), setting forth in reasonable detail such Person’s Lender Expenses.

2.5.Requirements of Law; Increased Costs.  In the event that any applicable Change in Law:

(a)Does or shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or the Term Loan (except, in each case, Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes);

(b)Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan, insurance charge or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any Lender; or

(c)Does or shall impose on any Lender any other condition (other than Taxes); and the result of any of the foregoing is to increase the cost to such Lender (as determined by such Lender in good faith using calculation methods customary in the industry) of making, renewing or maintaining the Term Loan or to reduce any amount receivable in respect thereof or to reduce the rate of return on the capital of such Lender or any Person controlling such Lender, then, in any such case, Borrower shall promptly pay to the applicable Lender, within thirty (30) days of its receipt of the certificate described below, any additional amounts necessary to compensate such Lender for such additional cost or reduced amounts receivable or rate of return as reasonably determined by such Lender with respect to this Agreement or the Term Loan made hereunder.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.5, it shall promptly notify Borrower in writing of the event by reason of which it has become so entitled (with a copy of such notice to the Collateral Agent), and a certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by such Lender to Borrower (with a copy of such certificate to the Collateral Agent) shall be conclusive in the absence of manifest error.  The provisions hereof shall survive the termination of this Agreement and the payment of the outstanding Term Loan and all other Obligations.  Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital under this Section 2.5 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be under any obligation to compensate such Lender under this Section 2.5 with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to the date of the delivery of the notice required pursuant to the foregoing provisions of this paragraph; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.6.Taxes; Withholding, Etc.

(a)All sums payable by any Credit Party hereunder and under the other Loan Documents shall (except to the extent required by Requirements of Law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.  In addition, Borrower agrees to pay, and shall indemnify and hold each Lender harmless from, Other Taxes, and as soon as practicable after the date of paying Other Taxes to a Governmental Authority, Borrower shall furnish to each Lender (as applicable, with a copy to the Collateral Agent) the original or a certified copy of a receipt evidencing payment thereof or other evidence reasonably satisfactory to such Lender.

(b)If any Credit Party or the Collateral Agent (“Withholding Agent”) is required by Requirements of Law to make any deduction or withholding on account of any Tax (as determined in the good faith discretion of such Withholding Agent) from any sum paid or payable by any Credit Party to any Lender under any of the Loan Documents: (i) such Withholding Agent shall notify such Lender in writing (with a copy to the Collateral Agent) of any such requirement or any change in any such requirement promptly after such Withholding Agent becomes aware of it; (ii) such Withholding Agent shall make any such withholding or deduction; (iii) such Withholding Agent shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on such Lender, as the case may be) on behalf of and in the name of such Lender in accordance with Requirements of Law; (iv) if the Tax is an Indemnified Tax, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment of Indemnified Tax is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including any deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.6(b)), such Lender receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment of Indemnified Tax been required or made; and (v) as soon as practicable after paying any sum from which it is required by Requirements of Law to make any deduction or withholding, Borrower shall (or shall cause such Withholding Agent, if not Borrower, to) deliver to such Lender (with a copy to the Collateral Agent) evidence reasonably satisfactory to such Lender of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other Governmental Authority.

(c)The Credit Parties shall jointly and severally indemnify each Lender for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.6(c)) paid by such Lender and any liability (including any reasonable expenses) arising therefrom or with respect thereto whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Any indemnification payment pursuant to this Section 2.6(c) shall be made to the applicable Lender within fifteen (15) days from written demand therefor.

(d)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, such Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.6(d)(i), (ii) or (iv) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  For avoidance of doubt, for the purposes of this Section 2.6(d), the term “Lender” shall include each applicable assignee.  Without limiting the generality of the foregoing:

(i)If any Lender is organized under the laws of the United States or any state thereof, such Lender shall deliver, and shall cause each applicable assignee thereof to deliver, to Borrower two (2) executed copies of Internal Revenue Service (“IRS”) Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(ii)If any Lender is a Foreign Lender, such Lender shall deliver, and shall cause each applicable assignee thereof to deliver, to Borrower, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement, and at such other times as may be necessary in the determination of Borrower (in the reasonable exercise of its discretion), whichever of the following is applicable:

(1)in the case that such Lender is a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document (including any original issue discount), a properly completed and duly executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, a properly completed and duly executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)a completed and duly executed copy of IRS Form W-8ECI;

(3)in the case that such Foreign Lender is claiming an exemption from U.S. federal withholding Tax pursuant to the “portfolio interest exemption” under Section 881(c) of the IRC, it shall provide Borrower with the applicable executed IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, and a certificate reasonably satisfactory to Borrower to the effect that any interest received by such Foreign Lender is not received by a “bank” on “extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the IRC, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the IRC, or

(4)to the extent that such Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by a withholding statement and IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), IRS Form W-9 or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate referenced in Section 2.6(d)(ii)(3) above on behalf of each such direct or indirect partner.

(iii)If any Lender is a Foreign Lender it shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

(iv)If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or notify the Borrower in writing of its legal inability to do so.

(e)If any party hereto determines, in its discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.6 (including by the payment of additional amounts pursuant to this Section 2.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (e) in the event that such indemnified party is required to repay such refund to such Governmental Authority and the requirement to repay such refund to such Governmental Authority is not due to the indemnified party’s failure to timely provide complete and accurate Internal Revenue Service forms and other documentation required pursuant to Section 2.6(d) or Section 2.8.  Notwithstanding anything to the contrary in this clause (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (e) if the payment of such amount would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid.  This clause (e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)Tax Status of Borrower.  Borrower is currently treated as a corporation for U.S. federal income tax purposes.  Borrower shall not take any affirmative action (including not making any election under Section 301.7701-3(c) of the Treasury Regulations (or any successor provision) by way of filing an IRS Form 8832) to change its U.S. entity tax classification without the prior written consent of the Required Lenders.

(g)Tax Reporting Assistance.  Borrower shall use best efforts to assist any Lender (i) in the computation of accruals with respect to any “original issue discount” or “market discount” arising with respect to the Term Loan for U.S. federal income tax purposes, and (ii) with its compliance with any associated tax reporting or filing requirements of such Lender or its partners, members or beneficial owners.

2.7.Additional Consideration.  As additional consideration for the obligation of each Lender to fund its Applicable Percentage of the Term Loan pursuant to Section 2.2(a) and Section 3.7 on the Closing Date, Borrower shall pay to each Lender an amount equal to the product of (a) such Lender’s Commitment multiplied by (b) 0.03 (such product, the “Additional Consideration”).  Any and all Additional Consideration shall be fully earned when paid and shall not be refundable for any reason whatsoever and shall be treated as original issue discount with respect to the Term Loan for U.S. federal income tax purposes.  The Additional Consideration payable hereunder shall be due on the Closing Date and deducted from the proceeds of the Term Loan to be advanced to Borrower pursuant to Section 2.2(a) and Section 3.7.

2.8.Evidence of Indebtedness.  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Collateral Agent in the ordinary course of business.  The accounts or records maintained by the Collateral Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to Borrower and its Subsidiaries and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Collateral Agent in respect of such matters, the accounts and records of the Collateral Agent shall control in the absence of manifest error.  Upon written request to Borrower (which may be delivered by the Collateral Agent) from any Lender, Borrower shall issue, execute and deliver to each Lender, to evidence such Lender’s Term Loan, on the Closing Date, a Term Loan Note.  All amounts due under the Term Loan Notes shall be repayable as set forth in this Agreement and interest shall accrue on the principal amount of the Term Loan represented by the Term Loan Notes, in each case, in accordance with the terms of this Agreement.  All Term Loan Notes shall rank for all purposes pari passu with each other.  Each Lender may attach schedules to its Term Loan Notes and endorse thereon the date, amount and maturity of its loans and payments with respect thereto.

3CONDITIONS OF TERM LOAN.

3.1.Conditions Precedent to Term Loan.  Each Lender’s obligation to advance its Applicable Percentage of the Term Loan is subject to the satisfaction (or waiver in accordance with Section 11.5 hereof) of the following conditions:

(a)the Collateral Agent’s and each Lender’s receipt, on the Closing Date, of (i) copies of the Loan Agreement, the Disclosure Letter, the Perfection Certificate for Borrower and its Subsidiaries and the Advance Request Form and (ii) copies of the other Loan Documents (including the schedules thereto), including the Term Loan Notes, executed by Borrower and the Collateral Documents (but excluding any Control Agreements, Collateral Access Agreements and any other Loan Document described in Schedule 5.14 of the Disclosure Letter to be delivered after the Closing Date), in each case (x) dated as of the Closing Date, (y) executed (where applicable) and delivered by each applicable Credit Party, and (z) in form and substance reasonably satisfactory to the Collateral Agent;

(b)the Collateral Agent’s receipt of (i) true, correct and complete copies of the Operating Documents of each of Borrower and the Credit Parties, and (ii) a Secretary’s Certificate, dated the Closing Date, certifying that the foregoing copies are true, correct and complete (such Secretary’s Certificate to be in form and substance reasonably satisfactory to the Collateral Agent);

(c)the Collateral Agent’s receipt of a good standing certificate for each Credit Party (where applicable in the subject jurisdiction), certified (where available) by the Secretary of State (or the equivalent thereof) of the jurisdiction of incorporation, formation or organization of such Person as of a date no earlier than thirty (30) days prior to the Closing Date;

(d)the Collateral Agent’s receipt of a Secretary’s Certificate in relation to each Credit Party, dated the Closing Date, certifying that (i) attached as Exhibit A to such certificate is a true, correct, and complete copy of the Borrowing Resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Credit Party of the Loan Documents to which it is a party, (ii) the name(s) and title(s) of the officers of such Credit Party authorized to execute the Loan Documents to which such Credit Party is a party on behalf of such Credit Party together with a sample of the true signature(s) of such Credit Party(s), and (iii) that the Collateral Agent and each Lender may conclusively rely on such certificate with respect to the authority of such officers unless and until such Credit Party shall have delivered to the Collateral Agent a further certificate canceling or amending such prior certificate;

(e)each Credit Party shall have obtained all Governmental Approvals, if any, and all consents or approvals of other Persons, including the approval or consent of the equityholders of Borrower, if any, in each case that are necessary in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Collateral Agent;

(f)the Collateral Agent’s receipt on the Closing Date of an opinion of Latham & Watkins LLP, counsel to the Credit Parties, in form and substance reasonably satisfactory to the Collateral Agent;

(g)(i) subject to Section 5.14, the Collateral Agent’s receipt on the Closing Date of (i) evidence insurance policies required to be maintained hereunder are in full force and effect and (ii) appropriate evidence showing the Collateral Agent, for the benefit of Lenders and the other Secured Parties, having been named as additional insured or lender loss payee, as applicable (such evidence to be in form and substance reasonably satisfactory to the Collateral Agent) under such policies;

(h)the Collateral Agent’s receipt prior to the Closing Date of all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”);

(i)concurrent with the funding of the Term Loan, (i) payment of Lender Expenses then due as specified in Section 2.4 hereof and payment of the Additional Consideration in accordance with Section 2.7, which such payments shall be deducted from the proceeds of the Term Loan, and (ii) payment of any and all expenses incurred in connection with the repayment of all amounts outstanding under the Existing Credit Agreement; and

(j)a payoff letter in respect of the Indebtedness outstanding under the Existing Credit Agreement from BioPharma Credit PLC, as the collateral agent thereunder, and evidencing the repayment in full of all such Indebtedness and all other amounts outstanding pursuant thereto prior to or concurrent with the funding of the Term Loan on the Closing Date.

The borrowing by Borrower of the Term Loan hereunder shall constitute a representation and warranty by Borrower as of the date Closing Date that: (i) there is no Adverse Proceeding pending or, to the Knowledge of Borrower, threatened, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, except as set forth on Schedule 4.7 of the Disclosure Letter; (ii) the organizational structure and capital structure of Borrower and each of its Subsidiaries is as described on Schedule 4.15 of the Disclosure Letter; and (iii) the conditions precedent set forth in this Section 3.1 and in Section 3.5, Section 3.6 and Section 3.7 have been satisfied.

3.2.RESERVED.

3.3.RESERVED.

3.4.RESERVED.

3.5.Additional Conditions Precedent to Term Loan.  The obligation of each Lender to advance its Applicable Percentage of the Term Loan is subject to the following additional conditions precedent:

(a)the representations and warranties made by the Credit Parties in Section 4 of this Agreement and in the other Loan Documents are true and correct in all material respects on the Closing Date, unless any such representation or warranty is stated to relate to a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date (it being understood that any representation or warranty that is qualified as to “materiality,” “Material Adverse Change,” or similar language shall be true and correct in all respects (as so qualified), in each case, on the Closing Date (both with and without giving effect to the Term Loan) or as of such earlier date, as applicable); and

(b)there shall not (i) have occurred and be continuing any Default or (ii) have occurred any Event of Default that is continuing or that has not been waived by the Collateral Agent and the Required Lenders in accordance with Section 11.5.

3.6.Covenant to Deliver.  The Credit Parties agree to deliver to the Collateral Agent or each Lender, as applicable, each item required to be delivered to Collateral Agent or each Lender, as applicable, under this Agreement as a condition precedent to any Credit Extension; provided, however, that any such items set forth on Schedule 5.14 of the Disclosure Letter shall be delivered to the Collateral Agent within the time period prescribed therefor on such schedule.  The Credit Parties expressly agree that a Credit Extension made prior to the receipt by the Collateral Agent or any Lender, as applicable, of any such item shall not constitute a waiver by the Collateral Agent or any Lender of the Credit Parties’ obligation to deliver such item, and the making of any Credit Extension in the absence of any such item required to have been delivered by the date of such Credit Extension shall be in the applicable Lender’s sole discretion.

3.7.Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of the Term Loan set forth in this Agreement, to obtain the Term Loan, Borrower shall deliver to the Collateral Agent and Lenders by electronic mail a completed Advance Request Form for the Term Loan executed by a Responsible Officer of Borrower (which notice shall be irrevocable on and after the date on which such notice is given and Borrower shall be bound to make a borrowing in accordance therewith), in which case each Lender agrees, subject to the satisfaction of the applicable conditions precedent set forth in this Article 3, to advance an amount equal to its Applicable Percentage of the Term Loan to Borrower on the Closing Date, by wire transfer of same day funds in Dollars, to such account(s) in the United States as may be designated in writing to the Collateral Agent by Borrower at least two (2) Business Days prior to such Closing Date.

4REPRESENTATIONS AND WARRANTIES

In order to induce each Lender and the Collateral Agent to enter into this Agreement and for each Lender to make the Credit Extensions to be made on the Closing Date, each Credit Party, jointly and severally with each other Credit Party, represents and warrants to each Lender and the Collateral Agent that the following statements are true and correct as of the Closing Date (both with and without giving effect to the Term Loan):

4.1.Due Organization, Existence, Power and Authority.  Each of Borrower and each of its Subsidiaries (a) is duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation, organization or formation identified on Schedule 4.15 of the Disclosure Letter, (b) has all requisite power and authority to (i) own, lease, license and operate its assets and properties and to carry on its business as currently conducted and (ii) execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder and otherwise carry out the transactions contemplated thereby, (c) is duly qualified and, where applicable, in good standing under the laws of each jurisdiction where its ownership, lease, license or operation of assets or properties or the conduct of its business requires such qualification, and (d) has all requisite Governmental Approvals to operate its business as currently conducted; except in each case referred to clauses (a) (other than with respect to Borrower and any other Credit Party), (b)(i), (c) or (d) above, to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.2.Equity Interests.  All of the outstanding Equity Interests in each Subsidiary of Borrower, the Equity Interests in which are required to be pledged pursuant to the Collateral Documents, have been duly authorized and validly issued, are (where required by Requirements of Law to be) fully paid and, in the case of Equity Interests representing corporate interests, are non-assessable and, on the Closing Date, all such Equity Interests owned directly by Borrower or any other Credit Party are owned free and clear of all Liens except for Permitted Liens.  Schedule 4.2 of the Disclosure Letter identifies each Person, the Equity Interests in which are required to be pledged on the Closing Date pursuant to the Collateral Documents.

4.3.Authorization; No Conflict.  Except as set forth on Schedule 4.3 of the Disclosure Letter, the execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) contravene the terms of any of such Credit Party’s Operating Documents, (ii) conflict with or result in any breach or contravention of, or require any payment to be made under (A) any provision of any security issued by such Credit Party or of any agreement, instrument or other undertaking to which such Credit Party is a party or affecting such Credit Party or the assets or properties of such Credit Party or any of its Subsidiaries or (B) any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Credit Party or any of its properties or assets are subject, (iii) result in the creation of any Lien (other than under the Loan Documents) or (iv) violate any Requirements of Law, except, in the cases of clauses (b)(ii) and (b)(iv) above, to the extent that such conflict, breach, contravention, payment or violation could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.4.Government Consents; Third Party Consents.  Except as set forth on Schedule 4.4 of the Disclosure Letter, no Governmental Approval or other approval, consent, exemption or authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person (including any counterparty to any Current Company IP Agreement or other Material Contract) is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document, or for the consummation of the transactions contemplated hereby or thereby, (b) the grant by any Credit Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except in each case of clause (a) through (d) above, for (i) filings necessary to perfect the Liens on the Collateral granted by the Credit Parties to the Collateral Agent for the benefit of Lenders and the other Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (iii) filings under state or federal securities laws and (iv) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.5.Binding Obligation.  This Agreement has been duly executed and delivered by Borrower and each other Credit Party that is a party hereto and each other Loan Document has been duly executed and delivered by each Credit Party that is a party thereto, and in each case constitutes a legal, valid and binding obligation of Borrower or such Credit Party (as applicable), enforceable against Borrower or such Credit Party (as applicable) in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by general principles of equity.

4.6.Collateral.  In connection with this Agreement, Borrower has delivered to the Collateral Agent a completed perfection certificate signed by a Responsible Officer of Borrower (as may be updated from time to time in accordance with the terms herein, the “Perfection Certificate”).  Each Credit Party, jointly and severally, represents and warrants to the Collateral Agent and each Lender that as of the Closing Date (both with and without giving effect to the Term Loan):

(a)(i) its exact legal name is that indicated on the Perfection Certificate and on the signature page thereof; (ii) it is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (iii) the Perfection Certificate accurately sets forth its organizational identification number or accurately states that it has none; (iv) the Perfection Certificate accurately sets forth as of the Closing Date its place of business, or, if more than one, its chief executive office as well as its mailing address (if different than its chief executive office); (v) it (and each of its predecessors) has not, in the five (5) years prior to the Closing Date, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on the Perfection Certificate pertaining to it and each of its Subsidiaries is accurate and complete in all material respects as of the Closing Date.  If any Credit Party is not now a Registered Organization but later becomes one, it shall promptly notify the Collateral Agent of such occurrence and provide the Collateral Agent with such Credit Party’s organizational identification number.

(b)(i) it has good and valid title to, has the rights it purports to have in, and subject to Permitted Subsidiary Distribution Restrictions, Permitted Negative Pledges and the occurrence of the Closing Date, the power to transfer each item of the Collateral upon which it purports to grant a Lien under any Collateral Document, free and clear of any and all Liens except Permitted Liens and except for such minor irregularities or defects in title as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change and (ii) it has no deposit accounts maintained at a bank or other depository or financial institution which are not Excluded Accounts other than the deposit accounts described in the Perfection Certificate delivered to the Collateral Agent in connection herewith.

(c)A true, correct and complete list of each Current Company IP, including its name/title, current owner or co-owners (including ownership interest), registration, patent or application number and registration or application date, other than in-licensed Current Company IP that is not controlled by any Credit Party or any of its Subsidiaries, is set forth on Schedule 4.6(c) of the Disclosure Letter.  Except as set forth on Schedule 4.6(c) of the Disclosure Letter: (i)(A) each item of Current Company IP owned or co-owned by a Credit Party or any of its Subsidiaries is valid, subsisting and enforceable (or will be enforceable, upon issuance) and no item of Current Company IP owned or co-owned by a Credit Party or any of its Subsidiaries has in any respect lapsed or expired, been cancelled, held unpatentable or invalidated, or become abandoned or unenforceable, other than in the exercise of such Person’s ordinary course prosecution practices and reasonable business judgment, (B) to the Knowledge of Borrower, no circumstance or grounds exist that would invalidate or reduce, in whole or in part, the validity, enforceability, subsistence or scope of any such Current Company IP, or the ownership or use of such Current Company IP, by any Credit Party or any of its Subsidiaries, and (C) no written notice has been received challenging the validity, patentability, enforceability, inventorship or ownership, or relating to any lapse, expiration, invalidation, cancellation, abandonment or unenforceability of any item of Current Company IP owned or co-owned by a Credit Party or any of its Subsidiaries; and (ii) to the Knowledge of Borrower, (A) each item of Current Company IP that is licensed from another Person is valid, subsisting and enforceable and no item of Current Company IP that is licensed by a Credit Party or any of its Subsidiaries has in any respect lapsed or expired, been cancelled, held unpatentable or invalidated, or become abandoned or unenforceable, and (B) no written notice has been received challenging the validity, patentability, enforceability, inventorship or ownership, or relating to any lapse, expiration, invalidation, cancellation, abandonment or unenforceability, of any item of Current Company IP that is licensed by a Credit Party or any of its Subsidiaries (other than from patent and trademark offices through such Person’s ordinary course prosecution practices).  Each Credit Party or any of its Subsidiaries possesses valid title to the Current Company IP for which it is listed as the owner or co-owner, as applicable, on Schedule 4.6(c) of the Disclosure Letter.  There are no Liens on any Current Company IP that are owned, co-owned or in-licensed by any Credit Party or any of its Subsidiaries, other than Permitted Liens.  Except as set forth on Schedule 4.6(c) of the Disclosure Letter, (x) each Person who has or has had any rights in or to owned Current Company IP or any trade secrets owned by any Credit Party or any of its Subsidiaries, including each inventor named on the Patents within such owned Current Company IP filed by any Credit Party or any of its Subsidiaries has executed an agreement assigning his, her or its entire right, title and interest in and to such owned Current Company IP and such trade secrets, and the inventions, improvements, ideas, discoveries, writings, works of authorship, information and other intellectual property embodied, described or claimed therein, to the stated owner thereof, and (y) to the Knowledge of Borrower, no such Person has any contractual or other obligation that would preclude or conflict with such assignment or the exploitation of Product in the Territory or entitle such Person to ongoing payments, in each case of sub-clause (x) and (y) above, except as could not reasonably be expected to materially adversely affect the exploitation of Product in the Territory.

(d)There are no maintenance, annuity or renewal fees that are currently overdue beyond their allotted grace period for any of the Current Company IP which is owned or controlled by any Credit Party or any of its Subsidiaries, nor have any applications or registrations therefor lapsed or become abandoned, been cancelled or expired (other than through the abandonment, cancellation or expiry of Current Company IP in the exercise of such Person’s ordinary course prosecution practices and reasonable business judgment, e.g., the abandonment of a continuation application that is no longer needed to maintain the pendency of another patent application), in each case except as could not reasonably be expected to materially adversely impact such Credit Party’s or Subsidiary’s rights to such Current Company IP.

(e)There are no unpaid fees, royalties or indemnification payments under any Current Company IP Agreement that have become due, or are reasonably expected to become due or overdue.  Each Current Company IP Agreement is in full force and effect and, to the Knowledge of Borrower, is legal, valid, binding, and enforceable in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.  Neither Borrower nor any of its Subsidiaries, as applicable, is in material breach of or material default under any Current Company IP Agreement to which it is a party or may otherwise be bound, and to the Knowledge of Borrower, no circumstances or grounds exist that would give rise to a claim of material breach or right of rescission, termination, non-renewal, revision, or amendment of any of the Current Company IP Agreements, including the execution, delivery and performance of this Agreement and the other Loan Documents.

(f)Except as noted on Schedule 4.6(f) of the Disclosure Letter, to the Knowledge of Borrower, no payments by any Credit Party or any of its Subsidiaries are due to any other Person in respect of the Current Company IP, other than pursuant to the Current Company IP Agreements and those fees payable to patent offices in connection with the prosecution and maintenance of the Current Company IP and associated attorney fees.

(g)Except as noted on Schedule 4.6(g) of the Disclosure Letter (as may be updated from time to time pursuant to Section 5.7(d)), no Credit Party is a party to, nor is it bound by, any Excluded License or Restricted License.

(h)Except as set forth on Schedule 4.6(i) of the Disclosure Letter, to the Knowledge of Borrower, there is no product or other technology of any third party that could reasonably be expected to infringe a Patent within the Current Company IP.

(i)In each case where an issued Patent within the Current Company IP that is material to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, packaging, labelling, promotion, advertising, offer for sale, distribution or sale of Product in the Territory is owned or co-owned by any Credit Party or its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office.

(j)Except as set forth on Schedule 4.6(k) of the Disclosure Letter, there are no pending or, to the Knowledge of Borrower, threatened (in writing) claims against Borrower or any of its Subsidiaries alleging that any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, packaging, labelling, promotion, advertising, offer for sale, distribution or sale of Product in the Territory infringes or violates (or in the past three (3) years from the date hereof, infringed or violated), or form a reasonable basis for a claim of infringement or violation of, any of the rights of any third parties in or to any Intellectual Property (“Third Party IP”) or constitutes a misappropriation of any Third Party IP.

(k)RESERVED.

(l)Except as set forth on Schedule 4.6(m) of the Disclosure Letter, there are no settlements, covenants not to sue, consents, judgments, orders or similar obligations which:  (i) restrict the rights of any Credit Party or any of its Subsidiaries to use any material Intellectual Property relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, packaging, labelling, promotion, advertising, offer for sale, distribution or sale of Product in the Territory (in order to accommodate any Third Party IP or otherwise), or (ii) permit any third parties to use any Company IP owned or co-owned by, or exclusively licensed to, any Credit Party or any of its Subsidiaries.

(m)Except as set forth on Schedule 4.6(n) of the Disclosure Letter, to the Knowledge of Borrower, (i) there is no, nor has there been any, material infringement or violation by any Person of any of the Company IP or the rights therein, and (ii) there is no, nor has there been any, material misappropriation by any Person of any of the Company IP or the subject matter thereof, in each case, where an infringement or misappropriation, as applicable, could not reasonably be expected to result, individually or in the aggregate in a Material Adverse Change.

(n)Each Credit Party and each of its Subsidiaries has taken all commercially reasonable measures customary in the life sciences industry, to protect the confidentiality and value of all trade secrets owned by such Credit Party or any of its Subsidiaries or used or held for use by such Credit Party or any of its Subsidiaries, in each case relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of Product in the Territory.  Any disclosure by a Credit Party or any of its Subsidiaries of any such trade secrets to any third party has been pursuant to the terms of a written agreement with such third party, and no Credit Party or any of its Subsidiaries has suffered any material data breach or other incident that has resulted in any loss, unauthorized access, use, disclosure or modification of any such trade secrets.

(o)Except as set forth on Schedule 4.6(p) of the Disclosure Letter, to the Knowledge of Borrower, Product made, used or sold under the Patents within the Current Company IP has been marked with the proper patent notice.

(p)Except as set forth on Schedule 4.6(q) of the Disclosure Letter, to the Knowledge of Borrower, at the time of any shipment of Product in the Territory occurring prior to the Closing Date, the units thereof so shipped complied with their relevant specifications and were developed and manufactured in all material respects in accordance with current FDA Good Manufacturing Practices or applicable foreign equivalents.

(q)The Collateral Documents create in favor of the Collateral Agent, for the benefit of Lenders and the other Secured Parties, a valid and continuing and, upon the making of the filings and the taking of the actions required under the terms of the Loan Documents (except to the extent not required to be perfected pursuant to the terms of the Loan Documents), perfected Lien on and security interest in the Collateral (in each case, solely to the extent perfection is available under applicable Law through the making of such filings and taking of such actions), securing the payment of the Obligations, and having priority over all other Liens on and security interests in the Collateral (except Permitted Liens).

4.7.Adverse Proceedings, Compliance with Laws and Settlement Agreements.  Except as set forth on Schedule 4.7 of the Disclosure Letter:

(a)As of the Closing Date: (i) there are no Adverse Proceedings pending or, to the Knowledge of Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of its Subsidiaries, that, if adversely determined, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change; and (ii) neither Borrower nor any of its Subsidiaries (A) is in violation of any Requirements of Law (including Environmental Laws), excluding any Requirement of Law which is being contested in good faith by appropriate proceedings, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (B) is subject to or in default with respect to any final judgments, orders, writs, injunctions, settlement agreements, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

(b)RESERVED.

(c)As of the Closing Date, each of Borrower and its Subsidiaries (and, to Borrower’s Knowledge, each other party thereto) is in compliance with the terms of all settlement agreements.

4.8.Exchange Act Documents; Financial Statements; Financial Condition; No Material Adverse Change; Books and Records.

(a)RESERVED.

(b)The financial statements (including the related notes thereto) of Borrower and its Subsidiaries included in the Exchange Act Documents present fairly in all material respects the consolidated financial condition of Borrower and such Subsidiaries and their consolidated results of operations as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified.  Such financial statements have been prepared in conformity with Applicable Accounting Standards applied on a consistent basis throughout the periods covered thereby, except as otherwise disclosed therein and, in the case of unaudited, interim financial statements, subject to normal year-end audit adjustments and the exclusion of certain footnotes, and any supporting schedules included in the Exchange Act Documents present fairly in all material respects the information required to be stated therein (it being understood that such projections are not a guarantee of financial performance and are subject to uncertainties and contingencies, many of which are beyond the control of Borrower or any Subsidiary, and neither Borrower nor any Subsidiary can give any assurance that such projections will be attained, that actual results may differ in a material manner from such projections and any failure to meet such projections shall not be deemed to be a breach of any representation or covenant herein);

(c)Since the later of (i) December 31, 2023 and (ii) the date of the financial statements included in the Exchange Act Documents most recently-filed with the SEC, there has not occurred or failed to occur any change or event that has had or could reasonably be expected to have, either alone or in conjunction with any other change(s), event(s) or failure(s), a Material Adverse Change, except as has been disclosed in the Exchange Act Documents; and

(d)The most recent Books of Borrower and each of its Subsidiaries filed with the SEC, as applicable, contain full, true and correct entries of all dealings and transactions in relation to its business and activities in conformity with Applicable Accounting Standards and Requirements of Law.

4.9.Solvency.  Each Credit Party and its Subsidiaries, on a consolidated basis, are Solvent.  Without limiting the generality of the foregoing, there has been no proposal made or resolution adopted by any competent corporate body for the dissolution or liquidation of any Credit Party, nor do any circumstances exist which may result in the dissolution or liquidation of any Credit Party.

4.10.Payment of Taxes.  All U.S. federal, state, local, and foreign income and other Tax returns and reports (or extensions thereof) of each Credit Party and each of its Subsidiaries required to be filed by any of them have been timely filed and are correct in all material respects, and all Taxes which are due and payable by any Credit Party or any of its Subsidiaries and all assessments, fees and other governmental charges upon any Credit Party or any of its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except, in each case, (a) where the validity or amount is being contested in good faith by appropriate proceedings and the applicable Credit Party has set aside on its books adequate reserves therefor in conformity with Applicable Accounting Standards or (b) the failure to timely file such Tax returns or the failure to pay such Taxes, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

4.11.Environmental Matters.  Neither Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.  There are and, to the Knowledge of Borrower, have been, no conditions, occurrences, or Hazardous Materials Activities that would reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.  To the Knowledge of Borrower, no predecessor of Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, which would reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change (but, for the avoidance of doubt, Borrower has not undertaken any investigation of or made any inquiries to, or relating to, any of its or its Subsidiaries’ predecessors), and neither Borrower’s nor any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260 270 or any state  equivalent, which would reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.  No event or condition has occurred or is occurring with respect to any Credit Party relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

4.12.Material Contracts.  After giving effect to the consummation of the transactions contemplated by this Agreement, except as described on Schedule 4.12 of the Disclosure Letter, each Material Contract is a valid and binding obligation of the applicable Credit Party and, to the Knowledge of Borrower, each other party thereto, and is in full force and effect, and neither the applicable Credit Party nor, to the Knowledge of Borrower, any other party thereto is in breach thereof or default thereunder in any material respect, except where such breach or default (which default has not been cured or waived) could not reasonably be expected to give rise to any cancellation, termination or acceleration right of the applicable counterparty thereto or result in the invalidation thereof.  No Credit Party or any of its Subsidiaries has received any written notice from any party to any Material Contract asserting or, to the Knowledge of Borrower threatening to assert, circumstances that could reasonably be expected to result in the cancellation, termination or invalidation of any Material Contract (or any provision thereof) or the acceleration of such Credit Party’s or Subsidiary’s obligations thereunder.

4.13.Regulatory Compliance.  No Credit Party is or is required to be registered as, or is a company “controlled” by, an “investment company” as defined in, or is subject to regulation under, the Investment Company Act of 1940, as amended.  Each Credit Party has complied in all material respects with the Federal Fair Labor Standards Act.  Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, each Plan is in compliance with the applicable provisions of ERISA, the IRC and other U.S. federal or state Requirements of Law, respectively.  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. of ERISA with respect to a Multiemployer Plan; and (iii) neither any Credit Party nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of clauses (i), (ii) and (iii) above, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

4.14.Margin Stock.  No Credit Party is engaged principally, or as one of its important activities, in extending credit for the purpose of, whether immediate or ultimate, of purchasing or carrying Margin Stock.  No Credit Party owns any Margin Stock.  No Credit Party or any of its Subsidiaries has taken or permitted to be taken any action that might cause any Credit Party to violate Regulation T, U or X of the Federal Reserve Board.

4.15.Subsidiaries; Capitalization.  Schedule 4.15 of the Disclosure Letter includes a complete and accurate list as of the Closing Date of Borrower and each of its Subsidiaries, setting forth (a) its name and jurisdiction of incorporation, organization or formation, and (b) in the case of each Credit Party (other than Borrower), the number and percentage of issued and outstanding shares of each class of its Equity Interests owned (directly or indirectly) by Borrower or any of its Subsidiaries and the certificate numbers(s) for the same (if any).  Except as set forth on Schedule 4.15 of the Disclosure Letter, each Credit Party is a Registered Organization.

4.16.Employee Matters.  Neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to result in a Material Adverse Change.  There is (a) no unfair labor practice complaint pending against Borrower or any of its Subsidiaries or, to the Knowledge of Borrower, threatened in writing against any of them before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is pending against Borrower or any of its Subsidiaries or, to the Knowledge of Borrower, threatened in writing against any of them, (b) no strike or work stoppage in existence or, to the Knowledge of Borrower, threatened in writing involving Borrower or any of its Subsidiaries, and (c) to the Knowledge of Borrower, no union representation question existing with respect to the employees of Borrower or any of its Subsidiaries and, to the Knowledge of Borrower, no union organization activity that is taking place that in each case specified in any of clauses (a), (b) and (c) above, individually or taken together with any other matter specified in clause (a), (b) or (c) above, could reasonably be expected to result in a Material Adverse Change.

4.17.Full Disclosure.  None of the documents, certificates or written statements (excluding any projections and forward-looking statements, estimates, budgets and general economic or industry data of a general nature) furnished or otherwise made available to the Collateral Agent or any Lender by or on behalf of any Credit Party for use in connection with the transactions contemplated hereby (in each case, taken as a whole and as modified or supplemented by other information so furnished promptly after the same becomes available) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, as of the time when made or delivered, not misleading in light of the circumstances in which the same were made; provided, that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections are not a guarantee of financial performance and are subject to uncertainties and contingencies, many of which are beyond the control of Borrower or any Subsidiary, and neither Borrower nor any Subsidiary can give any assurance that such projections will be attained, that actual results may differ in a material manner from such projections and any failure to meet such projections shall not be deemed to be a breach of any representation or covenant herein).  To the Knowledge of Borrower, there are no facts (other than matters of a general economic or industry nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change and that have not been disclosed herein or in such other documents, certificates and written statements furnished or made available to the Collateral Agent or any Lender for use in connection with the transactions contemplated hereby.

4.18.FCPA; Patriot Act; OFAC; Export and Import Laws.

(a)None of Borrower, its Subsidiaries or, to the Knowledge of Borrower, any director, officer, agent or employee of Borrower or any Subsidiary of Borrower has (i) used any corporate funds of Borrower or any Subsidiary of Borrower (including Borrower) for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee  from corporate funds of Borrower or any Subsidiary of Borrower (including Borrower), (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or the U.K. Bribery Act 2010 (“UKBA”) or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, and no part of the proceeds of any Credit Extension will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business, or to obtain any improper advantage, in violation of the FCPA, UKBA or any other applicable anti-corruption laws.

(b)(i) The operations of Borrower and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the, the Bank Secrecy Act of 1970 (as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001) and the anti-money laundering laws, rules and regulations of each jurisdiction (foreign or domestic) in which Borrower or any of its Subsidiaries is subject to such jurisdiction’s Requirements of Law (collectively, the “Anti-Money Laundering Laws”) and (ii) no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving Borrower or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or to the Knowledge of Borrower, threatened in writing.

(c)None of Borrower, its Subsidiaries or, to the Knowledge of Borrower, any director, officer, agent or employee of Borrower or any Subsidiary of Borrower is, or is owned or controlled by individuals or entities that are, the target or subject of any economic, trade or financial sanctions or restrictive measures administered and enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, or His Majesty’s Treasury (collectively “Sanctions”).  Borrower will not, directly or, to the Knowledge of Borrower, indirectly through an agent, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person that is the target or subject of Sanctions or in any country or territory that at the time of such funding, is the subject of Sanctions.

(d)Borrower will not, directly or, to the Knowledge of Borrower, indirectly through an agent or any other Person, use any of the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds of any Credit Extension to any Subsidiary, joint venture partner or other Person, (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else, in order to obtain, retain or direct business, or to obtain any improper advantage, in violation of the FCPA, UKBA or any other applicable anti-corruption laws, (ii) in violation of any Anti-Money Laundering Laws, or (iii) in violation of Sanctions;

(e)Borrower, its Subsidiaries, and to the Knowledge of Borrower, their respective directors, officers, agents and employees, are in compliance with all applicable Sanctions.  Borrower and its Subsidiaries have instituted and maintain appropriate procedures reasonably designed to ensure compliance with applicable Sanctions and applicable anti-corruption laws, including the FCPA and UKBA.

(f)Borrower and its Subsidiaries are in compliance, in all materials respects, with applicable Export and Import Laws.

4.19.Health Care Matters.

(a)Compliance with Health Care Laws.  Except as set forth on Schedule 4.19(a) of the Disclosure Letter, each Credit Party and, to the Knowledge of Borrower, each of its Subsidiaries and each officer, Affiliate, and employee acting on behalf of such Credit Party or any of its Subsidiaries, is in compliance in all material respects with all applicable Health Care Laws.

(b)Compliance with FDA Laws.

(i)Without limiting the generality of Section 4.19(a) above, as of the Closing Date, each Credit Party and, to the Knowledge of Borrower, each of its Subsidiaries, are in compliance with all applicable FDA Laws, including applicable portions of the Federal Food Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) and the regulations promulgated thereunder (the “FDCA”), the Public Health Service Act (21 U.S.C. § 262 through § 263) and regulations promulgated thereunder (the “PHSA”), and any applicable foreign equivalents, relating to any research, development, testing, approval, licensure, post-approval or post-

licensure monitoring, reporting, manufacture, production, packaging, labeling, use, commercialization, marketing, promotion, advertising, importing, exporting, storage, transport, offer for sale, distribution or sale of the Product in the Territory, except for such failures to comply as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(ii)Any Product distributed or sold in the Territory at all times during the past five (5) years has been (i) manufactured in all respects in compliance with all applicable FDA Laws, including any applicable FDA Good Manufacturing Practices, FDA Good Clinical Practices, FDA Good Laboratory Practices, and any applicable foreign equivalents, and (ii) if and to the extent such Product is required to be approved by the FDA (or applicable foreign equivalent), to be legally marketed in the Territory for such Product’s intended uses, such Product has been approved or licensed for such intended uses, meets in all respects any additional conditions imposed by the FDA (or applicable foreign equivalent) in connection with such approval or license, except in each case where such failures to comply or meet conditions could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(c)RESERVED.

(d)Material Statements.  Except as has been set forth on Schedule 4.19(d), within the past four (4) years, to the Knowledge of Borrower, neither any Credit Party nor any Subsidiary or any officer, Affiliate or employee or agent of any Credit Party or Subsidiary in its capacity as a Subsidiary or as an officer, Affiliate, employee or agent of a Credit Party or Subsidiary (as applicable) (i) has made an untrue statement of a material fact or a fraudulent statement to any Governmental Authority, (ii) has failed to disclose a material fact to any Governmental Authority, or (iii) has otherwise committed an act, made a statement or failed to make a statement that, in each of sub-clauses (i) through (iii) above at the time such statement or disclosure was made (or, in the case of such failure, should have been made) or such act was committed, could reasonably be expected to constitute a material violation of any Health Care Law.

(e)Proceedings; Audits.  Except as has been set forth on Schedule 4.19(e) of the Disclosure Letter:  (i) there is no Adverse Proceeding pending or, to the Knowledge of Borrower, threatened in writing, against any Credit Party or any of its Subsidiaries relating to any allegations by any Governmental Authority of non-compliance in any material respects with any applicable Health Care Laws, Data Protection Laws, or FDA Laws (or applicable foreign equivalents); and (ii) to the Knowledge of Borrower, there are no facts, circumstances or conditions that, individually or in the aggregate, would reasonably be expected to form the basis for any such Adverse Proceeding.

(f)Recalls, Safety Notices, Etc. .  Within the last five (5) years, neither any Credit Party nor any of its Subsidiaries has initiated or otherwise engaged in any recalls, field notifications, safety warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action, relating to an alleged lack of safety or regulatory compliance of Product that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

(g)Preclinical Studies / Clinical Trials.  Except as set forth on Schedule 4.19(g) of the Disclosure Letter: (i) all pre-clinical and clinical studies relating to Product conducted by or on behalf of any Credit Party or any of its Subsidiaries have been, or are being, conducted in compliance in all material respects with all applicable Requirements of Law, including all applicable FDA Laws (and applicable foreign equivalents); and (ii) during the past five (5) years, no clinical trial conducted by or on behalf of any Credit Party or any of its Subsidiaries has been terminated or suspended by any Governmental Authority and neither any Credit Party nor any of its Subsidiaries has received any written notice that the FDA (or applicable foreign equivalent), any other Governmental Authority or any institutional review board, ethics committee or safety monitoring committee has recommended, initiated or to the Knowledge of Borrower, threatened to initiate a clinical hold or any other action to suspend or terminate any clinical trial currently being conducted by or on behalf of any Credit Party or any of its Subsidiaries or to otherwise materially restrict the preclinical research on or clinical study of Product, and to the Knowledge of Borrower, there are no reasonable grounds for the same.

(h)Advertising / Promotion.  Except as set forth on Schedule 4.19(h) of the Disclosure Letter, for the past five (5) years, each Credit Party and, to the Knowledge of Borrower, each of its Subsidiaries, officers, employees and agents has advertised, promoted, marketed and distributed Product in the Territory in compliance in all material respects with all applicable FDA Laws and other applicable Requirements of Law (and any applicable foreign equivalents).  Except as set forth on Schedule 4.19(h) of the Disclosure Letter, for the past five (5) years, neither any Credit Party nor, to the Knowledge of Borrower, any of its Subsidiaries, officers, employees or agents has received any written notice of or is subject to any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information from the FDA or any other Governmental Authority concerning noncompliance in any material respect with any applicable FDA Laws or other Requirements of Law (and any applicable foreign equivalents) with regard to advertising, promoting, marketing or distributing Product in the Territory.

(i)Recordkeeping / Reporting.  Except as could not, whether individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, within the past five (5) years, each Credit Party and, to the Knowledge of Borrower, each of its Subsidiaries, has maintained records relating to the research, development, testing, manufacture, recall, production, handling, labeling, packaging, storage, supply, promotion, distribution, marketing, commercialization, import, export and sale of Product in the Territory in compliance with applicable FDA Laws, Health Care Laws and other applicable Requirements of Law (and any applicable foreign equivalents), and each Credit Party and, to the Knowledge of Borrower, each of its Subsidiaries, has submitted to the FDA and other Governmental Authorities in a timely manner all notices and annual or other reports required to be made by it, including any required adverse experience reports and annual reports, for Product in the Territory.

(j)Prohibited Transactions; No Whistleblowers.  Except as set forth on Schedule 4.19(j) of the Disclosure Letter, within the past five (5) years, to the Knowledge of Borrower, neither any Credit Party, any Subsidiary, any officer, Affiliate or employee of a Credit Party or Subsidiary, nor any other Person acting on behalf of any Credit Party or any Subsidiary, directly or indirectly:  (i) has offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential patient, supplier, physician or contractor, in order to illegally obtain business or payments from such Person in material violation of any Health Care Law; (ii) has given or made, or is party to any illegal agreement to give or make, any illegal gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any past, present or potential patient, supplier, physician or contractor, or any other Person in material violation of any Health Care Law; (iii) has given or made, or is party to any agreement to give or make on behalf of any Credit Party or any of its Subsidiaries, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was a material violation of the laws of any Governmental Authority having jurisdiction over such payment, contribution or gift; (iv) has established or maintained any unrecorded fund or asset for any purpose or made any materially misleading, false or artificial entries on any of its books or records for any reason; or (v) has made, or is party to any agreement to make, any payment to any Person with the intention or understanding that any part of such payment would be in material violation of any Health Care Law.  To the Knowledge of Borrower, there are no actions pending or threatened (in writing) against any Credit Party or any of its Subsidiaries or any of their respective Affiliates under any foreign, federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(k)Exclusion.  Except as set forth on Schedule 4.19(k) of the Disclosure Letter, within the past five (5) years, to the Knowledge of Borrower, neither any Credit Party nor any Subsidiary or any officer, Affiliate or employee having authority to act on behalf of any Credit Party or any Subsidiary, is or, to the Knowledge of Borrower, has been threatened in writing to be:  (i) excluded from any Governmental Payor Program pursuant to 42 U.S.C. § 1320a-7b and related regulations; (ii) “suspended” or “debarred” from selling any products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other U.S. Requirements of Law; (iii) debarred, disqualified, suspended or excluded from participation in Medicare, Medicaid or any other Governmental Payor Program or is listed on the General Services Administration list of excluded parties; (iv) debarred by the FDA; or (v) a party to any other action or proceeding by any Governmental Authority that would prohibit the applicable Credit Party or Subsidiary from distributing or selling Product in the Territory or providing any services to any governmental or other purchaser pursuant to any Health Care Laws.

(l)RESERVED

(m)Corporate Integrity Agreement.  Neither any Credit Party or Subsidiary or any of their respective Affiliates is a party to or has any ongoing reporting or disclosure obligations under, or is otherwise subject to, any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order or other similar agreements, or any order, in each case imposed by any U.S. Governmental Authority, concerning compliance with any laws, rules or regulations, issued under or in connection with a Governmental Payor Program.

4.20.Regulatory Approvals.

(a)Except as set forth on Schedule 4.20(a) of the Disclosure Letter, each Credit Party and each Subsidiary involved in any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of Product in the Territory holds all material Regulatory Approvals required for such activities.

(b)Each Credit Party, each Subsidiary  and, to the Knowledge of Borrower, each licensee of a Credit Party or a Subsidiary of any Intellectual Property relating to Product, is in compliance with, and at all times during the past five (5) years, has complied with all applicable foreign, federal, state and local laws, rules and regulations governing the research, development, testing, approval, licensure, post-approval or post-licensure monitoring, reporting, manufacture, production, packaging, labeling, use, commercialization, marketing, promotion, advertising, importing, exporting, storage, transport, offer for sale, distribution or sale of Product in the Territory, including all such regulations promulgated by each applicable Regulatory Agency (including the FDA), except where any instance of failure to comply with any such laws, rules or regulations could not, whether individually or taken together with any other such failures, reasonably be expected to result in a Material Adverse Change.  Except as set forth on Schedule 4.20(b) of the Disclosure Letter, within the last five (5) years, no Credit Party or its Subsidiaries has received any written notice from any Regulatory Agency citing a violation of any applicable foreign, federal, state or local laws, rules or regulations, including a warning letter or untitled letter from FDA, where such violation could reasonably be expected to result in a Material Adverse Change.

4.21.Supply and Manufacturing.

(a)Except as set forth on Schedule 4.21(a) of the Disclosure Letter, to the Knowledge of Borrower, Product at all times during the five (5) years has been manufactured in sufficient quantities and of a sufficient quality to satisfy demand of Product in the Territory, without the occurrence of any event or any series of related events causing inventory of Product to have become exhausted prior to satisfying such demand.  Except as set forth on Schedule 4.21(a) of the Disclosure Letter, to the Knowledge of Borrower, no event or circumstance (or series of related events or circumstances) has occurred that has caused or could reasonably be expected to cause inventory of Product to have become exhausted prior to satisfying such demand.

(b)Except as set forth on Schedule 4.21(b) of the Disclosure Letter, to the Knowledge of Borrower, no event or circumstance (or series of related events or circumstances) has occurred or, in the reasonable business judgment of Borrower, is reasonably likely to occur, that would prevent or could reasonably be expected to prevent any Product, following the first FDA approval or licensure for the introduction or delivery for introduction thereof into interstate commerce, to be manufactured in sufficient quantities to satisfy or exceed the Net Sales amount for such calendar year set forth in the 2024 – 2029 sales plan for Product in the Territory approved by (or, if not subject to approval, presented to) Borrower’s Board of Directors and included in Schedule 5.17 of the Disclosure Letter.

(c)Except as set forth on Schedule 4.21(c) of the Disclosure Letter, to the Knowledge of Borrower, (i) no manufacturer (including a contract manufacturer) or producer of Product has during the last five (5) years been subject to a material Regulatory Agency shutdown, restriction or import or export prohibition, and (ii) no manufacturer (including a contract manufacturer) or producer of Product has received in the past five (5) years or is currently subject to (1) a FDA Form 483 with respect to any Product that remains unresolved or (2) other written Regulatory Agency notice of inspectional observations, Warning Letter, Untitled Letter or request to make changes to Product that could reasonably be expected to impact Product, in either case of sub-clause (1) or (2) with respect to any material facility manufacturing or producing Product for import, distribution or sale in the Territory.

(d)Except as disclosed in Schedule 4.21(d) of the Disclosure Letter, no Credit Party or any of its Subsidiaries has received any notice, oral or written, from any party to any Manufacturing Agreement containing any indication by or intent or threat of, such party to reduce or cease, in any material respect, the supply of Product or the active pharmaceutical ingredient incorporated therein in the Territory or any other raw materials needed to fulfill its contractual obligations related to Product in any Manufacturing Agreement through calendar year 2026 (or such earlier date in accordance with the terms and conditions of such Manufacturing Agreement, as applicable).

4.22.Cybersecurity and Data Protection.   .

(a)Except as set forth in Schedule 4.22(a) of the Disclosure Letter or as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, the information technology systems used in the business of each Credit Party and each of its Subsidiaries (“Systems”) operate and perform in all respects as required to permit the Credit Parties and their respective Subsidiaries to conduct their respective businesses as presently conducted in the Territory.

(b)Except as set forth on Schedule 4.22(b) of the Disclosure Letter or as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, Borrower and each of its Subsidiaries has implemented and maintains a commercially reasonable data privacy and information security program, including commercially reasonable administrative, technical and physical safeguards designed to protect the integrity and availability of the Systems and designed to protect (i) Sensitive Information (including any material trade secrets and trade secret rights used in any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of Product in the Territory) from any unauthorized or unlawful access, acquisition, use, disclosure, transmission, retention, processing, loss, destruction, or modification and (ii) each System from any unauthorized or unlawful access, acquisition, use, control, disruption, destruction, or modification.  Without limiting the generality of the foregoing, Borrower and each of its Subsidiaries has conducted commercially reasonable data security audits and penetration tests on the Systems, at intervals that are consistent with generally accepted industry practices, and has taken commercially reasonable steps to remediate material vulnerabilities discovered through such efforts.

(c)RESERVED.

(d)RESERVED.

(e)Except as set forth on Schedule 4.22(e) of the Disclosure Letter or as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, neither Borrower nor any of its Subsidiaries, nor to the Knowledge of Borrower, any vendor (including any service provider or contractor) of Borrower or any of its Subsidiaries that maintains or otherwise processes Sensitive Information on behalf of Borrower or any of its Subsidiaries, has suffered any data breaches or other incidents that have resulted in (i) any unauthorized access to, or acquisition, use, disclosure, processing, destruction or modification of, any Sensitive Information or (ii) any unauthorized access to or acquisition, use, control or disruption of any of the Systems.

(f)Except as set forth on Schedule 4.22(f) of the Disclosure Letter, Borrower and each of its Subsidiaries is in material compliance with (i) all applicable Data Protection Laws, (ii) their respective contractual non-disclosure obligations related to the use and disclosure of Sensitive Information, and (iii) their respective published privacy notices and policies.

(g)In the past five (5) years: (i) neither Borrower nor any of its Subsidiaries has received any third party claims, in writing, related to, any loss, theft, unauthorized access to, or unauthorized acquisition, modification, disclosure, retention, processing, corruption, destruction, or other misuse of any information subject to Data Protection Laws (including any ransomware incident) that Borrower or any of its Subsidiaries creates, receives, processes, maintains or transmits; and (ii) neither Borrower nor any of its Subsidiaries has received any written notice of any claims, investigations (including investigations by any Governmental Authority), or alleged violations relating to any information subject to Data Protection Laws created, received, maintained or transmitted by Borrower or any of its Subsidiaries.

4.23.Additional Representations and Warranties.

(a)After giving effect to consummation of the transactions contemplated by this Agreement, (i) there is no Indebtedness other than Permitted Indebtedness described in clauses (a) and (b) of the definition of Permitted Indebtedness, and (ii) all amounts due and owing by Borrower under the Existing Credit Agreement shall have been repaid in full and no further extension of credit is available thereunder.

(b)There are no Hedging Agreements other than in connection with Permitted Bond Hedge Transactions.

(c)Except as has been disclosed in the Exchange Act Documents, there is no registration rights agreement, investors’ rights agreement or other similar agreement relating to, governing or otherwise affecting the ownership of the capital stock or other equity ownership interests of any Credit Party.

5AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), each Credit Party shall, and shall cause each of its Subsidiaries to:

5.1.Maintenance of Existence.  (a) Preserve, renew and maintain in full force and effect its and all its Subsidiaries’ legal existence under the Requirements of Law in their respective jurisdictions of organization, incorporation or formation other than as otherwise expressly permitted hereunder; (b) take all commercially reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable for it and all of its Subsidiaries in the ordinary course of its business, except in the case of clause (a) (other than with respect to Borrower) and clause (b) above, (i) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Change or (ii) pursuant to a transaction permitted by this Agreement; and (c) comply with all Requirements of Law of any Governmental Authority to which it is subject, except where the failure to do so could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change.

5.2.Financial Statements, Notices, Reports.  Deliver to the Collateral Agent:

(a)Financial Statements.

(i)Annual Financial Statements.  As soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower (or such earlier date on which Borrower is required to file a Form 10-K under the Exchange Act, as applicable), beginning with the fiscal year ending December 31, 2023, a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in each case certified by a Responsible Officer of Borrower, all prepared in accordance with Applicable Accounting Standards, with such consolidated financial statements to be audited and accompanied by (i) a report and opinion of Borrower's independent certified public accounting firm of recognized national standing (which report and opinion shall be prepared in accordance with Applicable Accounting Standards and shall not be subject to any qualifications or exceptions other than a “going concern” qualification under ASC 205-40), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower and its Subsidiaries as of the dates and for the periods specified in accordance with Applicable Accounting Standards, and (ii) if and only if Borrower is required to comply with the internal control provisions pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 requiring an attestation report of such independent certified public accounting firm, an attestation report of such independent certified public accounting firm as to Borrower’s internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 attesting to management’s assessment that such internal controls meet the requirements of the Sarbanes-Oxley Act of 2002; provided, however, that Borrower shall be deemed to have made such delivery of such consolidated financial statements if such consolidated financial statements shall have been made available within the time period specified above on the SEC’s EDGAR system (or any successor system adopted by the SEC);

(ii)Quarterly Financial Statements.  As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Borrower (or such earlier date on which Borrower is required to file a Form 10-Q under the Exchange Act, as applicable), beginning with the fiscal quarter ending June 30, 2024, a condensed consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal quarter, and the related condensed consolidated statements of income and cash flows and for such fiscal quarter and (in respect of the second and third fiscal quarters of such fiscal year) for the then-elapsed portion of Borrower's fiscal year, all prepared in accordance with Applicable Accounting Standards for interim financial information and in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X of the Securities Act of 1933, as amended; provided, however, that Borrower shall be deemed to have made such delivery of such condensed consolidated financial statements if such condensed consolidated financial statements shall have been made available within the time period specified above on the SEC’s EDGAR system (or any successor system adopted by the SEC).

(iii)Quarterly Compliance Certificate.  Upon delivery (or within five (5) Business Days of any deemed delivery) of financial statements pursuant to Section 5.2(a)(i) or Section 5.2(a)(ii), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower, certifying, among other things, that (A) such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower and its Subsidiaries as of the applicable dates and for the applicable periods in accordance with Applicable Accounting Standards consistently applied, and (B) no Default or Event of Default has occurred or, if a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and

(iv)Information During Event of Default.  As promptly as practicable (and in any event within three (3) Business Days of the request therefor), such additional information, in reasonable detail, regarding the business or financial affairs of Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement or any other Loan Documents, as the Collateral Agent may from time to time reasonably request during the existence of any Event of Default (subject to reasonable requirements of confidentiality, including requirements imposed by Requirements of Law or contract; provided that Borrower shall not be obligated to disclose any information that is reasonably subject to the assertion of attorney-client privilege or attorney work-product).

(b)Notice of Defaults or Events of Default, ERISA Events and Material Adverse Changes.  Written notice as promptly as practicable (and in any event within five (5) Business Days) after a Responsible Officer of any Credit Party shall have obtained knowledge thereof, of the occurrence of any (i) Default or Event of Default, (ii) ERISA Event or (iii) Material Adverse Change.

(c)Legal Action Notice. Prompt written notice (which shall be deemed given to the extent timely reported in a Form 8-K under the Exchange Act and available on the SEC’s EDGAR system (or any successor system adopted by the SEC)) of any investigation by any Governmental Authority or of any legal action, litigation or proceeding pending or threatened in writing against Borrower or any of its Subsidiaries: (i) that could reasonably be expected to result in uninsured damages or costs to Borrower or any of its Subsidiaries, individually or together with any other such action, litigation, investigation or proceeding, in an amount exceeding the materiality thresholds applied by Borrower in accordance with the Exchange Act and related regulations and standards for purposes of its Exchange Act reporting; or (ii) that alleges violations of any Health Care Laws, FDA Laws, Data Protection Laws or any other applicable statutes, rules, regulations, standards, guidelines, policies and order administered or issued by any U.S. or foreign Governmental Authority, in each case, solely with respect to Specified Product and which, individually or together with any other such allegations, could reasonably be expected to result in a Material Adverse Change; and in each case of sub-clause (i) or (ii) above, provide such additional information (including a description in reasonable detail regarding any material development) as the Collateral Agent may reasonably request in relation thereto; provided that Borrower shall not be obligated to disclose any information that is reasonably subject to the assertion of attorney-client privilege or attorney work-product.

Notwithstanding the foregoing, any documents, materials, notices or other information, that Borrower, any Credit Party or any Subsidiary of Borrower is required to deliver under this Section 5.2 shall be deemed to have been made if such item shall have been made available within the time period specified above on the SEC’s EDGAR system (or any successor system adopted by the SEC).

(d)Accounting Changes.  Written notice as promptly as practicable (and in any event within five (5) Business Days) after any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary.

5.3.Taxes.  Timely file all material U.S. federal, state, local and foreign income and other material required Tax returns and reports or extensions therefor and timely pay all material U.S. federal, state, local and foreign Taxes, assessments, deposits and contributions imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrue thereon; provided, however, that no such Tax or any claim for Taxes that have become due and payable and have or may become a Lien on any Collateral shall be required to be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserves therefor have been set aside on its books and maintained in conformity with Applicable Accounting Standards, and (b) solely in the case of a Tax or claim that has or may become a Lien against any Collateral, such contest proceedings conclusively operate to stay the sale or forfeiture of any portion of any Collateral to satisfy such Tax or claim.

5.4.Insurance.

(a)Maintain with financially sound and reputable independent insurance companies or underwriters, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons of comparable size engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons of comparable size engaged in the same or similar businesses as Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons.  Subject to the timing requirements of Section 5.14 (solely with respect to any such policies in effect as of the Closing Date), any products liability or general liability insurance maintained in the United States regarding Collateral shall name the Collateral Agent, on behalf of the Lenders and the other Secured Parties, as additional insured or loss payee, as applicable (the additional insured clauses or endorsements for which, in form and substance reasonably satisfactory to the Collateral Agent).  So long as no Event of Default shall have occurred and be continuing, Borrower and its Subsidiaries may retain all or any portion of the proceeds of any insurance of Borrower and its Subsidiaries (and each Lender shall promptly remit to Borrower any proceeds received by it with respect to any such insurance).

(b)If any portion of any property subject to a Mortgage hereunder is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, the Borrower shall, and shall cause the applicable Credit Party to, maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent, including, without limitation, evidence of annual renewals of such insurance.

5.5.Operating Accounts.  In the case of any Credit Party, contemporaneously with the establishment of any new Collateral Account at or with any bank or other depository or financial institution located in the United States, subject such account to a Control Agreement that is reasonably acceptable to the Collateral Agent.  For each Collateral Account that each Credit Party at any time maintains, such Credit Party shall, promptly upon, and in no event later than thirty (30) days after (or such longer period as the Collateral Agent may agree in its sole discretion), establishing such Collateral Account, cause the applicable bank or other depository or financial institution located in the United States at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect the Collateral Agent’s Lien, for the benefit of Lenders and the other Secured Parties, in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of the Collateral Agent.  The provisions of the previous two (2) sentences shall not apply to (1) accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of any Credit Party’s employees, (2) zero balance accounts; provided that the available balance on such zero balance accounts are swept on each Business Day into one or more Deposit Accounts that are not Excluded Accounts and that are subject to a Control Agreement, (3) accounts (including trust accounts) used exclusively for escrow, customs, insurance or fiduciary purposes, in each case, for unaffiliated third parties, (4) merchant accounts, (5) accounts used exclusively for compliance with any Requirements of Law to the extent such Requirements of Law prohibit the granting of a Lien thereon, (6) accounts which exclusively constitute cash collateral in respect of a Permitted Lien for unaffiliated third parties (other than the Secured Parties), (7) [reserved], and (8) any other accounts designated as an Excluded Account by a Responsible Officer of Borrower in writing delivered to the Collateral Agent, the cash balance of which such accounts do not exceed $750,000 in the aggregate at any time (all such accounts in sub-clauses (1) through (8) above, collectively, the “Excluded Accounts”). Notwithstanding the foregoing, the Credit Parties shall have until the date that is forty-five (45) days (or such longer period as the Collateral Agent may agree in its sole discretion) following (i) the Closing Date to comply with the provisions of this Section 5.5 with regards to Collateral Accounts (other than Excluded Accounts) of the Credit Parties in existence on the Closing Date (or opened during such 45-day period (or such longer period as the Collateral Agent may agree in its sole discretion)) and (ii) the closing date of any Acquisition or other Investment to comply with the provisions of this Section 5.5 with regards to Collateral Accounts (other than Excluded Accounts) of the Credit Parties acquired in connection with such Acquisition or other Investment.

5.6.Compliance with Laws.

(a)Comply in all respects with applicable FDA Laws and other applicable Requirements of Law (and any applicable foreign equivalents) and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or its assets or properties (including any applicable Environmental Laws, ERISA, Anti-Money Laundering Laws, OFAC, FCPA, Health Care Laws, Data Protection Laws and the Federal Fair Labor Standards Act), including in connection with governing the research, development, testing, approval, licensure, post-approval  or post-licensure monitoring, reporting, manufacture, production, packaging, labeling, use, commercialization, importing, exporting, storage, transport, offer for sale or sale of Specified Product in the Territory, in each case, solely with respect to Specified Product and except, in each case, if the failure to comply therewith could not, individually or taken together with any other such failures, reasonably be expected to result in a Material Adverse Change.

(b)Without limiting the generality of, and notwithstanding anything to the contrary in, clause (a) above, comply in all material respects with FDA Laws and other Requirements of Law (and any applicable foreign equivalents) relating specifically to the marketing, promotion, advertising and distribution of Specified Product in the Territory.

5.7.Protection of Intellectual Property Rights.

(a)Except as expressly permitted under clause (b) below: (i) protect, defend and maintain the validity and enforceability of the Company IP material to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of Specified Product in the Territory, including defending any future or current oppositions, interference proceedings, reissue proceedings, reexamination proceedings, inter partes review proceedings, derivation proceedings, post grant review proceedings, cancellation proceedings, injunctions, lawsuits, hearings, investigations, complaints, arbitrations, mediations, demands, International Trade Commission investigations, decrees, or any other disputes, disagreements, or claims, challenging the legality, validity, patentability, enforceability or ownership of any such Company IP; (ii) maintain the confidential nature of any material trade secrets and trade secret rights used in any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of Specified Product in the Territory; and (iii) not allow any Company IP material to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of Specified Product in the Territory to be abandoned, forfeited or dedicated to the public by Borrower or any of its Subsidiaries or any Current Company IP Agreement to be terminated by Borrower or any of its Subsidiaries, as applicable, without the Collateral Agent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that with respect to any such Company IP that is not owned by Borrower or any of its Subsidiaries, the obligations in clauses (i) and (iii) above shall apply only to the extent Borrower or any of its Subsidiaries have the right to take such actions or to cause any licensee or other third party to take such actions pursuant to applicable agreements or contractual rights.

(b)Borrower shall, in its reasonable business judgment: (i) either directly or indirectly, with respect to any licensee or licensor under the terms of any Credit Party’s (or any of its Subsidiary’s) agreement with the respective licensee or licensor, as applicable, take any and all commercially reasonable actions, including taking legal action to specifically enforce the applicable terms of any license agreement, and preparing, executing, delivering and filing agreements, documents or instruments which are necessary to (A)  prosecute and maintain the Company IP material to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of Specified Product in the Territory and (B) diligently defend or assert the Company IP material to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of Specified Product in the Territory against material infringement, misappropriation, violation or interference by any other Persons and, in the case of Copyrights, Trademarks and Patents within such material Company IP, against any claims of invalidity, unpatentability or unenforceability (including by bringing any legal action for infringement, dilution, violation, derivation or defending any counterclaim of invalidity or action of a non-Affiliate third party for declaratory judgment of non-infringement or non-interference); and (ii) use commercially reasonable efforts to cause any licensee or licensor of any material Company IP not to, and such Credit Party shall not, disclaim or abandon, or fail to take any action necessary to prevent the disclaimer or abandonment of such Company IP material to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of Specified Product in the Territory, except clauses (i) and (ii) above shall apply only to the extent Borrower or any of its Subsidiaries have the right to take such actions or to cause any licensor, licensee or other third party to take such actions pursuant to applicable agreements or contractual rights, and taking such actions would not otherwise breach, terminate or otherwise violate the terms of the applicable agreements.

(c)Borrower shall use commercially reasonable efforts to protect, defend and maintain market exclusivity for the manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale in the Territory of Product described in clauses (a) and (d) of the definition thereof through the Term Loan Maturity Date.  Borrower agrees to (i) notify the Collateral Agent in writing of, (ii) keep the Collateral Agent reasonably informed regarding the commencement of and any material filings in any material opposition, interference proceeding, reissue proceeding, reexamination proceeding, inter partes review proceeding, post-grant review proceeding, derivation proceeding, cancellation proceeding, injunction, lawsuit, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim, in each case challenging the legality, validity, patentability, enforceability, inventorship or ownership of any material Company IP (including any claim in any material Patent within the Company IP).

(d)Provide written notice to the Collateral Agent within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).  Each Credit Party shall take such commercially reasonable steps as the Collateral Agent reasonably requests to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (i) any Restricted License to, without giving effect to Section 9-408 of the Code, be deemed “Collateral” and for the Collateral Agent to have a security interest in it that might otherwise be restricted or prohibited by Requirements of Law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) the Collateral Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with the Collateral Agent’s rights and remedies under this Agreement and the other Loan Documents.

(e)Borrower shall, either directly or indirectly and in its reasonable business judgment, take any and all commercially reasonable actions, including preparing, executing, delivering and filing agreements, documents or instruments (including with respect to any existing or future agreement with licensees or licensors), as applicable, to maintain the right to launch, commercialize, offer for sale and sell the pre-filled syringe presentation of UDENYCA®, the on-body injector presentation of UDENYCA® and all other presentations and delivery systems of UDENYCA® in the Territory.

(f)Borrower shall, either directly or indirectly and in its reasonable business judgment, take any and all commercially reasonable actions, including preparing, executing, delivering and filing agreements, documents or instruments (including with respect to any existing or future agreement with licensees or licensors), as applicable, to maintain the right to launch, commercialize, offer for sale and sell all presentations and delivery systems of LOQTORZI® in the Territory.

5.8.Books and Records.  Maintain proper Books, in which entries that are full, true and correct in all material respects and are in conformity with Applicable Accounting Standards consistently applied shall be made of all material financial transactions and matters involving the assets, properties and business of such Credit Party (or such Subsidiary).

5.9.Access to Collateral; Audits.  Allow the Collateral Agent, or its agents or representatives, at any time after the occurrence and during the continuance of an Event of Default, during normal business hours and upon reasonable advance notice, to visit and inspect any of the Collateral or to inspect and copy and (at the sole discretion of the Collateral Agent) audit any Credit Party’s Books.  The foregoing inspections and audits, if any, shall be at the relevant Credit Party’s expense.

5.10.Use of Proceeds.  (a) Use the proceeds of the Term Loan solely to repay in full all Indebtedness and all other amounts outstanding under the Existing Credit Agreement and any and all associated costs and expenses and to fund its general corporate and working capital requirements; and (b) not use the proceeds of the Term Loan, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock, for the purpose of extending credit to any other Person for the purpose of purchasing or carrying any Margin Stock or for any other purpose that might cause the Term Loan to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.  If requested by the Collateral Agent, Borrower shall complete and sign Part I of a copy of Federal Reserve Form G-3 referred to in Regulation U and deliver such copy to the Collateral Agent.

5.11.Further Assurances.  Promptly upon the reasonable written request of the Collateral Agent, execute, acknowledge and deliver such further documents and do such other acts and things in order to effectuate or carry out more effectively the purposes of this Agreement and the other Loan Documents at its expense, including after the Closing Date taking such steps as are reasonably deemed necessary or desirable by the Collateral Agent to maintain, protect and enforce its Lien, for the benefit of Lenders and the other Secured Parties, on Collateral securing the Obligations created under the Collateral Documents and the other Loan Documents in accordance with the terms of the Collateral Documents and the other Loan Documents, subject to Permitted Liens.

5.12.Additional Collateral; Guarantors.

(a)From and after the Closing Date, except as otherwise approved in writing by the Collateral Agent, each Credit Party (other than Borrower) shall, and each Credit Party shall cause each of its Subsidiaries (other than Excluded Subsidiaries), and the Borrower may at its election (in Borrower’s sole discretion) cause any of its Excluded Subsidiaries (and the Collateral Agent and Lenders shall cooperate with any such election) to guarantee the Obligations, and each Credit Party (other than Borrower) shall, and each Credit Party shall cause each of its Subsidiaries (other than Excluded Subsidiaries) to, grant to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, a first priority security interest in and Lien upon (subject to Permitted Liens), and pledge to the Collateral Agent for the benefit of Lenders and the other Secured Parties, all of such Credit Party’s or Subsidiary’s properties and assets constituting Collateral, whether now existing or hereafter acquired or existing (including in connection with an Asset Acquisition), to secure such guaranty; provided, that such Credit Party’s obligations to take the foregoing actions with respect to any assets acquired as part of an Asset Acquisition and to cause any Subsidiaries incorporated, organized, formed or acquired (including by Stock Acquisition) after the Closing Date, including all such Subsidiary’s properties and assets (including in connection with an Asset Acquisition), to take the foregoing actions shall, in each case, be subject to the timing requirements of Section 5.13 or Section 5.14, as applicable.  Additionally, from and after the Closing Date, each Credit Party shall, and shall cause each of its Subsidiaries (other than Excluded Subsidiaries) to, grant to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, a first priority security interest in and Lien upon (subject to Permitted Liens, the limitations set forth herein and the limitations set forth in the other Loan Documents), and pledge to the Collateral Agent for the benefit of Lenders and the other Secured Parties, all of such Credit Party’s or such Subsidiary’s properties and assets constituting Collateral, whether now existing or hereafter acquired or existing (including in connection with an Asset Acquisition), to secure the payment and performance in full of all of the Obligations; provided, that such Credit Party’s obligations to take the foregoing actions with respect to any assets acquired as part of an Asset Acquisition and to cause any such Subsidiaries incorporated, organized, formed or acquired (including by Stock Acquisition) after the Closing Date, including all such Subsidiary’s properties and assets (including in connection with an Asset Acquisition), to take the foregoing actions shall, in each case, be subject to the timing requirements of Section 5.13 or Section 5.14, as applicable.  Furthermore, except as otherwise approved in writing by the Collateral Agent, from and after the Closing Date, each Credit Party shall, and shall cause each of its Subsidiaries (other than Excluded Subsidiaries) to, grant to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, a first priority security interest in and Lien upon (subject to Permitted Liens, the limitations set forth herein and the limitations set forth in the other Loan Documents), and pledge to the Collateral Agent for the benefit of Lenders and the other Secured Parties, all of the Equity Interests (other than Excluded Equity Interests) in each of its Subsidiaries (other than Excluded Subsidiaries).  In connection with each pledge of certificated Equity Interests required under the Loan Documents, the Credit Parties shall deliver, or cause to be delivered, to the Collateral Agent, such certificate(s) together with stock powers or assignments, as applicable, properly endorsed for transfer to the Collateral Agent or duly executed in blank, in each case reasonably satisfactory to the Collateral Agent.  In connection with each pledge of uncertificated Equity Interests required under the Loan Documents, the Credit Parties shall deliver, or cause to be delivered, to the Collateral Agent an executed uncertificated stock control agreement among the issuer, the registered owner and the Collateral Agent, substantially in the form attached as an Annex to the Security Agreement.

(b)In the event any Credit Party acquires any fee title to real estate in the U.S. with a fair market value (reasonably determined in good faith by a Responsible Officer of Borrower) in excess of $1,000,000, unless otherwise agreed by the Collateral Agent, such Person shall execute or deliver, or cause to be executed or delivered, to the Collateral Agent, within sixty (60) days after such acquisition (or such later date as may be agreed by the Collateral Agent in its reasonable discretion), (i) an appraisal complying with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, (ii) a standard “life-of-loan” flood hazard determination, and, to the extent any improvements located at such real property are located in a special flood hazard area, a signed borrower notice and evidence of flood insurance as required by Section 5.4 hereof, (iii) a fully executed Mortgage, in form and substance reasonably satisfactory to the Collateral Agent, together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to the Collateral Agent, in form and substance (including any endorsements) and in an amount reasonably satisfactory to the Collateral Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens (other than Permitted Liens), (iv) new A.L.T.A. surveys or existing surveys with affidavits of no change, certified to the Collateral Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception, (v) an opinion of local counsel in the jurisdiction where such real property is located as to the enforceability of the Mortgage and other customary matters and (vi) an environmental site assessment prepared by a qualified firm reasonably acceptable to the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent.

(c)If any Credit Party becomes (or any New Subsidiary is) a Registered Organization, Borrower or such Credit Party shall (or shall cause such New Subsidiary to) promptly notify the Collateral Agent of such occurrence and provide the Collateral Agent with such Credit Party’s (or New Subsidiary’s) organizational identification number.

(d)If, as a result of a change in law including any change to a provision of the IRC or future guidance from the IRS or United States Department of Treasury, either: (i) a Credit Party’s pledge of the stock of a Foreign Subsidiary or Foreign Subsidiary Holdco or (ii) a Foreign Subsidiary (in the event Borrower elected pursuant to Section 5.12(a) to cause such Foreign Subsidiary to be a Guarantor hereunder) or Foreign Subsidiary Holdco being a Guarantor hereunder would reasonably be expected to result in an income inclusion for any Credit Party under Section 956 of the IRC (or a successor or similar provision), or the United States Treasury Regulations promulgated thereunder, which causes a material adverse tax consequence for a Credit Party, the parties hereto shall cooperate in good faith to amend this Agreement, the Security Agreement and any other applicable Loan Document to eliminate (or, if it is not possible to eliminate, mitigate) such material adverse tax consequence for such Credit Party. Further, if Borrower or any of its Subsidiaries at any time after the Closing Date forms or acquires a Foreign Subsidiary or Foreign Subsidiary Holdco, the parties hereto shall cooperate in good faith to determine if either (x) a Credit Party’s pledge of the stock of such Foreign Subsidiary or Foreign Subsidiary Holdco or (y) such Foreign Subsidiary Holdco being a Guarantor hereunder would result in an income inclusion for any Credit Party under Section 956 of the IRC (or a successor or similar provision), or the United States Treasury Regulations promulgated thereunder which causes a material adverse tax consequence for a Credit Party. If such material adverse tax consequence for a Credit Party exists, the parties hereto shall cooperate in good faith to structure such pledge or guarantee in a manner that eliminates (or, if it is not possible to eliminate, mitigates to the point that it is not material) such material adverse tax consequence for such Credit Party. If it is not possible to eliminate (or mitigate) the material adverse tax consequence, then, as applicable, and solely if, at each instance, such pledge or guaranty, as applicable, is the cause of such material adverse tax consequence (A) a pledge of up to sixty-five percent (65.0%) of the issued and outstanding voting Equity Interests and on hundred percent (100%) of the issued and outstanding non-voting Equity Interests of the Foreign Subsidiary or Foreign Subsidiary Holdco directly owned by a Credit Party shall be permitted and (B) a guarantee by a Foreign Subsidiary Holdco will not be required.

5.13.Formation or Acquisition of Subsidiaries.  If any Credit Party or any of its Subsidiaries at any time after the Closing Date incorporates, organizes, forms or acquires (including by a Stock Acquisition) a Subsidiary (including by division) other than an Excluded Subsidiary or any Excluded Subsidiary ceases to be an Excluded Subsidiary (each such Subsidiary, a “New Subsidiary”), as promptly as practicable but in no event later than forty-five (45) days (or such longer period as the Collateral Agent may agree in its sole discretion) after such incorporation, organization, formation or acquisition:  (a) without limiting the generality of clause (c) below, such Credit Party will cause such New Subsidiary to execute and deliver to the Collateral Agent a joinder to the Security Agreement (in the form attached thereto) and any relevant IP Agreement or other Collateral Documents, as applicable; (b) such Credit Party will deliver (or cause to be delivered) to the Collateral Agent (i) true, correct and complete copies of the Operating Documents of such New Subsidiary, (ii) a Secretary’s Certificate, certifying that the copies of the Operating Documents of such New Subsidiary are true, correct and complete (such Secretary’s Certificate to be in form and substance reasonably satisfactory to the Collateral Agent) and (iii) a good standing certificate for such New Subsidiary certified by the Secretary of State (or the equivalent thereof) of its jurisdiction of organization, incorporation or formation (where applicable in the subject jurisdiction); and (c) such Credit Party will cause such New Subsidiary to satisfy all requirements contained in this Agreement (including Section 5.12) and each other Loan Document if and to the extent applicable to such New Subsidiary or such Credit Party.  The parties hereto agree that any New Subsidiary shall constitute a Credit Party for all purposes hereunder as of the date of the execution and delivery of any joinder contemplated by clause (a) above or the date such New Subsidiary provides any guarantee of the Obligations as contemplated by Section 5.12.  Any document, agreement or instrument executed or issued pursuant to this Section 5.13 shall be a Loan Document.

5.14.Post-Closing Requirements.  Borrower will, and will cause each of its Subsidiaries, as applicable, to take each of the actions set forth on Schedule 5.14 of the Disclosure Letter within the time period prescribed therefor on such schedule (or such longer period as the Collateral Agent may agree in its sole discretion), which shall include, among other things, that: (a) notwithstanding anything to the contrary in Section 3.1(g) or Section 5.4, the Credit Parties shall have until the date that is thirty (30) days following the Closing Date (or such longer period as the Collateral Agent may agree in its sole discretion) to comply with the provisions of Section 5.4 with regards to naming the Collateral Agent, on behalf of the Lenders and the other Secured Parties, as additional insured or lender loss payee, on any products liability or general liability insurance in the United States regarding Collateral in effect on the Closing Date; (b) notwithstanding anything to the contrary in Section 5.5, the Credit Parties shall have until the date that is thirty (30) days following the Closing Date (or such longer period as the Collateral Agent may agree in its sole discretion) to comply with the provisions of Section 5.5 with regards to Collateral Accounts of the Credit Parties in existence on the Closing Date or opened during such 90-day period; and (c) notwithstanding anything to the contrary in Section 6.2(b), the Credit Parties shall have until the date that is thirty (30) days following the Closing Date (or such longer period as the Collateral Agent may agree in its sole discretion) to comply with the provisions of Section 6.2(b)(ii) with regards to the location of the primary Books of any Credit Party or any of its Subsidiaries or the location of any material portion of the Collateral on the Closing Date or during such 30-day period.  All representations and warranties and covenants contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to take the actions set forth on Schedule 5.14 of the Disclosure Letter within the time periods set forth therein, rather than elsewhere provided in the Loan Documents, such that to the extent any such action set forth in Schedule 5.14 of the Disclosure Letter is not overdue, the applicable Credit Party shall not be in breach of any representation or warranty or covenant contained in this Agreement or any other Loan Document applicable to such action for the period from the Closing Date until the date on which such action is required to be fulfilled as set forth on Schedule 5.14 of the Disclosure Letter.

5.15.Environmental.

(a)Deliver to the Collateral Agent:

(i)as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any material Environmental Claims;

(ii)promptly upon a Responsible Officer of any Credit Party or any of its Subsidiaries obtaining knowledge of the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any federal, state or local  governmental or regulatory agency under any applicable Environmental Laws (B) any remedial action taken by any Credit Party or any other Person in response to (x) any Hazardous Materials Activities, the existence of which, individually or in the aggregate, could reasonably be expected to result in one or more Environmental Claims resulting in a Material Adverse Change, or (y) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, and (C) any Credit Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, provided, that with respect to real property adjoining or in the vicinity of any Facility, Borrower shall have no duty to affirmatively investigate or make any efforts to become or stay informed regarding any such adjoining or nearby properties;

(iii)as soon as practicable following the sending or receipt thereof by any Credit Party, a copy of any and all written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, (B) any Release required to be reported to any federal, state or local  governmental or regulatory agency, or (C) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether any Credit Party or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change;

(iv)prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to (x) expose Borrower or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in a Material Adverse Change or (y) affect the ability of Borrower or any of its Subsidiaries to maintain in full force and effect all material Governmental Approvals required under any Environmental Laws for their respective operations and (B) any proposed action to be taken by Borrower or any of its Subsidiaries to modify current operations in a manner that, individually or taken together with any other such proposed actions, could reasonably be expected to subject Borrower or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v)with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Collateral Agent in relation to any matters disclosed pursuant to this Section 5.15(a).

(b)Each Credit Party shall, and shall cause each of its Subsidiaries to, promptly take any and all actions reasonably necessary to (i) cure any violation of applicable Environmental Laws by Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, and (ii) make an appropriate response to any Environmental Claim against Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

5.16.Inventory; Returns; Maintenance of Properties.  Keep all Inventory which constitutes Specified Product in good and marketable condition, free from material defects and otherwise keep all Inventory which constitutes Specified Product in material compliance with all applicable FDA Laws (and applicable foreign equivalents).  Returns and allowances between a Credit Party and its Account Debtors shall follow such Credit Party’s customary practices.  Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear, casualty and condemnation excepted, all material tangible properties used or useful in its respective business, and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except where failure to do so could not reasonably be expected to result in a Material Adverse Change.

5.17.Regulatory Obligations; Maintenance of Regulatory Approvals; Manufacturing, Marketing and Distribution.  (a)(i) Comply in all material respects with any FDA post-marketing approval or licensure requirements (and applicable foreign equivalents) for Specified Product in the Territory, and (ii) maintain all Regulatory Approvals required or otherwise material to manufacture, market and distribute Specified Product in the Territory.

(b)Deliver to the Collateral Agent, as promptly as practicable after a Responsible Officer of any Credit Party shall have obtained knowledge thereof, written notice describing in reasonable detail any instance where the Credit Party or any of its Subsidiaries has a reasonable expectation that there are grounds for imposition of a clinical hold, as described in 21 C.F.R. § 312.42.

5.18.Collateral Documents.  Comply in all material respects with all of its covenants, agreements, undertakings and obligations arising under each Collateral Document to which it is a party.

6NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), such Credit Party shall not, and shall cause each of its Subsidiaries not to:

6.1.Dispositions.  Convey, sell, lease, transfer, exchange, assign, enter into a coexistence agreement, exclusively or non-exclusively license out, or otherwise dispose of (including any sale-leaseback or any transfer of assets pursuant to a plan of division), directly or indirectly and whether in one or a series of transactions (collectively, “Transfer”), (i) all or any part of its properties or assets constituting Collateral (including, for the avoidance of doubt, any Equity Interests constituting Collateral issued by any Subsidiary which are owned or otherwise held by such Credit Party) or (ii) any Company IP that does not constitute Collateral under the Loan Documents but is related to any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of Specified Product in the Territory; except, in each case of this Section 6.1, for Permitted Transfers.  For the avoidance of doubt, clause (ii) of the immediately preceding sentence shall not apply to any Permitted Licenses.

6.2.Fundamental Changes; Location of Collateral.

(a)Without at least ten (10) days prior written notice to the Collateral Agent, solely in the case of a Credit Party: (i) change its jurisdiction of organization, incorporation or formation, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change any organizational number (if any) assigned by its jurisdiction of organization, incorporation or formation.

(b)Fail to maintain its primary Books or deliver any portion of the Collateral with a fair market value (reasonably determined in good faith by a Responsible Officer of Borrower) in excess of $1,000,000, other than Specified Product or Inventory in transit in the ordinary course of business consistent with past practice, to one or more mortgaged or leased locations or one or more warehouses, processors or bailees, as applicable, unless (i) with respect to any such new mortgaged or leased location or new warehouse, processor or bailee, such Credit Party has delivered at least fifteen (15) days’ prior written notice to the Collateral Agent, which such notice shall in reasonable detail identify such Books or Collateral (as applicable) and indicate the location from which it is being delivered and the location to which it is being delivered (and may be in the form of an update to the Perfection Certificate; provided that any update to the Perfection Certificate by any Credit Party pursuant to this Section 6.2(b)(i) shall not relieve any Credit Party of any other Obligation under this Agreement, including under clause (ii) below), and (ii) subject to the timing requirements of Section 5.14 (solely with respect to such locations, warehouses, processors or bailees where such Books or Collateral is located on the Closing Date or during the 60-day period following the Closing Date),

Borrower uses commercially reasonable efforts to deliver a Collateral Access Agreement executed and delivered by all parties thereto (in form and substance reasonably satisfactory to Collateral Agent for such mortgaged or leased location or such warehouse, processor or bailee governing both such Books or Collateral (as applicable) and the location to which such Books or Collateral (as applicable) has been delivered, as promptly as practicable (and in no event later than sixty (60) days after) such Books or Collateral is delivered to such mortgaged or leased location or warehouse, processor or bailee (as applicable).

6.3.Mergers, Acquisitions, Liquidations or Dissolutions.

(a)Merge, divide itself into two (2) or more entities, consolidate, liquidate or dissolve, or permit any of its Subsidiaries to merge, divide itself into two (2) or more entities, consolidate, liquidate or dissolve with or into any other Person, except that:

(i)any Subsidiary of Borrower may merge or consolidate with or into Borrower, provided that Borrower is the surviving entity,

(ii)any Subsidiary of Borrower may merge or consolidate with any other Subsidiary of Borrower, provided that if any party to such merger or consolidation is a Credit Party then either (x) such Credit Party is the surviving entity or (y) the surviving or resulting entity executes and delivers to the Collateral Agent a joinder to the Security Agreement in the form attached thereto and any relevant IP Agreement or other Collateral Documents, as applicable, and otherwise satisfies the requirements of Section 5.13 substantially contemporaneously with completion of such merger or consolidation;

(iii)any Subsidiary of Borrower may divide itself into two (2) or more entities or be dissolved or liquidated, provided that if such Subsidiary is a Credit Party, the properties and assets of such Subsidiary are allocated or distributed to an existing or newly-formed Credit Party;

(iv)any Subsidiary that is not a Credit Party may dissolve if all of its assets and business are transferred to a Credit Party; provided that any such transfer or dissolution could not reasonably be expected to result in a Material Adverse Change; and

(v)any Permitted Acquisition or Permitted Investment may be structured as a merger or consolidation.

(b)make, or permit any of its Subsidiaries to make, Acquisitions outside the ordinary course of business, including any purchase of the assets of any division or line of business of any other Person, other than Permitted Acquisitions or Permitted Investments.  For the avoidance of doubt, nothing herein shall prohibit any Credit Party or its Subsidiaries from entering into in-licensing agreements; provided that, in each case, no Indebtedness not otherwise permitted hereunder is incurred or assumed in connection therewith.

6.4.Indebtedness.  Directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness (including any Indebtedness consisting of obligations evidenced by a bond, debenture, note or other similar instrument) that is not Permitted Indebtedness; provided, however, that the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.4.

6.5.Encumbrances.  Except for Permitted Liens, (i) create, incur, allow, or suffer to exist any Lien on any Collateral (including, for the avoidance of doubt, any Equity Interests constituting Collateral issued by any Subsidiary which are owned or otherwise held by such Credit Party), or (ii) permit (other than pursuant to the terms of the Loan Documents) any material portion of the Collateral (including, for the avoidance of doubt, any Equity Interests constituting Collateral issued by any Subsidiary which are owned or otherwise held by such Credit Party) not to be subject to the first priority security interest granted in the Loan Documents or otherwise pursuant to the Collateral Documents, in each case of this clause (ii), other than as a direct result of any action by the Collateral Agent or any Lender or failure of the Collateral Agent or any Lender to perform an obligation thereof under the Loan Documents.

6.6.No Further Negative Pledges; Negative Pledge.  No Credit Party nor any of its Subsidiaries shall enter into any agreement, document or instrument directly or indirectly prohibiting (or having the effect of prohibiting) or limiting the ability of such Credit Party or Subsidiary to create, incur, assume or suffer to exist any Lien upon any Collateral, whether now owned or hereafter acquired, in favor of the Collateral Agent, for the benefit of Lenders and the other Secured Parties, with respect to the Obligations or under the Loan Documents, in each case of this Section 6.6, other than Permitted Negative Pledges.

6.7.Maintenance of Collateral Accounts.  Maintain any Collateral Account except in accordance with the terms of Section 5.5 hereof.

6.8.Distributions; Investments.

(a)Pay any dividends or make any distribution or payment on, or redeem, retire or repurchase any of its Equity Interests, except, in each case of this Section 6.8, for Permitted Distributions.

(b)Directly or indirectly make any Investment other than Permitted Acquisitions and Permitted Investments.

6.9.No Restrictions on Subsidiary Distributions.  No Credit Party nor any of its Subsidiaries shall enter into any agreement, document or instrument directly or indirectly prohibiting (or having the effect of prohibiting) or limiting the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer, lease or license any Collateral to Borrower or any other Subsidiary of Borrower, except, in each case of this Section 6.9, for Permitted Subsidiary Distribution Restrictions.

6.10.Subordinated Debt; Convertible Indebtedness.  Notwithstanding anything to the contrary in this Agreement:

(a)Make or permit any voluntary or optional prepayment or repayment of the outstanding principal amount of any Subordinated Debt, other than in accordance with the express terms of a subordination, intercreditor or other similar agreement relating to such Subordinated Debt that is in form and substance reasonably satisfactory to the Required Lenders;

(b)Make or permit any payment of interest (including accrued and unpaid interest) in cash on or in respect of any Subordinated Debt at any time that a Default or Event of Default shall have occurred and be continuing, other than in accordance with the express terms of a subordination, intercreditor or other similar agreement relating to such Subordinated Debt that is in form and substance reasonably satisfactory to the Required Lenders; or

(c)Amend, restate, supplement or otherwise modify any terms, conditions or other provisions of any Subordinated Debt, or any agreement, instrument or other document relating thereto, in any manner which would contravene in any respect any of the foregoing or adversely affect the payment or priority subordination thereof (as applicable) to Obligations owed to Lenders without the prior written consent of the Required Lenders (in their sole discretion).

(d)For the avoidance of doubt, no Credit Party shall, and shall cause each of its Subsidiaries not to, directly or indirectly, create, incur, assume or guaranty, or otherwise become directly or indirectly liable with respect to, any Subordinated Debt except as otherwise expressly permitted hereunder.

(e)No Credit Party shall, and shall cause each of its Subsidiaries not to, directly or indirectly, make (or exercise any option with respect thereto) any payment, prepayment, repurchase or redemption for cash of any Indebtedness under the 2026 Convertible Notes (or the indenture relating thereto) or any Permitted Convertible Indebtedness unless and until all of the Obligations are paid in full, other than (i) solely to the extent made with the proceeds of any issuance of Equity Interests or Permitted Convertible Indebtedness or proceeds received from Transfers of the type described in clause (j) of the definition of “Permitted Transfers”  (ii) solely to the extent made with proceeds in excess of $20,000,000 in the aggregate received from Transfers described in clauses (r) or (t) of the definition of Permitted Transfers or  (iii) [***] the Borrower may use up to fifty percent (50%) of the  cash proceeds from [***] to redeem or repurchase the 2026 Convertible Notes (it being agreed that the Borrower shall be permitted to use any portion of the net cash proceeds from [***] not used to fund any such redemption to fund its general corporate and working capital requirements and for any other purpose not in contravention with this Agreement); provided, that nothing in this Section 6.10(e) shall prohibit or otherwise restrict (v) scheduled cash interest payments provided for under the 2026 Convertible Notes as in effect on the date of this Agreement,, (w) required cash payments of accrued but unpaid interest upon repurchase or redemption thereof to the extent such repurchase or redemption is otherwise permitted hereunder, (x) cash payments in lieu of any fractional share issuable upon conversion thereof, (y) [reserved] or (z) any ordinary course fees or other expenses in connection therewith.

6.11.Amendments or Waivers of Organizational Documents.  Amend, restate, supplement or otherwise modify, or waive, any provision of its Operating Documents in a manner that would reasonably be expected to result in a Material Adverse Change.

6.12.Compliance.

(a)Become an “investment company” under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose;

(b)No ERISA Affiliate shall cause or suffer to exist (i) any event that would result in the imposition of a Lien on any assets or properties of any Credit Party or a Subsidiary of a Credit Party with respect to any Plan or Multiemployer Plan or (ii) any other ERISA Event that, in the case of clauses (i) and (ii), could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change; or

(c)Permit the occurrence of any other event with respect to any present pension, profit sharing or deferred compensation plan which could reasonably be expected to result in a Material Adverse Change.

6.13.Compliance with Sanctions and Anti-Money Laundering Laws.  The Collateral Agent and each Lender hereby notifies each Credit Party that pursuant to the requirements of Sanctions and Anti-Money Laundering Laws, and such Person’s policies and practices, the Collateral Agent and each Lender is required to obtain, verify and record certain information and documentation that identifies each Credit Party and its principals, which information includes the name and address of each Credit Party and its principals and such other information that will allow the Collateral Agent and each Lender to identify such party in accordance with Sanctions and Anti-Money Laundering Laws.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries or controlled Affiliates to, directly or indirectly, enter into any documents or contracts with any Blocked Person.  Each Credit Party shall notify the Collateral Agent and each Lender in writing promptly (but in any event within five (5) Business Days after) a Responsible Officer of any Credit Party becomes aware that any Credit Party or any Subsidiary or controlled Affiliate of any Credit Party is a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries or controlled Affiliates to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Sanctions, or (iii) engage in or conspire to engage in any transaction that evades or avoids or violates, or has the purpose of evading or avoiding, or attempts to violate, any of prohibitions under applicable Sanctions or Anti-Money Laundering Laws.

6.14.Amendments or Waivers of Current Company IP Agreements.  (a) Waive, amend, cancel or terminate, exercise or fail to exercise, any material rights constituting or relating to any of the Current Company IP

Agreements with respect to Specified Product or (b) breach, default under, or take any action or fail to take any action that, with the passage of time or the giving of notice or both, would constitute a default or event of default under any of the Current Company IP Agreements with respect to Specified Product, in each case of this Section 6.14, which could, individually or taken together with any other such waivers, amendments, cancellations, terminations, exercises or failures, reasonably be expected to materially adversely impact the ability to develop, commercialize or exploit Specified Product in the Territory or any Credit Party’s or Subsidiary’s rights in respect of Specified Product.

6.15.Competitive Products.  Knowingly take or fail to take any action, that could individually or taken together with any other actions or failures, reasonably be expected to result in the development, commercialization, marketing or exploitation of a LOQTORZI Competitor or UDENYCA® Competitor.

6.16.Minimum Liquidity.  From and after the Closing Date and without violating any other term or provision of this Agreement, permit Liquidity to be less than $15,000,000.

7EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

7.1.Payment Default.  Any Credit Party fails to (a) make any payment of any principal of the Term Loan when and as the same shall become due and payable, whether at the due date thereof (including pursuant to Section 2.2(c)) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise, or (b) within three (3) Business Days after the same becomes due, any payment of interest or premium pursuant to Section 2.2, including any applicable Additional Consideration, Makewhole Amount or Prepayment Premium, or any other Obligations (which such three (3) Business Day cure period shall not apply to any such payments due on the Term Loan Maturity Date or such earlier date pursuant to Section 2.2(c)(ii) hereof or the date of acceleration pursuant to Section 8.1(a) hereof).  A failure to pay any such interest, premium or Obligations pursuant to the foregoing clause (b) prior to the end of such three (3) Business Day-period shall not constitute an Event of Default (unless such payment is due on the Term Loan Maturity Date or such earlier date pursuant to Section 2.2(c)(ii) hereof or the date of acceleration pursuant to Section 8.1(a) hereof).

7.2.Covenant Default.

(a)Any Credit Party:  (i) fails or neglects to perform any obligation in Sections 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.10, 5.12, 5.13, 5.14, 5.16 or 5.17 or (ii) violates or breaches any covenant or agreement in Section 6; or

(b)Any Credit Party fails or neglects to perform, keep, observe or comply in all respects with any other term, provision, condition, covenant, agreement, undertaking or obligation arising under or otherwise contained in this Agreement or any Loan Documents (including any Collateral Documents to which it is a party) on its part to be performed, kept, observed or complied with, and such failure or neglect continues for twenty (20) days after the earlier of the date on which (i) a Responsible Officer of any Credit Party becomes aware of such failure and (ii) written notice thereof shall have been given to Borrower by the Collateral Agent or any Lender.  Cure periods provided under this Section 7.2(b) shall not apply, among other things, to any of the covenants referenced in clause (a) above.

7.3.Material Adverse Change.  A Material Adverse Change occurs.

7.4.Attachment; Levy; Restraint on Business.

(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of any Credit Party or of any entity under the control of any Credit Party (including a Subsidiary) in excess of $5,000,000 on deposit or otherwise maintained with the Collateral Agent, or (ii) a notice of lien or levy is filed against any of material portion of Collateral by any Governmental Authority, and the same under sub-clauses (i) and (ii) hereof are not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, that no Credit Extensions shall be made during any thirty (30) day cure period; or

(b)(i) Any material portion of Collateral is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower and its Subsidiaries from conducting any material part of their business, taken as a whole.

7.5.Insolvency.

(a)An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking:  (i) relief in respect of any Credit Party, or of a substantial part of the property of any Credit Party, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of the property or assets of any Credit Party; or (iii) the winding-up or liquidation of any Credit Party, and such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(b)Any Credit Party shall:  (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (a) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of the property or assets of any Credit Party; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (except as otherwise expressly permitted hereunder).

7.6.Other Agreements.  Any Credit Party fails to pay any Indebtedness (other than the Indebtedness represented by this Agreement and the other Loan Documents) within any applicable grace period after such payment is due and payable (including at final maturity) or after the acceleration of any such Indebtedness by the holder(s) thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $5,000,000.

7.7.Judgments.  One or more final, non-appealable judgments, orders, or decrees for the payment of money in an amount in excess of $5,000,000 (but excluding any final judgments, orders, or decrees for the payment of money that are covered by independent third-party insurance as to which liability has not been denied by such insurance carrier or by an indemnification claim against a solvent and unaffiliated Person that is not a Credit Party as to which such Person has not denied liability for such claim), shall be rendered against one or more Credit Parties and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

7.8.Misrepresentations.  Any Credit Party or any Person acting for any Credit Party makes or is deemed to make any representation, warranty, or other statement now or later in this Agreement, any other Loan Document or in any writing delivered to the Collateral Agent or any Lender or to induce the Collateral Agent or any Lender to enter this Agreement or any other Loan Document, and such representation, warranty, or other statement is incorrect in any material respect (or, to the extent any such representation, warranty or other statement is qualified by materiality or Material Adverse Change, in any respect) when made or deemed to be made.

7.9.Loan Documents; Collateral.  Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party, or any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in any material portion of the Collateral purported to be covered thereby or such security interest shall for any reason (other than pursuant to the terms of the Loan Documents) cease to be a first priority perfected security interest in any material portion of the Collateral subject thereto, subject only to Permitted Liens, in each case, other than as a direct result of any action by the Collateral Agent or any Lender or failure of the Collateral Agent or any Lender to perform an obligation thereof under the Loan Documents.

7.10.ERISA Event.  An ERISA Event occurs that, individually or taken together with any other ERISA Events, results or could reasonably be expected to result in a Material Adverse Change, or the imposition of a Lien under Section 303(k) of ERISA on any Collateral that could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change.

8RIGHTS AND REMEDIES UPON AN EVENT OF DEFAULT

8.1.Rights and Remedies.  While an Event of Default occurs and continues, the Collateral Agent may, or at the request of the Required Lenders, will, without notice or demand:

(a)declare all Obligations (including, for the avoidance of doubt, any and all amounts payable pursuant to Section 2.2(e) and Section 2.2(f), as applicable) immediately due and payable (but if an Event of Default described in Section 7.5 occurs, all Obligations, including any and all amounts payable pursuant to Section 2.2(e) and Section 2.2(f), as applicable, are automatically and immediately due and payable without any notice, demand or other action by the Collateral Agent or any Lender), whereupon all Obligations for principal, interest, premium or otherwise (including, for the avoidance of doubt, any and all amounts payable pursuant to Section 2.2(e) and Section 2.2(f), as applicable) shall become due and payable by Borrower without presentment for payment, demand, notice of protest or other demand or notice of any kind, which are all expressly waived by the Credit Parties hereby;

(b)stop advancing money or extending credit for Borrower’s benefit under this Agreement;

(c)settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that the Collateral Agent considers advisable, notify any Person owing Borrower money of the Collateral Agent’s security interest, for the benefit of the Lenders and the other Secured Parties, in such funds, and verify the amount of the Collateral Accounts;

(d)make any payments and do any acts it considers necessary or reasonable to protect the Collateral or the Collateral Agent’s security interest, for the benefit of Lenders and the other Secured Parties, in the Collateral.  Borrower shall assemble the Collateral if the Collateral Agent or the Required Lenders requests and make it available as the Collateral Agent designates or the Required Lenders designate.  The Collateral Agent or its agents or representatives may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien that appears to be prior or superior to its security interest, for the benefit of Lenders and the other Secured Parties, and pay all expenses incurred.  Borrower grants the Collateral Agent an irrevocable, royalty-free license or other right to enter, use, operate and occupy (and for its agents or representatives to enter, use, operate and occupy), without charge, any such premises to exercise any of the Collateral Agent’s or any Lender’s rights or remedies under this Section 8.1 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, advertise for sale, sell, assign, license out, convey, transfer or grant options to purchase any Collateral), in each case, exercisable solely while an Event of Default occurs and continues;

(e)apply to the Obligations (i) any balances and deposits of Borrower it holds, (ii) any amount held by the Collateral Agent owing to or for the credit or the account of Borrower or (iii) any balance from any Collateral Account of any Credit Party (or instruct the bank at which any such Collateral Account is maintained to pay the balance of any such Collateral Account to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, or to any Lender on behalf of itself and the other Secured Parties, as the Collateral Agent shall direct;

(f)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  With respect to any and all Intellectual Property owned or held by any Credit Party and included in Collateral, each Credit Party hereby grants to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, as of the Closing Date and exercisable solely while an Event of Default occurs and continues:  (i) an irrevocable, non-exclusive, assignable, royalty-free license or other right to use (and for its agents or representatives to use), without charge, including the right to sublicense, use and practice, any and all such Intellectual Property in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, advertise for sale, sell, assign, license out, convey, transfer or grant options to purchase any Collateral, and access to all media in which any of the licensed items may be recorded or stored and to all Software and programs used for the compilation or printout thereof; and (ii) in connection with the Collateral Agent’s exercise of its rights or remedies under this Section 8.1 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, license out, convey, transfer or grant options to purchase any Collateral), each Credit Party’s rights under all licenses and all franchise Contracts inure to the Collateral Agent for the benefit of the Lenders and the other Secured Parties;

(g)place a “hold” on any account maintained with the Collateral Agent or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h)demand and receive possession of the Books of any Credit Party regarding Collateral; and

(i)exercise all rights and remedies available to the Collateral Agent or any Lender under the Collateral Documents or any other Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Each of the Collateral Agent and Lender agrees that in connection with any foreclosure or other exercise of rights under this Agreement or any other Loan Document with respect to any Intellectual Property included in the Collateral, the rights of the licensees under any license of such Intellectual Property will not be terminated, limited or otherwise adversely affected so long as no default exists thereunder in a way that would permit the licensor to terminate such license (commonly termed a non-disturbance). Without limitation to any other provision herein or in any other Loan Document, while an Event of Default occurs and continues, at the Collateral Agent’s or the Required Lenders’ request, representatives from Borrower and the Collateral Agent shall promptly meet (in person or telephonically) to discuss in good faith how to collect, receive, appropriate and realize upon Borrower’s rights and interests in, to and under any Current Company IP Agreement, including in connection with any foreclosure or other exercise of the Collateral Agent’s or any Lender’s rights with respect thereto.  If Borrower and the Collateral Agent do not mutually agree with respect thereto within ten (10) Business Days after such request by the Collateral Agent (or such later date as agreed by the Collateral Agent), then the Collateral Agent may request Borrower to, and Borrower (promptly following the receipt of such request) shall, use commercially reasonable efforts to obtain the written consent of any counterparty to the exercise by the Collateral Agent or any Lender of any and all rights and remedies under this Agreement or any other Loan Document with respect to any Current Company IP Agreement, in form and substance reasonably satisfactory to the Collateral Agent.

8.2.Power of Attorney.  Borrower hereby irrevocably appoints the Collateral Agent and any Related Party thereof as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Collateral Accounts directly with depository banks where the Collateral Accounts are maintained, for amounts and on terms the Collateral Agent determines reasonable; (d) compromise, prosecute, or defend any action, claim, case or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Collateral Agent’s or such Credit Party’s name, as Collateral Agent chooses); (e) make, settle, and adjust all claims under Borrower’s products liability or general liability insurance policies maintained in the United States regarding Collateral; (f) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (g) transfer the Collateral into the name of the Collateral Agent or a third party as the Code permits.  Borrower hereby appoints the Collateral Agent and any Related Party thereof as its lawful attorney-in-fact to file or record any documents necessary to perfect or continue the perfection of the Collateral Agent’s security interest, for the benefit of Lenders and the other Secured Parties, in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) have been satisfied in full and no Lender is under any further obligation to make Credit Extensions hereunder.  The foregoing appointment of the Collateral Agent and any Related Party thereof as Borrower’s attorney in fact, and all of the Collateral Agent’s (or such Related Party’s) rights and powers, coupled with an interest, are irrevocable until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) have been fully repaid and performed and each Lender’s obligation to provide Credit Extensions terminates.

8.3.Application of Payments and Proceeds Upon Default.  Subject to the Intercreditor Agreement, if an Event of Default has occurred and is continuing, the Collateral Agent shall apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Collateral Accounts or disposition of any other Collateral, or otherwise, to the Obligations as follows:

(a)first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Sections 2.4 and 11.2) payable to the Collateral Agent in its capacity as such;

(b)second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees and disbursements and other charges of counsel payable under Sections 2.4 and 11.2) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c)third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d)fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans ratably among the Lenders in proportion to the respective amounts described in this clause (d) payable to them;

(e)fifth, to the payment in full of all other Obligations, in each case ratably among the Collateral Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(f)finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lenders for any deficiency.  If the Collateral Agent or any Lender directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, the Collateral Agent or such Lender, as applicable, shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by the applicable Lender(s) of cash therefor.

8.4.Collateral Agent’s Liability for Collateral.  So long as the Collateral Agent complies with Requirements of Law regarding the safekeeping of the Collateral in the possession or under the control of the Collateral Agent, the Collateral Agent shall not be liable or responsible for:  (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; or (c) any act or default of any other Person.  In no event shall the Collateral Agent or any Lender have any liability for any diminution in the value of the Collateral for any reason.  Borrower bears all risk of loss, damage or destruction of the Collateral.

8.5.No Waiver; Remedies Cumulative.  The Collateral Agent’s or any Lender’s failure, at any time or times, to require strict performance by Borrower or any other Person of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of the Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Each of the Collateral Agent’s and Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Each of the Collateral Agent and Lenders has all rights and remedies provided under the Code, by law, or in equity.  The exercise by the Collateral Agent or any Lender of one right or remedy is not an election and shall not preclude the Collateral Agent or any Lender from exercising any other remedy under this

Agreement or other remedy available at law or in equity, and the waiver by the Collateral Agent or any Lender of any Event of Default is not a continuing waiver.  The Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

8.6.Demand Waiver; Makewhole Amount; Prepayment Premium.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by the Collateral Agent on which Borrower is liable.  Borrower acknowledges and agrees that if the maturity of all Obligations shall be accelerated pursuant to Section 8.1(a) by reason of the occurrence of an Event of Default, the applicable Makewhole Amount and Prepayment Premium that is payable pursuant to Section 2.2(e) and Section 2.2(f), as applicable, shall become due and payable by Borrower upon such acceleration, whether such acceleration is automatic or is effected by the Collateral Agent’s or any Lender’s declaration thereof, as provided in Section 8.1(a), and shall also become due and payable in the event the Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means, and Borrower shall pay the applicable Makewhole Amount and Prepayment Premium that is payable pursuant to Section 2.2(e) and Section 2.2(f), as applicable, as compensation to Lenders for the loss of its investment opportunity and not as a penalty, and Borrower waives any right to object thereto in any voluntary or involuntary bankruptcy, insolvency or similar proceeding or otherwise.

9NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) when sent by electronic mail, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address (if any) indicated below.  Any party to this Agreement may change its mailing or electronic mail address by giving all other parties hereto written notice thereof in accordance with the terms of this Section 9.

If to Borrower or any other Credit Party:

Coherus BioSciences, Inc.

333 Twin Dolphin Drive

Suite 600

Redwood City, CA 94065

Attn: [***]

Telephone: [***]

Email: [***]

with copies to (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attn: [***]
Telephone: [***]
Email: [***]

If to Collateral Agent:	Ankura Trust Company, LLC

140 Sherman Street, 4th Floor

Fairfield, CT 06824

Attn:

Email:

Phone:

with copies (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP

32 Old Slip

New York, NY 10005

Attn: [***]

Email: [***]

If to any Lender:                To the address of such Lender set forth on Exhibit D attached hereto with copies (which shall not constitute notice) to:

Cadwalader Wickersham & Taft LLP

650 South Tryon Street

Suite 1400

Charlotte, NC 28203

Attn: [***]

Email: [***]

10CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  Each party hereto submits to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Requirements of Law, in such Federal court; provided, however, that nothing in this Agreement shall be deemed to operate to preclude the Collateral Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Collateral Agent or any Lender.  Each Credit Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Credit Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Each Credit Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the address set forth in (or otherwise provided in accordance with the terms of) Section 9 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such party’s actual receipt thereof or three (3) days after deposit in first class, registered or certified mail return receipt requested, with proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY CLAIM, SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN AND THEREIN OR RELATED HERETO OR THERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PARTY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10 AND (C) HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

11GENERAL PROVISIONS

11.1.Successors and Assigns.

(a)This Agreement binds and is for the benefit of the parties hereto and their respective successors and permitted assigns.

(b)No Credit Party may transfer, pledge or assign this Agreement or any other Loan Document or any rights or obligations hereunder or thereunder without the prior written consent of each Lender.  Subject to Section 11.1(d), any Lender may at any time sell, transfer, assign or pledge this Agreement or any other Loan Document or any of its rights or obligations hereunder or thereunder, or grant a participation in all or any part of, or any interest in, such Lender’s obligations, rights or benefits under this Agreement and the other Loan Documents, including with respect to the Term Loan (or any portion thereof), to any other Lender, any Affiliate of any Lender  or any third Person without Borrower’s consent (any such sale, transfer, assignment, pledge or grant of a participation, a “Lender Transfer”); provided, however, that no Lender may make a Lender Transfer to a Competitor of Borrower without Borrower’s prior written consent except after the occurrence and during the continuance of an Event of Default.

(c)In the case of a Lender Transfer in the form of a participation granted by any Lender to any third party, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, (iii) Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) any agreement or instrument pursuant to which such Lender sells such participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, restatement, supplement or other modification hereto, in each case subject to the terms and conditions of this Agreement.  Borrower agrees that each participant shall be entitled to the benefits of Sections 2.5 and 2.6 (subject to the requirements and limitations therein, including the requirements under Section 2.6(d) (it being understood that the documentation required under Section 2.6(d) shall be delivered to the applicable Lender)) to the same extent as if it were a Person that had acquired its interest by assignment pursuant to clause (b) above; provided that, with respect to any participation, such participant shall not be entitled to receive any greater payment under Sections 2.5 or 2.6 than the applicable Lender (i.e., the party that participated the interest) would have been entitled to receive, except to the extent of any entitlement to receive a greater payment resulting from a Change in Law that occurs after such participant acquired the applicable participation.

(d)Borrower shall record any Lender Transfer in the Note Register.  Each Lender shall provide Borrower and the Collateral Agent with written notice of a Lender Transfer delivered no later than five (5) Business Days prior to the date on which such Lender Transfer is consummated.  If any Lender sells a participation, such Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and principal amounts (and stated interest) of each participant’s interest in the Term Loan or other obligations under the Loan Documents (the “Participant Register”); provided, however, that such Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in “registered form” the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the IRC and any related regulations (and any other relevant or successor provisions of the IRC or such regulations).  The entries in the Participant Register shall be conclusive absent manifest error, and the Collateral Agent and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)Any attempted transfer, pledge or assignment of this Agreement or any other Loan Document or any rights or obligations hereunder or thereunder in violation of this Section 11.1 shall be null and void and neither Borrower nor any transfer agent shall give any effect in the Note Register to such attempted transfer.

11.2.Indemnification.

(a)Borrower agrees to indemnify and hold harmless each of the Collateral Agent, Lenders and its and their respective Affiliates (and its or their respective successors and assigns) and each manager, member, partner, controlling Person, director, officer, employee, agent or sub-agent, advisor and affiliate thereof (each such Person, an “Indemnified Person”) from and against any and all Indemnified Liabilities; provided, however, that (i) Borrower shall have no obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnified Person (or any of such Indemnified Person’s Affiliates or controlling Persons or any of their respective directors, officers, managers, partners, members, agents, sub-agents or advisors), in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) Borrower shall have no obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities if and to the extent such Indemnified Liabilities arise from a material breach of any obligation of such Indemnified Person hereunder, and (iii) Borrower shall have no obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities if and to the extent such Indemnified Liabilities arise from any claim by one Indemnified Person against another Indemnified Person that does not relate to any act or omission of Borrower or any Credit Party (other than against the Collateral Agent or any intercreditor agent in their respective capacities as such), and (iv) no Credit Party shall be liable for any settlement of any claim or proceeding effected by any Indemnified Person without the prior written consent of such Credit Party (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with such consent or if there shall be a final judgment against an Indemnified Person, each of the Credit Parties shall, jointly and severally with each other Credit Parties, indemnify and hold harmless such Indemnified Person from and against any loss or liability by reason of such settlement or judgment in the manner set forth in this Agreement.  This Section 11.2(a) shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements arising from any non-Tax claim.

(b)To the extent permitted by Requirements of Law, no party to this Agreement shall assert, and each party to this Agreement hereby waives, any claim against any other party hereto (and its or their successors and assigns), and each manager, member, partner, controlling Person, director, officer, employee, agent or sub-agent, advisor and affiliate thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Credit Extension or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party to this Agreement hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of the Collateral Agent or any Lender, shall be at the expense of such Credit Party, and neither the Collateral Agent nor any Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein.  In addition, and without limiting the generality of Section 2.4, Borrower agrees to pay or reimburse upon demand each of the Collateral Agent and Lenders (and their respective successors and assigns) and each of their respective Related Parties, if applicable, for any and all reasonable and documented fees, expenses and disbursements of the kind or nature described in clause (ii) of the definition of “Lender Expenses” incurred by it.

11.3.Severability of Provisions.  In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.4.Correction of Loan Documents.  The Collateral Agent, as directed by the Required Lenders, or Required Lenders may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties hereto so long as the Collateral Agent or Required Lenders, as applicable, provides the Credit Parties and the other parties hereto with written notice of such correction and allows the Credit Parties at least ten (10) days to object to such correction in writing delivered to the Collateral Agent and each Lender.  In the event of such objection, such correction shall not be made except by an amendment to this Agreement in accordance with Section 11.5.

11.5.Amendments in Writing; Integration.

(a)No amendment, restatement or modification of or supplement to any provision of this Agreement or any other Loan Document, or waiver, discharge or termination of any obligation hereunder or thereunder, no approval or consent hereunder or thereunder (including any consent to any departure by Borrower or any other Credit Party herefrom or therefrom), shall in any event be effective unless the same shall be in writing and signed by Borrower (on its own behalf and on behalf of each other Credit Party) and the Required Lenders and acknowledged by the Collateral Agent; provided, however, that no such amendment, restatement, modification, supplement, waiver, discharge, termination, approval or consent shall, unless in writing and signed by the Collateral Agent and the Required Lenders, affect the rights or duties of, or any amounts payable to, the Collateral Agent under this Agreement or any other Loan Document.  Any such waiver, approval or consent granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver, approval or consent; provided, further, that each Fee Letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto.

(b)This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations among the parties hereto about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

11.6.Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

11.7.Survival.  Termination Prior to Term Loan Maturity Date.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to this Section 11.17 and all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied in accordance with the terms of this Agreement.  The obligation of Borrower or any other the Credit Parties in Section 11.2 to indemnify Indemnified Persons shall survive until the statute of limitations with respect to such claim or cause of action shall have run.  So long as all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted and any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made) have been paid in full and satisfied in accordance with the terms of this Agreement, this Agreement shall be terminated (a) prior to the Term Loan Maturity Date by Borrower, effective five (5) Business Days after written notice of termination is delivered to the Collateral Agent and the Lenders, or (b) if no such notice is delivered, automatically on the Term Loan Maturity Date.

11.8.Confidentiality.  Any information regarding the Credit Parties and their Subsidiaries and their businesses provided to the Collateral Agent or any Lender by or on behalf of any Credit Party pursuant to the Loan Documents shall be deemed “Confidential Information”; provided, however, that Confidential Information does not include information that is either:  (i) in the public domain or in the possession of the Collateral Agent, any Lender or any of their respective Affiliates or when disclosed to the Collateral Agent, any Lender or any of their respective Affiliates, or becomes part of the public domain after disclosure to the Collateral Agent, any Lender or any of their respective Affiliates, in each case, other than as a result of a breach by the Collateral Agent, any Lender or any of their respective Affiliates of the obligations under this Section 11.8; or (ii) disclosed to the Collateral Agent, any Lender or any of their respective Affiliates by a third party if the Collateral Agent, such Lender or such Affiliate, as applicable, does not know (following due and careful enquiry) that the third party is prohibited from disclosing the information.  Neither the Collateral Agent nor any Lender shall disclose any Confidential Information to a third party or use Confidential Information for any purpose other than the exercise of its rights and the performance of its duties or obligations under the Loan Documents.  The foregoing in this Section 11.8 notwithstanding, the Collateral Agent and each Lender may disclose Confidential Information:  (a) to any of its Subsidiaries or Affiliates; (b) to prospective transferees, purchasers or participants of any interest in the Term Loan (including, for the avoidance of doubt, in connection with any proposed Lender Transfer), provided that no such disclosure to any Competitors shall be permitted hereunder without Borrower’s prior written consent (which such consent shall not be required after the occurrence and during the continuance of an Event of Default); (c) as required by law, regulation, subpoena, or other order, provided, that (x) prior to any disclosure under this clause (c), the Collateral Agent or such Lender, as applicable, agrees to provide Borrower with prior written notice thereof and with respect to any law, regulation, subpoena or other order, to the extent that the Collateral Agent or such Lender is permitted to provide such prior notice to Borrower pursuant to the terms hereof, and (y) any disclosure under this clause (c) shall be limited solely to that portion of the Confidential Information as may be specifically compelled by such law, regulation, subpoena or other order; (d) to the extent requested by regulators having jurisdiction over the Collateral Agent or such Lender or as otherwise required in connection with the Collateral Agent’s or such Lender’s examination or audit by such regulators; (e) as the Collateral Agent or such Lender considers reasonably necessary in exercising remedies under the Loan Documents in accordance with Section 8.1; (f) to third-party service providers of the Collateral Agent or such Lender; and (g) to any of the Collateral Agent’s or such Lender’s Related Parties; provided, however, that the third parties to which Confidential Information is disclosed pursuant to clauses (a), (b), (f) and (g) are bound by obligations of confidentiality and non-use that are no less restrictive than those contained herein and have a need to know such Confidential Information.

Collateral Agent, the Lenders and their respective Affiliates may use confidential information for the development of databases, reporting purposes and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower.

The provisions of this Section 11.8 shall survive the termination of this Agreement.

11.9.Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between any Credit Party and the Collateral Agent or any Lender arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled provided, however, nothing herein shall require the Collateral Agent to expend its own funds, and to the extent that the Credit Parties are the prevailing party, the Credit Parties shall only seek payment from the Lenders for any such fees, costs or expenses. The provisions of this Section 11.9 shall survive the termination of this Agreement .

11.10.Right of Set-Off.  In addition to any rights now or hereafter granted under Requirements of Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default and at any time thereafter during the continuance of any Event of Default, each Lender is hereby authorized by each Credit Party at any time or from time to time, without prior notice to any Credit Party, any such notice being hereby expressly waived by Borrower (on its own behalf and on behalf of each other Credit Party), to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto or with any other Loan Document, irrespective of whether or not (a) the Collateral Agent or such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Term Loan or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.  Each Lender agrees promptly to notify Borrower and the Collateral Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set off and application.

11.11.Marshalling; Payments Set Aside.  Neither the Collateral Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to any Lender, or the Collateral Agent or any Lender enforces any Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Collateral Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred and (b) each Lender severally agrees to pay to the Collateral Agent upon demand its ratable share of the total amount so recovered from or repaid by the Collateral Agent to the extent paid to such Lender. This Section 11.11 shall survive the termination of this Agreement or the Commitments and the re-payment, satisfaction or discharge of the Obligations.

11.12.Electronic Execution of Documents.  The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Collateral Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Collateral Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Collateral Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Collateral Agent has agreed to accept such Electronic Signature from any party hereto, the Collateral Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Collateral Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Collateral Agent, the Lenders and any of the Credit Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

11.13.Captions.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

11.14.Construction of Agreement.  The parties hereto mutually acknowledge that they and their respective attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty, this Agreement shall be construed without regard to which of the parties hereto caused the uncertainty to exist.

11.15.Third Parties.  Nothing in this Agreement, whether express or implied, is intended to:  (a) except as expressly provided in Section 11.2(a), confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective successors and permitted assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

11.16.No Advisory or Fiduciary Duty.  The Collateral Agent and each Lender may have economic interests that conflict with those of the Credit Parties.  Each Credit Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender or the Collateral Agent, on the one hand, and such Credit Party, its Subsidiaries, and any of their respective stockholders or affiliates, on the other hand.  Each Credit Party acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between each Lender and the Collateral Agent, on the one hand, and such Credit Party, its Subsidiaries and their respective affiliates, on the other hand, (ii) in connection therewith and with the process leading to such transaction, the Collateral Agent and each Lender is acting solely as a principal and not the advisor, agent or fiduciary of such Credit Party, its Subsidiaries or their respective affiliates, management, stockholders, creditors or any other Person, (iii) neither the Collateral Agent nor any Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its Subsidiaries or their respective affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Collateral Agent or any Lender or any of their respective affiliates has advised or is currently advising such Credit Party, its Subsidiaries or their respective affiliates on other matters) or any other obligation to such Credit Party, its Subsidiaries or their respective affiliates except the obligations expressly set forth in the Loan Documents, and (iv) each Credit Party, its Subsidiaries and their respective affiliates have consulted their own legal and financial advisors to the extent each deemed appropriate.  Each Credit Party further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that the Collateral Agent or any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, its Subsidiaries or their respective affiliates in connection with such transaction or the process leading thereto.

11.17.Credit Parties’ Agent.  Each of the Credit Parties hereby irrevocably appoints Borrower, as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loan and receiving account statements and other notices and communications to Credit Parties (or any of them) from the Collateral Agent or the Lenders, executing amendments, waivers or other modifications of or supplements to Loan Documents and executing or designating new Loan Documents.  The Collateral Agent or the Lenders may rely, and shall be fully protected in relying, on any request for the Term Loan, disbursement instruction, report, information or any other notice or communication made or given by Borrower and any amendment, waiver or other modification of or supplement to a Loan Document or the execution or designation of new Loan Documents executed or made by Borrower, whether in its own name or on behalf of one or more of the other Credit Parties, and the Collateral Agent or the Lenders shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Credit Party as to the binding effect on it of any such request, instruction, report, information, other notice, communication, amendment, supplement, waiver, other modification, execution or designation, nor shall the joint and several character of the Credit Parties’ obligations hereunder be affected thereby.

11.18.Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of  the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable  Resolution Authority.

12COLLATERAL AGENT

12.1.Appointment and Authority.  Each Lender hereby irrevocably appoints, designates and authorizes Ankura Trust Company, LLC to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are expressly delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except for the first two (2) sentences of Section 12.6 and the penultimate paragraph of Section 12.8, the provisions of this Section 12 are solely for the benefit of the Collateral Agent and Lenders, and neither Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Collateral Agent shall not have any duty or responsibility except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent.

12.2.Rights as a Lender.  The Person serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Collateral Agent hereunder in its individual capacity.  Such Person and its Affiliates may lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Collateral Agent hereunder and without any duty to account therefor to any Lender.

12.3.Exculpatory Provisions.

(a)The Collateral Agent shall not have any duties or obligations to the Lenders except those expressly set forth herein and in the other Loan Documents to which it is a party, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, with respect to the Lenders, the Collateral Agent:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents to which it is a party that the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in such other Loan Documents), provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Loan Document or Requirements of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy law; and

(iii)shall not, except as expressly set forth herein and in the other Loan Documents to which it is a party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity.

(b)The Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.5)or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Collateral Agent shall not be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred  to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or any other Loan Document. The Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Collateral Agent in writing by Borrower or a Lender.

(c)The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents or accuracy of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith and shall not be required to recalculate, certify or verify any information therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness, sufficiency or genuineness of this Agreement, any other Loan Document or any other agreement, instrument, communication, notice or document or the creation, perfection or priority of any Lien, or security interest created or purported to be created under the Loan Documents, or for any failure of any Credit Party or any other party to any Loan Document to perform its obligations under the Loan Documents, (v) the value or the sufficiency of any Collateral or (vi)  the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

12.4.Reliance by Collateral Agent.  The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender, the Collateral Agent may presume that such condition is satisfactory to such Lender unless the Collateral Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension. The Collateral Agent may consult with legal counsel, independent accountants, manufacturing consultants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants, consultants or experts.

12.5.Delegation of Duties.  The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Collateral Agent.  The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct by the Collateral Agent, as determined by a final non-appealable judgment by a court of competent jurisdiction. The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent.  The Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

12.6.Resignation of Collateral Agent.  The Collateral Agent may at any time give notice of its resignation to the Lenders and Borrower.  Upon the receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of Borrower so long as no Default or Event of Default has occurred and is continuing, to appoint a successor; provided, however, that Borrower’s consent shall not be required to the extent the successor is a Related Party of the Collateral Agent or any Lender.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent that is a Related Party of the Collateral Agent or any Lender; provided, that, whether or not a successor has been appointed or has accepted such appointment, such resignation shall become effective upon delivery of the notice thereof.  Upon the acceptance of a successor’s appointment as Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 12.6).  After the retiring Collateral Agent’s resignation, the provisions of this Section 12 and Sections 2.4 and 11.2 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent.  Upon any resignation by the Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by, to or through each Lender directly, until such time as a Person accepts an appointment as Collateral Agent in accordance with this Section 12.6.

12.7.Non-Reliance on Collateral Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and make Credit Extensions hereunder.  Each Lender also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

12.8.Collateral and Guaranty Matters.  Each Lender agrees that any action taken by the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Collateral Agent or Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Without limiting the generality of the foregoing, the Lenders irrevocably authorize and instruct the Collateral Agent, and the Collateral Agent, at the direction of the Required Lenders, agrees:

(a)to release any Lien on any property granted to or held by the Collateral Agent under any Collateral Document (i) upon payment  in full or other discharge of all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) in accordance with the terms of this Agreement, (ii) that is sold, transferred, disposed or to be sold, transferred, disposed as part of or in connection with any sale, transfer or other disposition (other than any sale to a Credit Party) permitted hereunder, (iii) subject to Section 11.5, if approved, authorized or ratified in writing by the Required Lenders, or (iv) to the extent such property is owned by a Guarantor, upon the release of such Guarantor from its obligations under the Loan Documents pursuant to clause (c) below;

(b)to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (d), (i), (j), (m), (n) and (ou of the definition of “Permitted Liens” (solely with respect to modifications, replacements, extensions or renewals of Liens permitted under clause (d), (i), (j), (m) and (p) of the definition of “Permitted Liens”);

(c)to release any Guarantor from its obligations under each Collateral Document if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or upon payment and satisfaction in full of all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) in accordance with this Agreement;

(d)to enter into non-disturbance and similar agreements in connection with the licensing of Intellectual Property permitted pursuant to the terms of this Agreement; and

(e)to enter into any subordination, intercreditor or other similar agreement with respect to any Permitted Indebtedness that constitutes Subordinated Debt.

Without prejudice to the obligation to fulfill the foregoing, upon request by the Collateral Agent at any time the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor) from its obligations under each Collateral Document pursuant to this Section 12.8.

In each case as specified in this Section 12.8, the Collateral Agent will (and each Lender irrevocably authorizes and instructs the Collateral Agent to), at Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request (i) to evidence the release or subordination of such item of Collateral from the Liens and security interests granted under the Collateral Documents, (ii) to enter into non-disturbance or similar agreements in connection with the licensing of Intellectual Property, (iii) to enter into any subordination, intercreditor or other similar agreement with respect to any Permitted Indebtedness that constitutes Subordinated Debt or (iv) to evidence the release of any Guarantor from its obligations under each Collateral Document, in each case in accordance with the terms of the Loan Documents and this Section 12.8 and in form and substance reasonably acceptable to the Collateral Agent.

Without limiting the generality of Section 12.10 below, the Collateral Agent shall deliver to the Lenders notice of any action taken by it under this Section 12.8 promptly after the taking thereof; provided that delivery of or failure to deliver any such notice shall not affect the Collateral Agent’s rights, powers, privileges and protections under this Section 12.

Instructions. The Collateral Agent may at any time request instructions from the Lenders with respect to any actions or approvals that by the terms of this Agreement or of any of the Loan Documents the Collateral Agent is permitted or desires to take or to grant, and, if such instructions are promptly requested, the Collateral Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders (or such greater number of Lenders as may be expressly required hereby).  The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of or at the written direction of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

12.10.Indemnification by Lenders. The Lenders agree to indemnify each Collateral Agent-Related Party in its capacity as such (to the extent not actually paid by the Credit Parties and without limiting the obligation of the Credit Parties to do so), in the amount of its pro rata share (based on outstanding Term Loans and unused Commitments (if any) hereunder determined at the time such indemnity is sought), from and against any and all Indemnified Liabilities that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Collateral Agent-Related Party in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Collateral Agent-Related Party under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such Indemnified Liabilities that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Collateral Agent’s gross negligence or willful misconduct.  The failure of any Lender to reimburse the Collateral Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Collateral Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Collateral Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Collateral Agent for such other Lender’s ratable share of such amount.  The agreements in this Section 12.10 shall survive the payment of the Term Loans and all other amounts payable hereunder. The obligations of the Lenders under this Section 12.10 are several and not joint.

12.11.Notices and Items to Lenders.  The Collateral Agent shall deliver to the Lenders each notice, report, statement, approval, direction, consent, exemption, authorization, waiver, certificate, filing or other item received by it pursuant to this Agreement or any other Loan Document (including any item received by it pursuant to Section 3 or set forth on Schedule 5.14 of the Disclosure Letter); provided, that any delivery of or failure to deliver any such notice, report, statement, approval, direction, consent, exemption, authorization, waiver, certificate, filing or item shall not otherwise alter or effect the rights of the Lenders or the Collateral Agent under this Agreement or any other Loan Document or the validity of such item.  In addition, to the extent the Collateral Agent or the Required

Lenders deliver any notices, approvals, authorizations, directions, consents or waivers to Borrower pursuant to this Agreement or any other Loan Document, the Collateral Agent or the Required Lenders, as applicable, will also deliver such notice, approval, authorization, direction, consent or waiver to the other Lenders on or about the same time such notice, approval, authorization, direction, consent or waiver is provided to Borrower; provided, that the delivery of or failure to deliver such notice, approval, authorization, direction, consent or waiver to the other Lenders shall not in any way effect the obligations of Borrower, or the rights of the Collateral Agent or the Required Lenders, in respect of such notice, approval, authorization, direction, consent or waiver or the validity thereof.

12.12.Collateral Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any bankruptcy relief law or any other judicial proceeding relative to Borrower, the Collateral Agent (irrespective of whether the principal of any Credit Extension shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Credit Extensions and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under Section 11.9) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Lenders, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent under Section 11.9.

12.13.Erroneous Payments. If the Collateral Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Collateral Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Collateral Agent) received by such Payment Recipient from the Collateral Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf)  (any such funds, whether  received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Collateral Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within ten Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Collateral Agent pending its return or repayment as contemplated below in this Section 12.13 and held in trust for the benefit of the Collateral Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Collateral Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). A notice of the Collateral Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(h)Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of such Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Collateral Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Collateral Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Collateral Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Collateral Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Collateral Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Collateral Agent pursuant to this Section 12.13(b).

(i)Each Lender hereby authorizes the Collateral Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts , against any amount due to the Agent that Agent has demanded to be returned under immediately preceding clause (a).

(j)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Collateral Agent for any reason, after demand therefor by the Collateral Agent in accordance with the immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), irrespective of whether the Collateral Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).  Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or any Erroneous Payment Subrogation Rights or other rights of the Collateral Agent in respect of an Erroneous Payment) result in the Agent becoming, or being deemed to be, a Lender hereunder or the holder of any Loans hereunder.

(k)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Collateral Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment.

(l)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Collateral Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(m)Each party’s obligations, agreements and waivers under this Section 12.13 shall survive the resignation or replacement of the Collateral Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

12.14.Survival. This Section 12 shall survive the resignation, removal and/or replacement of the Collateral Agent, the termination of this Agreement or the Commitments and the re-payment, satisfaction or discharge of the Obligations.

13DEFINITIONS

13.1.Definitions.  For the purposes of and as used in the Loan Documents:  (a) references to any Person include its successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities; (b) except as the context otherwise requires (including to the extent otherwise expressly provided in any Loan Document), (i) references to any law, statute, treaty, order, policy, rule or regulation include any amendments, supplements and successors thereto and (ii) references to any contract, agreement, instrument or other document include any amendments, restatements, supplements or modifications thereto or thereof from time to time to the extent permitted by the provisions thereof; (c) the word “shall” is mandatory; (d) the word “may” is permissive; (e) the word “or” has the inclusive meaning represented by the phrase “and/or”; (f) the words “include”, “includes” and “including” are not limiting; (g) the singular includes the plural and the plural includes the singular; (h) numbers denoting amounts that are set off in parentheses are negative unless the context dictates otherwise; (i) each authorization herein shall be deemed irrevocable and coupled with an interest; (j) all accounting terms shall be interpreted, and all determinations relating thereto shall be made, in accordance with Applicable Accounting Standards; (k) references to any time of day shall be to New York time; (l) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole; and (m) unless otherwise expressly provided, references to specific sections, articles, clauses, sub-clauses, annexes and exhibits are to this Agreement and references to specific schedules are to the Disclosure Letter.  As used in this Agreement, the following capitalized terms have the following meanings:

“2026 Convertible Notes” means the 1.5% Convertible Senior Subordinated Notes due 2026 issued by Borrower pursuant to that certain Indenture, dated as of April 17, 2020, between Coherus Biosciences, Inc. and U.S. Bank National Association, as Trustee.

“Account” means any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes all accounts receivable, book debts, and other sums owing to Credit Parties.

“Account Debtor” means any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Acquisition” means (a) any Stock Acquisition, or (b) any Asset Acquisition.

“Additional Consideration” is defined in Section 2.7.

“Advance Request Form” means a Loan Advance Request Form in substantially the form attached hereto as Exhibit A.

“Adverse Proceeding” means any action, suit, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the Knowledge of Borrower, threatened against or adversely affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company or limited liability partnership, that Person’s managers and members.  As used in this definition, “control” means (a) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in a Person or (b) the power to direct or cause the direction of the management of such Person by contract or otherwise.  In no event shall the Collateral Agent or any Lender be deemed to be an Affiliate of Borrower or any of its Subsidiaries.

“Agency Fee Letter” means that certain fee letter entered into between Borrower and the Collateral Agent, dated as of May 8, 2024.

“Agreement” is defined in the preamble hereof.

“Anti-Money Laundering Laws” is defined in Section 4.18(b).

“Applicable Accounting Standards” means with respect to Borrower and its Subsidiaries, generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Applicable Margin” means, for any day, as to the Term Loan, a rate per annum equal to eight percent (8.00%).

“Applicable Percentage” means, at any time, the percentage equal to a fraction, the numerator of which is, the amount of such Lender’s portion of the outstanding principal amount of the Term Loan at such time, and the denominator of which is the aggregate outstanding principal amount of the Term Loan at such time.

“ASC” is defined in Section 1.

“Asset Acquisition” means, with respect to Borrower or any of its Subsidiaries, any purchase or other acquisition of any properties or assets of any other Person (including any purchase or other acquisition of any business unit, line of business or division of such Person).  For the avoidance of doubt, “Asset Acquisition” does not include any in-licensing or any co-promotion or co-marketing arrangement pursuant to which Borrower or any Subsidiary acquires rights to promote or market the products of another Person.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.3(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Barings Fee Letter” means that certain fee letter entered into between Borrower and Barings LLC dated as of May 8, 2024.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.3(e).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Collateral Agent for the applicable Benchmark Replacement Date:

(a)Daily Simple SOFR; or

(b)the sum of: (i) the alternate benchmark rate that has been selected by the Collateral Agent and Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Collateral Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time. Benchmark Replacement Date” means a date and time determined by the Collateral Agent in its reasonable discretion, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); and

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.3(e) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.3(e).

“BLA” means a Biologics License Application, including either an original BLA or a 351(k) BLA submitted to the FDA pursuant to the PHSA seeking authorization for the introduction or delivery for introduction into interstate commerce of a biologic product.

“Blocked Person” an individual or entity that is, or is owned  or controlled by individuals or entities that are:  (i) the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State,  the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of Sanctions, including currently, Crimea, Cuba, Iran, North Korea and Syria.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, or if there is none, the Board of Directors of the managing member of such Person, (iii) in the case of any partnership or exempted limited partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Books” means all books and records including ledgers, records regarding a Credit Party’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” is defined in the preamble hereof.

“Borrowing Resolutions” means, with respect to any Credit Party, those resolutions adopted by such Credit Party’s Board of Directors and delivered by such Credit Party to the Collateral Agent pursuant to Section 3.1(d), approving the Loan Documents to which such Credit Party is a party and the transactions contemplated thereby (including the incurrence of the Term Loan).

“Business Day” means any day that is not a Saturday or a Sunday or a day on which banks are authorized or required to be closed in New York, New York.

“Capital Lease” means, as applied to any Person, any lease of, or other arrangement conveying the right to use, any property by that Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with Applicable Accounting Standards (subject to Section 1 hereof).

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with Applicable Accounting Standards.

“Cash Equivalents” means

(a)securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government or by the government of any other member country of O.E.C.D. (provided that the full faith and credit of the United States or such other member country of O.E.C.D., as applicable, is pledged in support of those securities), in each case, having maturities of not more than two (2) years from the date of acquisition;

(b)certificates of deposit, time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits and demand deposits, in each case, with any commercial bank having (i) capital and surplus in excess of $500,000,000 in the case of U.S. banks or (ii) capital and surplus in excess of $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(c)commercial paper or marketable short-term money market or readily marketable direct obligations and similar securities having one of the two highest ratings obtainable from Moody’s Investors Service Limited or S&P Global Ratings and, in each case, maturing within two (2) years after the date of acquisition;

(d)repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (a) and (c) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(e)investment funds investing ninety-five percent (95.0%) of their assets in securities of the types described in clauses (a) through (d) above and clause (f) below;

(f)investments in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Rating Service or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited (or, if at any time none of Fitch Ratings Ltd, Moody’s Investors Service Limited or Standard & Poor’s Rating Service shall be rating such obligations, an equivalent rating from another rating agency) and that have portfolio assets of at least $1,000,000,000; and

(g)other investments in accordance with Borrower’s investment policy as of the Closing Date or otherwise approved in writing by the Collateral Agent (such approval not to be unreasonably withheld, conditioned or delayed).

“CCPA” means the provisions of the California Consumer Privacy Act, as amended by the California Privacy Rights Act and codified at Cal. Civ. Code § 1798.100 et seq., with any implementing regulations.

“Change in Control” means a transaction or series of transactions (including any merger or consolidation involving Borrower) in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act, but excluding any employee benefit plan of such Person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, 35% of shares of the then outstanding capital stock of Borrower ordinarily entitled to vote in the election of directors; (b) a sale, directly or indirectly, of all or substantially all of the consolidated assets of Borrower and its Subsidiaries in one transaction or a series of transactions (whether by way of merger, stock purchase, asset purchase or otherwise); or (c) a merger or consolidation involving Borrower, in which Borrower is not the surviving Person; provided, [***].

“Change in Control Notice” is defined in Section 2.2(d)(ii).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, published interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CMIA” means the California Confidentiality of Medical Information Act, codified at Cal. Civ. Code pt. 2.6 § 56 et seq.

“Closing Date” is defined in the preamble hereof.

“CMO” means any contract research organization, contract manufacturing organization or contract development and manufacturing organization.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Collateral Agent’s Lien, for the benefit of Lenders and the other Secured Parties, on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means, collectively, “Collateral” (as such term is defined in the Security Agreement) and any and all other assets and properties of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Collateral Document, but in any event excluding all Excluded Property.

“Collateral Access Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent and to which the Collateral Agent is a party, pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Credit Party, acknowledges the Liens and security interests of the Collateral Agent, for the benefit of Lenders and the other Secured Parties, and waives (or, if approved by the Collateral Agent in its sole discretion, subordinates) any Liens or security interests held by such Person on any such Collateral, and, in the case of any such agreement with a mortgagee or lessor, permits the Collateral Agent and any Lender (and its representatives and designees) reasonable access to any Collateral stored or otherwise located thereon.

“Collateral Account” means any Deposit Account of a Credit Party maintained with a bank or other depository or financial institution located in the United States, any Securities Account of a Credit Party maintained with a securities intermediary located in the United States, or any Commodity Account of a Credit Party maintained with a commodity intermediary located in the United States, in each case, other than an Excluded Account.

“Collateral Agent” is defined in the preamble hereof.

“Collateral Documents” means the Security Agreement, the Control Agreements, the IP Agreements, the Intercreditor Agreement, any Mortgages and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Loan Documents, in each case, in order to grant to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, or perfect a Lien on any Collateral as security for the Obligations, and all amendments, restatements, modifications or supplements thereof or thereto.

“Commitment” means the Lender’s commitments as set forth on Exhibit D.

“Commodity Account” means any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Common Rule” means the U.S. Federal Policy for the Protection of Human Subjects, codified at 45 C.F.R. part 46, or foreign equivalents.

“Company IP” means any and all of the following:  (a) Current Company IP; (b) improvements, continuations, continuations-in-part, divisions, provisionals or any substitute applications with respect to any Current Company IP, any patent issued with respect to any of the Current Company IP, any patent right claiming the apparatus, system, component or composition of matter of, or the method of making or using, Product in the Territory, any reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent and all foreign and international counterparts of any of the foregoing, and any confirmation patent or registration patent or patent of addition based on any such patent; (c) trade secrets or trade secret rights, including any rights to unpatented inventions, know-how, show-how, operating manuals, confidential or proprietary information, research in progress, algorithms, data, databases, data collections, designs, processes, procedures, methods, protocols, materials, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, and the results of experimentation and testing, including samples, in each case, as specifically related to any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of Product in the Territory; and (d) any and all IP Ancillary Rights specifically relating to any of the foregoing.

“Competitor” means, at any time of determination, any Person that is directly and primarily engaged in the same, substantially the same or similar line of business as Borrower and its Subsidiaries as of such time.

“Compliance Certificate” means that certain certificate in the form attached hereto as Exhibit E.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Collateral Agent decides (after consultation with Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Collateral Agent in a manner substantially consistent with market practice (or, if the Collateral Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Collateral Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Collateral Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consensual Change in Control” is defined in Section 2.2(d)(ii).

“Contingent Obligation” means, for any Person, (a) any direct or indirect liability, contingent or not, of that Person for any indebtedness, lease, dividend, letter of credit or other obligation of another Person directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable (other than by endorsements of instruments in the course of collection) and (b) any obligation of that Person to pay an earn-out payment, milestone payment or similar contingent payment or contingent compensation (including purchase price adjustments) to a counterparty incurred or created in connection with an Acquisition, Transfer or Investment or otherwise in connection with any collaboration, development or similar agreement, in each instance where such contingent payment or compensation becomes due and payable upon the occurrence of an event or the performance of an act (and not solely with the passage of time).  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it reasonably determined by such Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” means, with respect to any Credit Party, any control agreement entered into among such Credit Party, the Collateral Agent and, in the case of a Deposit Account, the bank or other depository or financial institution located in the United States at which such Credit Party maintains such Deposit Account, or, in the case of a Securities Account or a Commodity Account, the securities intermediary or commodity intermediary located in the United States at which such Credit Party maintain such Securities Account or Commodities Account, in either case, pursuant to which the Collateral Agent obtains control (within the meaning of the Code), or otherwise has a perfected security interest (subject to any Permitted Liens), over such Collateral Account.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret (and all related IP Ancillary Rights).

“Credit Extension” means the Term Loan or any other extension of credit by any Lender for Borrower’s benefit pursuant to this Agreement.

“Credit Party” means Borrower and each Guarantor.

“Current Company IP” means, collectively, each pending, registered, issued Patent, Copyright and Trademark that is owned or co-owned by, or in-licensed to, any Credit Party or any of its Subsidiaries and relates directly or is otherwise material to the research, development, manufacture, production, use (by any Credit Party or its Subsidiaries), commercialization, marketing, importing, storage, transport, packaging, labelling, promotion, advertising, offer for sale, distribution or sale of Product in the Territory, and any other pending, registered, issued Patent, Copyright and Trademark that, individually or taken together with any other such Patents, Copyrights or Trademarks, is material to the business of Borrower and its Subsidiaries, taken as a whole.

“Current Company IP Agreement” means each material contract or agreement, pursuant to which Borrower or any of its Subsidiaries has the legal right to exploit Current Company IP that is owned by another Person, to research, develop, manufacture, produce, use, supply, commercialize, market, import, store, transport, offer for sale, distribute or sell Product in the Territory, including the Exclusive License and Commercialization Agreement, dated February 1, 2021, by and between Coherus BioSciences, Inc. and Shanghai Junshi Biosciences Co., Ltd.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Collateral Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided, that if the Collateral Agent decides that any such convention is not administratively feasible for the Collateral Agent, then the Collateral Agent may establish another convention in its reasonable discretion.

“Data Protection Laws” means any and all applicable foreign or domestic (including U.S. federal, state and local), statutes, ordinances, orders, rules, regulations, judgments, Governmental Approvals, or any other requirements of Governmental Authorities relating to privacy, security, notification of breaches, or confidentiality of personal data (including individually identifiable information) or and other sensitive information, in each case, in any manner applicable to any Credit Party or any of its Subsidiaries, including, to the extent applicable, HIPAA, Section 5 of the FTC Act and other consumer protection laws, GDPR, PIPEDA, CCPA and other comprehensive state privacy laws, CMIA and other U.S. state medical information privacy laws and genetic testing laws.

“Default” means any breach of or default under any term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document or any other event, in each case that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

"Defaulting Lender” means any Lender that (a) has failed to fund all or any portion of its Loans or otherwise pay to Collateral Agent or any other Lender any other amount required to be paid by it hereunder, in any case within two Business Days of the date such Loans were required to be funded or amounts required to be paid hereunder unless due to such Lender’s good faith determination that the applicable conditions set forth in Article 3 have not been met, (b) has notified Borrower or Collateral Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, unless due to such Lender’s good faith determination that the applicable conditions set forth in Article 3 have not been met, (c) has failed, within three (3) Business Days after written request by Collateral Agent or Borrower, to confirm in writing to Collateral Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Collateral Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy law, (ii) become the subject of a Bail-In Action, and for this clause (d), Collateral Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Collateral Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error.

“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Disclosure Letter” means the disclosure letter, dated the Closing Date and delivered by the Credit Parties to the Collateral Agent pursuant to Section 3.1(a).

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition: (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except if redeemable or convertible into other Equity Interest that would not constitute a Disqualified Equity Interest or as a result of a change of control, asset sale or similar event so long as any and all rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full in cash of the Term Loan and the satisfaction in full of all other Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) in accordance with the terms of this Agreement); (b) is redeemable at the option of the holder thereof, in whole or in part (except if redeemable or convertible into other Equity Interest that would not constitute a Disqualified Equity Interest or as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full in cash of the Term Loan and the satisfaction in full of all other Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) in accordance with this Agreement); (c) provides for the scheduled payments of dividends or distributions in cash; or (d) is convertible into or exchangeable for (i) Indebtedness which is not Permitted Indebtedness or (ii) any other Equity Interest that would constitute a Disqualified Equity Interest; in each case described in clauses (a) through (d) above, prior to the date that is 180 days after the Term Loan Maturity Date; provided that, if any such Equity Interest is issued pursuant to any plan for the benefit of any employee, director, manager or consultant of the Borrower or its Subsidiaries or by any such plan to such employee, director, manager or consultant, such Equity Interest shall not constitute a “Disqualified Equity Interest” solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employee, director, manager or consultant.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means, with respect to any Credit Party, a Subsidiary of such Credit Party that is organized, incorporated or formed under the laws of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future, foreign or domestic, statutes, ordinances, orders, rules, regulations, judgments, Governmental Approvals, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in each case, in any manner applicable to any Credit Party or any of its Subsidiaries or any Facility.

“Equity Interests” means, with respect to any Person, collectively, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in such Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire (by purchase, conversion, dividend, distribution or otherwise) any of the foregoing (and all other rights, powers, privileges, interests, claims and other property in any manner arising therefrom or relating thereto); provided, however, that Indebtedness convertible into Equity Interests (or into any combination of cash and Equity Interests based on the value of such Equity Interests) (including, for the avoidance of doubt, any Permitted Convertible Indebtedness) shall not constitute Equity Interests unless and until (and solely to the extent) so converted into Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414(b) or (c) of the IRC or, solely for purposes of Section 302 of ERISA or Section 412 of the IRC, Section 412(m) or (o) of the IRC.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure by Borrower or its Subsidiaries or their ERISA Affiliates to satisfy the minimum funding standard of Section 412 of the IRC and Section 302 of ERISA, whether or not waived; (c) the failure by Borrower or its Subsidiaries or their ERISA Affiliates to make by its due date a required installment under Section 430(j) of the IRC with respect to any Plan or to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the IRC or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by Borrower or its Subsidiaries or any of their respective ERISA Affiliates from the Pension Benefit Guaranty Corporation (referred to and defined in ERISA) or a plan administrator of any notice relating to the intention to terminate any Plan or Plans under Section 4041 or 4041A of ERISA or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan under Section 4041 Section 4042 of ERISA; (g) the incurrence by Borrower or its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Borrower or its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Section 4245 or Section 4241, respectively, of ERISA; (i) the “substantial cessation of operations” by Borrower or its Subsidiaries or their ERISA Affiliates within the meaning of Section 4062(e) of ERISA with respect to a Plan; or (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the IRC or Section 406 of ERISA) which could reasonably be expected to result in material liability to Borrower or its Subsidiaries.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” is defined in Section 7.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Act Documents” means any and all documents filed by Borrower with the SEC pursuant to the Exchange Act.

“Excluded Accounts” is defined in Section 5.5.

“Excluded Equity Interests” means, collectively:  (i) any Equity Interests in any Subsidiary with respect to which the grant to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of a security interest in and Lien upon, and the pledge to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of, such Equity Interests, to secure the Obligations (and any guaranty thereof) are validly prohibited by Requirements of

Law but only, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Code (including Sections 9-406(d), 9-407(a), 9-408(a) and 9-409 of the Code) or by any applicable Requirements of Law; (ii) any Equity Interests in any Subsidiary with respect to which the grant to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of a security interest in and Lien upon, and the pledge to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of, such Equity Interests, to secure the Obligations (and any guaranty thereof) require the consent, approval or waiver of any (a) Governmental Authority or (b) other third party (other than the Borrower or an Affiliate of the Borrower) pursuant to an agreement binding on such Equity Interests on the Closing Date and disclosed in writing to the Collateral Agent or, as to any asset or property acquired in an acquisition permitted under the Loan Documents in effect at the time of acquisition thereof and not entered into in contemplation thereof and, in each case of clauses (a) and (b), such consent, approval or waiver has not been obtained by Borrower or the holder of such Equity Interests following Borrower’s or such holder’s commercially reasonable efforts to obtain the same, but only, in each case of clauses (a) and (b), to the extent, and for so long as, such requirement is not terminated or rendered unenforceable or otherwise deemed ineffective by the Code (including Sections 9-406(d), 9-407(a), 9-408(a) and 9-409 of the Code) or by any applicable Requirements of Law; (iii) any property or asset subject or purported to be subject to a Lien under any Collateral Document held by any Credit Party that is in a non-Wholly-Owned Subsidiary with respect to which, the grant to the Collateral Agent, in favor of and for the benefit of Lenders and the other Secured Parties, of a security interest therein and Lien thereupon, and the pledge to the Collateral Agent thereof, in favor of and for the benefit of Lenders and the other Secured Parties, to secure the Obligations (and any guaranty thereof) are validly prohibited by, or would give any third party (other than Borrower or an Affiliate of Borrower) the right to terminate its obligations under, the Operating Documents of, the joint venture agreement or shareholder agreement with respect to, or any other contract with such third party relating to such non-Wholly-Owned Subsidiary (other than provisions which are ineffective under Article 9 of the Code or other Requirements of Law), but only, in each case, to the extent, and for so long as such Operating Documents, joint venture agreement, shareholder agreement or other contract is in effect; and (iv) any Equity Interests in any other Subsidiary of the Borrower with respect to which, Borrower and the Collateral Agent reasonably determine by mutual agreement that the cost (including Tax costs) of granting the Collateral Agent, for the benefit of Lenders and the other Secured Parties, a security interest in and Lien upon, and pledging to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, such Equity Interests, to secure the Obligations (and any guaranty thereof) are excessive, relative to the value to be afforded to the Secured Parties thereby.

“Excluded License” means an exclusive license or sublicense, to a Person other than a Subsidiary of Borrower, of any Intellectual Property within the Territory covering Product that is tantamount to a sale of substantially all rights to the Intellectual Property covering such Product because it conveys to the licensee or sublicensee exclusive rights to practice such Intellectual Property for consideration that is not based upon future development or commercialization of Product in the Territory (other than pursuant to so-called earn-out payments) or services by the licensee or sublicensee (other than transition services), such as, for example, consideration of only upfront advances or initial license fees or similar payments in consideration of such rights, with no anticipated subsequent payments or only de minimis payments to Borrower or any of its Subsidiaries (other than pursuant to so-called earn-out payments or transition services).

“Excluded Property” has the meaning set forth in the Security Agreement.

“Excluded Subsidiaries” means, collectively:  (i) any Subsidiary with respect to which the grant to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of a security interest in and Lien upon, and the pledge to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of, such Subsidiary’s properties and assets subject or purported to be subject from time to time to a Lien under any Collateral Document and the Equity Interests in such Subsidiary to secure the Obligations (and any guaranty thereof) is validly prohibited by Requirements of Law; (ii) any Subsidiary with respect to which the grant to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of a security interest in and Lien upon, and the pledge to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of, such Subsidiary’s properties and assets subject or purported to be subject from time to time to a Lien under any Collateral Document and the Equity Interests in such Subsidiary to secure the Obligations (and any guaranty thereof) requires the consent, approval or waiver of any Governmental Authority or other third party (other than Borrower or an Affiliate of Borrower) and such consent, approval or waiver has not been obtained by Borrower or such Subsidiary following Borrower’s and such Subsidiary’s commercially reasonable efforts to obtain the same; (iii) any Subsidiary that is a non-Wholly-Owned Subsidiary, with respect to which, the grant to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of a security interest in and Lien upon, and the pledge to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of, the properties and assets of such non-Wholly-Owned Subsidiary, to secure the Obligations (and any guaranty thereof) are validly prohibited by, or would give any third party (other than Borrower or an Affiliate of Borrower) the right to terminate its obligations under, such non-Wholly-Owned Subsidiary’s Operating Documents or the joint venture agreement or shareholder agreement with respect thereto or any other contract with such third party relating to such non-Wholly-Owned Subsidiary, including any contract evidencing Indebtedness of such non-Wholly-Owned Subsidiary (other than customary non-assignment provisions which are ineffective under Article 9 of the Code or other Requirements of Law), but only, in each case, to the extent, and for so long as such Operating Document, joint venture agreement, shareholder agreement or other contract is in effect; (iv) any Subsidiary that owns properties and other assets with an aggregate fair market value (reasonably determined in good faith by a Responsible Officer of Borrower) of less than $2,000,000; (v) Coherus Immunology LLC (which, for the avoidance of doubt, has no assets as of the Closing Date); and (vi) any other Subsidiary with respect to which, Borrower and the Collateral Agent reasonably determine by mutual agreement that the cost (including Tax costs) of granting the Collateral Agent, for the benefit of Lenders and the other Secured Parties, a security interest in and Lien upon, and pledging to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, such Subsidiary’s properties and assets subject or purported to be subject from time to time to a Lien under any Collateral Document and the Equity Interests of such Subsidiary to secure the Obligations (and any guaranty thereof) are excessive relative to the value to be afforded to the Secured Parties thereby.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to any Obligation pursuant to a law in effect on the date on which (i) Lender acquires such interest in any Obligation or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.6, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender became a party hereto or to Lender immediately before it changed its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 2.6(d), and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means, collectively, that certain Loan Agreement, dated as of January 5, 2022, by and among Coherus Biosciences, Inc., as borrower, Coherus Intermediate Corp. and InteKrin Therapeutics Inc., as guarantors, BioPharma Credit PLC, as the collateral agent and the lenders from time to time party thereto, as amended by that certain First Amendment to Loan Agreement, dated as of April 7, 2020, that certain Second Amendment to Loan Agreement, dated as of February 6, 2023 and that certain Consent, Partial Release and Third Amendment to Loan Agreement, dated as of February 4, 2024.

“Export and Import Laws” means any applicable law, regulation, order or directive that applies to the import, export, re-export, transfer, disclosure or provision of goods, software, technology or technical assistance including, without limitation, restrictions or controls administered pursuant to the U.S. Export Administration Regulations, 15 C.F.R. Parts 730-774, administered by the U.S. Department of Commerce, Bureau of Industry and Security; U.S. Customs regulations; and similar import and export laws, regulations, orders and directives of other jurisdictions to the extent applicable.

“Facility” means, with respect to any Credit Party, any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by such Credit Party or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (including, for the avoidance of doubt, any agreements between the governments of the United States and the jurisdiction in which the applicable Lender is resident implementing such provisions), or any amended or successor version that is substantively comparable and not materially more onerous to comply with, and any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC, any intergovernmental agreement entered into in connection with the implementation of the foregoing sections of the IRC and any fiscal or regulatory legislation, regulations, rules or practices adopted pursuant to, or official interpretations implementing such Sections of the IRC or intergovernmental agreements.

“FCA” is defined in Section 2.3(e)(i).

“FCPA” is defined in Section 4.18(a).

“FDA” means the United States Food and Drug Administration and any successor thereto.

“FDA Good Clinical Practices” means the regulations set forth in 21 C.F.R. Parts 50, 54, 56, 312, and 314, and FDA-adopted International Council for Harmonisation (“ICH”) Good Clinical Practice guidance, including E6(R2) Good Clinical Practice: Integrated Addendum to ICH E6(R1).

“FDA Good Laboratory Practices” means the regulations set forth in 21 C.F.R. Part 58.

“FDA Good Manufacturing Practices” means the regulations set forth in 21 C.F.R. Part[s] 210, 211, 600 and 610.

“FDA Laws” means all applicable statutes (including the FDCA and PHSA), rules and regulations implemented, administered or enforced by the FDA, including FDA Good Clinical Practices, FDA Good Laboratory Practices, FDA Good Manufacturing Practices and FDA regulations specific to biological products (21 C.F.R. Part 600 et seq.).

“FDCA” is defined in Section 4.19(b).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letters” mean, collectively (a) the Barings Fee Letter, (b) the Agent Fee Letter and (c) any other letter between the Borrower and any Lender relating to certain fees payable to such Lender in its capacity as such.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in  effector any successor statute thereto and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means a rate of interest equal to 1.00% per annum.

“Foreign Lender” means a Lender that is not a “United States person” as defined in Section 7701(a)(30) of the IRC.

“Foreign Subsidiary” means, with respect to any Credit Party, a Subsidiary of such Credit Party that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means, with respect to any Credit Party, a Subsidiary of such Credit Party that (i) is organized, incorporated or formed under the laws of the United States and (ii) has no material assets other than equity in one or more Foreign Subsidiaries or Indebtedness of one or more Foreign Subsidiaries and any other assets incidental thereto.

“GDPR” means, collectively, (i) Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) (the “EU GDPR”) and (ii) the EU GDPR as it forms part of the laws of the United Kingdom by virtue of section 3 of the European Union

(Withdrawal) Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (the “UK GDPR”).

“Governmental Approval” means any consent, authorization, approval, licensure, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency (including Regulatory Agencies and data protection authorities), government department, authority, instrumentality, regulatory body, commission, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Governmental Payor Programs” means all governmental third party payor programs in which any Credit Party or its Subsidiaries participates, including Medicare, Medicaid, TRICARE or any other U.S. federal or state health care programs.

“Guarantor” means, at any time, any Person that is, pursuant to the terms of any Loan Document, a guarantor of any of the Obligations at that time.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Health Care Laws” means, collectively:  (a) applicable federal, state or local laws, rules, regulations, codes, orders, ordinances, statutes and requirements issued under or in connection with Medicare, Medicaid or any other Government Payor Program; (b) applicable federal and state laws and regulations governing the privacy, security, confidentiality, or notification of breaches regarding health information, including HIPAA and Section 5 of the FTC Act; (c) applicable federal, state and local fraud and abuse laws of any Governmental Authority, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (d) the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); (e) any applicable reporting and disclosure requirements, including any arising under Section 603 of the Veteran’s Health Care Act (Quarterly and Annual Non-Federal Average Manufacturer Price and Federal Ceiling Price), Best Price, Federal Supply Schedule Contract Prices and Tricare Retail Pharmacy Refunds, and Medicare Part D; and (f) any other applicable domestic or foreign health care laws, rules, codes, regulations, manuals (to the extent such manuals are binding and have the force of law), orders, ordinances, and statutes relating to the research, development, testing, approval, licensure, post-approval or post-licensure monitoring, reporting, manufacture, production, packaging, labeling, use, commercialization, marketing, promotion, advertising, importing, exporting, storage, transport, offer for sale, distribution or sale of or payment for Product.

“Hedging Agreement” means any interest rate, currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity or equity prices or values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation execution in connection with any such agreement or arrangement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health (HITECH) Act of 2009, any and all rules or regulations promulgated from time to time thereunder, and any U.S. state or federal laws with regard to the security, privacy, or notification of breaches of the confidentiality of health information which are not preempted pursuant to 45 C.F.R. Part 160, Subpart B.

“IBA” is defined in Section 2.3(e)(i).

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness for advanced or borrowed money of, or credit extended to, such Person; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of assets, properties, services or rights (other than (i) accrued expenses and trade payables entered into in the ordinary course of business which are not more than one hundred and eighty (180) days past due or subject to a bona fide dispute, (ii) obligations to pay for services provided by employees and individual independent contractors in the ordinary course of business which are not more than one hundred and twenty (120) days past due or subject to a bona fide dispute, (iii) liabilities associated with customer prepayments and deposits, and (iv) prepaid or deferred revenue arising in the ordinary course of business), including (A) any obligation or liability to pay deferred purchase price or other similar deferred consideration for such assets, properties, services or rights where such deferred purchase price or consideration becomes due and payable solely upon the passage of time,  and (B) any obligation described in clause (b) of the definition of “Contingent Obligation” that is due and payable (or that becomes due and payable) solely with the passage of time (and not upon the occurrence of an event or the performance of an act); (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds, performance bonds and other similar instruments issued by such Person; (d) all obligations of such Person evidenced by notes, bonds, debentures or other debt securities or similar instruments (including debt securities convertible into Equity Interests), including obligations so evidenced incurred in connection with the acquisition of properties, assets or businesses; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations of such Person; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product by such Person; (h) Disqualified Equity Interests; (i) all indebtedness referred to in clauses (a) through (g) above of other Persons secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in assets or properties (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness of such other Persons; and (i) all Contingent Obligations of such Person described in clause (a) of the definition thereof.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs, reasonable and documented out-of-pocket fees, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees, expenses and disbursements of one counsel for Indemnified Persons plus, as applicable, one local legal counsel in each relevant material jurisdiction and one intellectual property legal counsel, and in the case of an actual or perceived conflict of interest, one additional counsel for such affected Indemnified Persons, in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened in writing by any Person, whether or not any such Indemnified Person shall have commenced such proceeding or hearing or be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnified Persons in enforcing any indemnity hereunder) that may at any time, whether before or after the payment of the Term Loans, and whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnified Person, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including any Lender’s agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of any guaranty of the Obligations)) or any action taken or omitted by the Collateral Agent or its Related Party under or in connection with any of the foregoing.

“Indemnified Person” is defined in Section 11.2(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Insolvency Proceeding” means, with respect to any Person, any proceeding by or against such Person under the United States Bankruptcy Code, or any other domestic or foreign bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all:

(a)Copyrights, Trademarks, and Patents;

(b)trade secrets and trade secret rights, including any rights to unpatented inventions, know-how, show-how and operating manuals;

(c)(i) all computer programs, including source code and object code versions, (ii) all data, databases and compilations of data, whether machine readable or otherwise, and (iii) all documentation, training materials and configurations related to any of the foregoing (collectively, “Software”);

(d)all right, title and interest arising under any contract or Requirements of Law in or relating to Internet Domain Names;

(e)design rights;

(f)IP Ancillary Rights (including all IP Ancillary Rights related to any of the foregoing); and

(g)all other intellectual property or industrial property rights.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, by and between the Collateral Agent, as senior agent, and Coduet Royalty Holdings, LLC, as purchaser.

“Interest Date” means the last day of each calendar quarter.

“Interest Period” means the period commencing on the Closing Date and ending on the numerically corresponding day in the calendar month that is three months thereafter (in each case, subject to the availability for the Benchmark applicable to the Term Loan; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request; provided, further, that notwithstanding the foregoing, the initial Interest Period hereunder shall commence on the Closing Date and end on the first Interest Date occurring in the first full calendar quarter immediately following the Closing Date.

“Interest Rate Determination Date” means (a) initially, the Closing Date and (b) thereafter, the first day of each Interest Period (or, if such day is not a Business Day, the first Business Day immediately following such day).

“Internet Domain Name” means all right, title and interest arising under any contract or Requirements of Law in or relating to Internet domain names.

“Inventory” means all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes all merchandise (including Product), materials (including raw materials), parts, components (including component materials and component raw materials), supplies, packing and shipping materials, work in process and finished products, technology (including software, systems, and solutions), and all elements needed to fulfill obligations related to Product under any Manufacturing Agreements including such inventory as is temporarily out of a Credit Party’s or Subsidiary’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means (a) any beneficial ownership interest in any Person (including Equity Interests), (b) any Acquisition or (c) the making of any advance, loan, extension of credit or capital contribution in or to, any Person.

“IP Agreements” means, collectively, (a) that certain Intellectual Property Security Agreement entered into by and among Borrower and the Collateral Agent, dated as of the Closing Date, and (b) any Intellectual Property Security Agreement entered into by and among Borrower, any relevant Credit Party and the Collateral Agent after the Closing Date in accordance with the Loan Documents.

“IP Ancillary Rights” means, with respect to any Copyright, Trademark, Patent, Software, trade secrets or trade secret rights, including any rights to unpatented inventions, know-how, show-how and operating manuals, all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect thereto, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other intellectual property right ancillary to any Copyright, Trademark, Patent, Software, trade secrets or trade secret rights.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” is defined in Section 2.6(d)(i).

“Knowledge” means, with respect to any Person, the actual knowledge, after reasonable investigation, of the Responsible Officers of such Person.

“Lender” means each Person signatory hereto as a “Lender” and its successors and assigns.

“Lender Expenses” means, collectively:

(a)all reasonable and documented out-of-pocket fees and expenses of the Collateral Agent and, as applicable, each Lender (and their respective successors and assigns) and their respective Related Parties (including the reasonable and documented out-of-pocket fees, expenses and disbursements of any legal counsel, manufacturing consultants or intellectual property experts (it being agreed that such consultant or expert fees, expenses and disbursements shall be limited to one such consultant and one such expert for the Collateral Agent, Lenders and such Related Parties, taken as a whole) therefor, (i) incurred in connection with developing, preparing, negotiating, syndicating, executing and delivering, and interpreting, investigating and administering, the Loan Documents (or any term or provision thereof), any commitment, proposal letter, letter of intent or term sheet therefor or any other document prepared in connection therewith, (ii) incurred in connection with the consummation and administration of any transaction contemplated therein, (iii) incurred in connection with the performance of any obligation or agreement contemplated therein, (iv) incurred in connection with any modification or amendment of any term or provision of, or any supplement to, or the termination (in whole or in part) of, any Loan Document, (v) incurred in connection with internal audit reviews and Collateral audits, or (vi) otherwise incurred with respect to the Credit Parties in connection with the Loan Documents, including any filing or recording fees and expenses; and

(b)all reasonable and documented out-of-pocket costs and expenses incurred by the Collateral Agent and each Lender (and their respective successors and assigns) and their respective Related Parties (including the reasonable and documented out-of-pocket fees, expenses and disbursements of any legal counsel therefor for the Collateral Agent, Lenders and such Related Parties taken as a whole) in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out,” (ii) the enforcement or protection or preservation of any right or remedy under any Loan Document, any Obligation, with respect to any of the Collateral or any other related right or remedy, or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any Insolvency Proceeding) related to any Credit Party or any Subsidiary of any Credit Party in respect of any Loan Document or Obligation, or otherwise in connection with any Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto); provided, that, except with respect to an Insolvency Proceeding, to the extent such enforcement entails the Collateral Agent or any Lender commencing legal action of any sort against Borrower, any fees and expenses incurred in connection therewith shall only be payable by Borrower to the extent the Collateral Agent or any Lender is successful in such legal action.

“Lender Transfer” is defined in Section 11.1(b).

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind or assignment for security purposes, whether voluntarily incurred or arising by operation of law or otherwise against any property or assets.

“Liquidity” means, as of any date, the aggregate amount of unrestricted cash and Cash Equivalents of the Credit Parties and their respective Subsidiaries held in any Collateral Accounts (or during the first ninety (90) days following the Closing Date, amount of unrestricted cash and Cash Equivalents of the Credit Parties and their respective Subsidiaries held in Accounts subject to Section 5.14(b)).

“Loan Documents” means, collectively, this Agreement, the Disclosure Letter, the Term Loan Notes, the Fee Letters, the Security Agreement, the IP Agreements, the Perfection Certificate, any Control Agreement, any Collateral Access Agreement, any other Collateral Document, any guaranties executed by a Guarantor in favor of the Collateral Agent for the benefit of Lenders and the other Secured Parties in connection with this Agreement, and any other present or future agreement between or among a Credit Party, the Collateral Agent and any Lender in connection with this Agreement, including in each case, for the avoidance of doubt, any annexes, exhibits or schedules thereto.

“LOQTORZI” is defined in the definition of “Product”.

“LOQTORZI Competitor” means, any pharmaceutical or biologic product, other than LOQTORZI, that is an anti-PD-1 monospecific antibody or anti-PD-L1 monospecific antibody, excluding, in each case, any other modality molecule including such antibody (such as a bi-specific or multi-specific antibody or fused cytokine).

“Makewhole Amount” means, as of any date of prepayment of the Term Loan occurring prior to the 1st  anniversary of the Closing Date, an amount equal to the sum of all interest that would have accrued and been payable from such date of prepayment through the 1st anniversary of the Closing Date on the amount of principal prepaid.

“Managed Care Plans” means all health maintenance organizations, preferred provider organizations, individual practice associations, competitive medical plans and similar arrangements.

“Manufacturing Agreement” means (i) any contract or agreement entered into on or prior to the Closing Date by any Credit Party or any of its Subsidiaries with third parties for (x) the clinical or commercial manufacture or supply in the Territory of Product for any indication, (y) the clinical or commercial manufacture or supply of the active ingredient incorporated in Product that was included in a NDA or a BLA for such Product (with the Manufacturing Agreements in effect as of the Closing Date being set forth in Schedule 12.1 of the Disclosure Letter), or (z) the use of Product in the Territory, and (ii) any future contract or agreement entered into after the Closing Date by any Credit Party or any of its Subsidiaries with third parties for (x) the clinical or commercial manufacture or supply in the Territory of Product for any indication, (y) the clinical or commercial manufacture or supply of the active ingredient incorporated in Product, or (z) for the use of Product in the Territory.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X of the Federal Reserve Board as now and from time to time hereafter in effect.

“Market Capitalization” means, as of any date of determination, the product of (a) the 30-Day volume weighted average price (VWAP) as of such date of determination multiplied by (b) the aggregate number of outstanding shares of common stock of the Borrower as reported on the Borrower’s most recently filed Form 10-Q or Form 10-K.

“Material Adverse Change” means:  (i) any material adverse change in or effect on the business, financial condition, properties or assets (including all or any portion of the Collateral), liabilities (actual or contingent), operations or performance of the Credit Parties, taken as a whole, since December 31, 2020; (ii) without limiting the generality of clause (i) above, any material adverse change in (x) any material rights of any Credit Party or any of its Subsidiaries under any Material Contract or (y) any material portion of the anticipated revenues or liabilities arising therefrom; (iii) any material adverse change in or effect on the ability of the Credit Parties, taken as a whole, to fulfill the payment or performance obligations under this Agreement or any other Loan Document; or (iv) any material adverse change in or effect on the binding nature or validity of, or the ability of the Collateral Agent or any Lender to enforce, the Loan Documents or any of its rights or remedies under the Loan Documents (except to the extent directly resulting from any act or omission to act on the part of the Collateral Agent or any Lender).  Notwithstanding the foregoing, no single clinical or regulatory failure shall, in and of itself, constitute or be deemed to constitute a Material Adverse Change hereunder.

“Material Contract” means any contract or other arrangement to which any Credit Party or any of its Subsidiaries is a party (other than the Loan Documents) or by which any of its assets or properties are bound, in each case, relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of Specified Product in the Territory, for which the breach of, default or nonperformance under, cancellation or termination of or the failure to renew could reasonably be expected to result in a Material Adverse Change.  For the avoidance of doubt, the Exclusive License and Commercialization Agreement, dated February 1, 2021, by and between Coherus BioSciences, Inc. and Shanghai Junshi Biosciences Co., Ltd is a Material Contract.

“Medicaid” means the health care assistance program established by Title XIX of the SSA (42 U.S.C. 1396 et seq.).

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the SSA (42 U.S.C. 1395 et seq.).

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on real estate or any interest in real estate.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which Borrower or its Subsidiaries or their respective ERISA Affiliates is then making or accruing an obligation to make contributions; (b) to which Borrower or its Subsidiaries or their respective ERISA Affiliates has within the preceding five (5) plan years made contributions; or (c) with respect to which Borrower or its Subsidiaries could incur material liability.

“NDA” means a new drug application, submitted to the FDA pursuant to 21 U.S.C. § 355 seeking authorization to market a new drug in the United States.

“Net Sales” means, for any period, net sales determined in accordance with Applicable Accounting Standards and as presented in Borrower’s financial statements filed with the SEC; provided, however, that “Net Sales” shall exclude any non-recurring payments and any non-sales-based revenues or proceeds.

“New Subsidiary” is defined in Section 5.13.

“Non-Consensual Change in Control” is defined in Section 2.2(d)(ii).

“Obligations” means, collectively, the Credit Parties’ obligations to pay when due any and all debts, principal, interest, Lender Expenses, the Additional Consideration, the Makewhole Amount (if applicable), the Prepayment Premium (if applicable) and any other fees, expenses, indemnities and amounts any Credit Party owes any Lender or the Collateral Agent now or later, under this Agreement or any other Loan Document, including interest accruing after Insolvency Proceedings begin (whether or not allowed), and to perform Borrower’s duties under the Loan Documents.  Notwithstanding the foregoing, the Obligations shall not include any warrants or other equity instruments.

“OFAC” is defined in Section 4.18(c).

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” means, collectively with respect to any Person, such Person’s formation and constitutional documents and, (a) if such Person is a corporation, its bylaws (or similar organizational regulations), (b) if such Person is an exempted company or a company limited by shares, its memorandum and articles of association (or similar organizational regulations), (c) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (d) if such Person is a partnership, its partnership agreement (or similar agreement), in each case including all amendments, restatements, supplements and modifications thereto.

“ordinary course of business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, undertaken by such Person in good faith and not for purposes of evading any covenant, prepayment obligation or restriction in any Loan Document.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising solely from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, mortgage or property Taxes, charges or similar levies or similar Taxes that arise from any payment made hereunder, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to a Lender Transfer.

“Participant Register” is defined in Section 11.1(d).

“Patents” means all patents and patent applications (including any improvements, continuations, continuations-in-part, divisions, provisionals or any substitute applications), any patent issued with respect to any of the foregoing patent applications, any reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign and international counterparts of any of the foregoing.  For the avoidance of doubt, patents and patent applications under this definition include individual patent claims and include all patents and patent applications filed with the U.S. Patent and Trademark Office or which could be nationalized in the United States.

“Patriot Act” is defined in Section 3.1(h).

“Perfection Certificate” is defined in Section 4.6.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of Term SOFR.

“Permitted Acquisition” means any Acquisition, so long as:

(a)no Default or Event of Default shall have occurred and be continuing as of, or could reasonably be expected to result from, the consummation of such Acquisition;

(b)the properties or assets being acquired, or the Person whose Equity Interests are being acquired, in such Acquisition are useful in or engaged in, as applicable, (i) any Product line of business then-conducted by Borrower and its Subsidiaries, or (ii) a line of business that is related or ancillary to or in furtherance of a Product line of business then-conducted by Borrower and its Subsidiaries;

(c)in the case of any Asset Acquisition, any and all assets are being acquired or licensed in such Acquisition by a Credit Party and, within the timeframes expressly set forth in Section 5.12, such Credit Party shall have executed and delivered or authorized, as applicable, any and all joinders, security agreements, financing statements and any other documentation, and made such other deliveries, required by Section 5.12 or reasonably requested by the Collateral Agent in order to include such newly acquired or licensed assets within the Collateral, in each case to the extent required by Section 5.12;

(d)in the case of any Stock Acquisition, any and all Equity Interests are being acquired in such Acquisition directly by a Credit Party and, within the timeframes expressly set forth in Section 5.13, such Credit Party shall have complied with its obligations under Section 5.13, in each case to the extent such Equity Interests are subject thereto; and

(e)any Indebtedness or Liens assumed in connection with such Acquisition are otherwise permitted under Section 6.4 or 6.5, respectively.

(f)Subject to the immediately following proviso, the Borrower shall demonstrate, in form and substance reasonably satisfactory to the Required Lenders, that the entity to be acquired had positive earnings before interest, taxes, depreciation and amortization for the most recently completed four fiscal quarters prior to the proposed closing date of such acquisition (“Positive  EBITDA”, and, the requirement under this clause (f), the “Positive EBITDA Requirement”); provided, that Borrower shall be deemed to be in compliance with the Positive EBITDA Requirement for the acquisition of any entity that does not have Positive EBITDA at the time of consummation of the acquisition so long as the Borrower certifies in writing to the Lenders (with such backup forecasts, calculations and other supporting data as the Lenders may reasonably request) that, on a pro forma basis after giving effect to such acquisition, (i) the Borrower shall have Liquidity of at least 105% of the aggregate principal amount of the Term Loans then outstanding immediately following the consummation of such acquisition and for the 12 months thereafter and (ii) such acquisition shall have been approved by the board of directors of the Borrower (and the Borrower shall have provided the Lenders with such consent).

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Borrower’s common stock purchased by Borrower in connection with the issuance of any Permitted Convertible Indebtedness; provided that the purchase price for any Permitted Bond Hedge Transaction, less the proceeds received by Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net cash proceeds received by Borrower from the sale of the Permitted Convertible Indebtedness issued in connection with such Permitted Bond Hedge Transaction and does not result in the incurrence of additional Indebtedness by Borrower (other than such Permitted Convertible Indebtedness).

“Permitted Convertible Indebtedness” means Indebtedness of the Borrower that is either convertible into common stock of Borrower (and cash in lieu of fractional shares) or into cash (in an amount determined by reference to the price of such common stock) or any combination thereof; provided, however, that: (a) the terms, conditions and covenants of such Indebtedness shall be on terms and conditions that are, customary for convertible Indebtedness of such type (as reasonably determined by Borrower in its good faith judgment) and shall not include any covenants and defaults that are, taken as a whole, more restrictive on the Credit Parties than the provisions of this Agreement (as reasonably determined by Borrower in its good faith judgment); (b) such Indebtedness shall be unsecured or, if secured, shall be subordinate to the Obligations; (c) such Indebtedness shall not be guaranteed by any Subsidiary of Borrower; (d) such Indebtedness shall not (i) mature or be mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) be redeemable at the option of the holder thereof, in whole or in part or (iii) provide for the scheduled payment of dividends or distributions (other than scheduled cash interest payments) in cash, in each case of the foregoing sub-clauses (i), (ii) and (iii), earlier than twelve (12) months after the Term Loan Maturity Date

(it being understood, for the avoidance of doubt, that (w) a redemption right of Borrower in respect of such Indebtedness, (x) conversion rights of holders in respect of such Indebtedness, (y) acceleration rights of holders of such Indebtedness upon the occurrence of an event of default specified in the agreement governing such Indebtedness and (z) the obligation to pay customary amounts to holders of such Indebtedness in connection with a “change of control” or “fundamental change”, in each case, shall not be considered in connection with the determination of scheduled maturity date for purposes of this clause (d)); (e) immediately prior to and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing; (f) immediately after giving effect to the incurrence of any such Indebtedness, the amount of all Permitted Convertible Indebtedness (including all Indebtedness under the 2026 Convertible Notes and the indenture relating thereto) permitted hereunder and then-outstanding shall not exceed the greater of (i) $350,000,000 in the aggregate or (ii) 25.0% of Borrower’s Market Capitalization as of the date of pricing for such Permitted Convertible Indebtedness; and (g) at the time such Indebtedness is incurred, Borrower shall have delivered to the Collateral Agent and each Lender a certificate of a Responsible Officer of Borrower certifying as to the foregoing clauses (a) through (f).

“Permitted Distributions” means, in each case subject to Section 6.8 if applicable:

(a)dividends, distributions or other payments by any Wholly-Owned Subsidiary of Borrower on its Equity Interests to, or the redemption, retirement or purchase by any Wholly-Owned Subsidiary of Borrower of its Equity Interests from, Borrower or any other Wholly-Owned Subsidiary of Borrower;

(b)dividends, distributions or other payments by any non-Wholly-Owned Subsidiary on its Equity Interests to, or the redemption, retirement or purchase by any non-Wholly-Owned Subsidiary of its Equity Interests from, Borrower or any other Subsidiary or each other owner of such non-Wholly-Owned Subsidiary’s Equity Interests based on their relative ownership interests of the relevant class of such Equity Interests;

(c)redemptions or conversions by Borrower in whole or in part any of its Equity Interests for or into another class of its Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests;

(d)any such payments arising from a Permitted Acquisition or other Permitted Investment by Borrower or any of its Subsidiaries;

(e)the payment of dividends by Borrower and each Subsidiary solely in non-cash pay and non-redeemable capital stock (including, for the avoidance of doubt, dividends and distributions payable solely in Equity Interests);

(f)cash payments in lieu of the issuance of fractional shares arising out of stock dividends, splits or combinations or in connection with the exercise of warrants or options or the conversion of the 2026 Convertible Notes or Permitted Convertible Indebtedness or other securities convertible into or exchangeable for Equity Interests;

(g)in connection with any Acquisition or other Investment by Borrower or any of its Subsidiaries, (i) the receipt or acceptance of the return to Borrower or any of its Subsidiaries of Equity Interests of Borrower constituting a portion of the purchase price consideration in settlement of indemnification claims, or as a result of a purchase price adjustment (including earn-outs or similar obligations) and (ii) payments or distributions to equity holders pursuant to appraisal rights required under Requirements of Law;

(h)the distribution of rights pursuant to any shareholder rights plan or the redemption of such rights for nominal consideration in accordance with the terms of any shareholder rights plan;

(i)dividends, distributions or payments on its Equity Interests by any Subsidiary to any Credit Party;

(j)dividends, distributions or payments on its Equity Interests by any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party;

(k)purchases of Equity Interests of Borrower or its Subsidiaries in connection with the exercise of stock options by way of cashless exercise, or in connection with the satisfaction of withholding tax obligations;

(l)issuance to directors, officers, employees or contractors of Borrower of common stock of Borrower upon the vesting of restricted stock, restricted stock units, or other rights to acquire common stock of Borrower, in each case pursuant to plans or agreements approved by Borrower’s Board of Directors or stockholders;

(m)the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Borrower or any of its Subsidiaries held by any future, present or former employee, consultant, officer or director (or spouse, ex-spouse or estate of any of the foregoing or trust for the benefit of any of the foregoing or any lineal descendants thereof) of Borrower or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement or employment agreement; provided, however, that the aggregate payments made under this clause (m) do not exceed in any calendar year the sum of (i) $2,500,000 plus (ii) the amount of any payments received in such calendar year under key-man life insurance policies;

(n)dividends or distributions on its Equity Interests by Borrower or any of its Subsidiaries payable solely in additional shares of its common stock;

(o)(x) any payments in connection with a Permitted Bond Hedge Transaction and (y) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of the Borrower’s common stock upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in Borrower’s common stock upon any early termination thereof; and

(p)payments by any Credit Party or any Subsidiary of a Credit Party to any Credit Party or any Subsidiary of a Credit Party pursuant to Tax sharing agreements among the Credit Parties and their Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Credit Party and their Subsidiaries.

“Permitted Indebtedness” means:

(a)Indebtedness of the Credit Parties to Secured Parties under this Agreement and the other Loan Documents;

(b)Indebtedness existing on the Closing Date and shown on Schedule 12.2 of the Disclosure Letter;

(c)RESERVED;

(d)Indebtedness not to exceed $5,000,000 in the aggregate at any time outstanding, consisting of (i) Indebtedness incurred to finance the purchase, construction, repair, or improvement of fixed assets and (ii) Capital Lease Obligations;

(e)unsecured Indebtedness in connection with trade credit, corporate credit cards, credit processing services, stored value cards, purchasing cards or bank card products;

(f)guarantees of Permitted Indebtedness;

(g)Indebtedness (x) assumed in connection with any Permitted Acquisition, so long as such Indebtedness (i) was not incurred in connection with, or in anticipation of, such Permitted Acquisition and (ii) is at all times Subordinated Debt and (y) incurred in connection with any Permitted Acquisition to finance all or a portion of the consideration therefor, so long as such Indebtedness (i) does not exceed $5,000,000 in the aggregate at any time outstanding and (ii) is at all times Subordinated Debt;

(h)Indebtedness of Borrower or any of its Subsidiaries with respect to letters of credit outstanding and secured solely by cash or Cash Equivalents, in each case entered into in the ordinary course of business, not to exceed $5,000,000 in the aggregate at any time outstanding;

(i)unsecured Indebtedness owed: (i) by a Credit Party to another Credit Party; (ii) by a Subsidiary of Borrower that is not a Credit Party to another Subsidiary of Borrower that is not a Credit Party; (iii) by a Credit Party to a Subsidiary of Borrower that is not a Credit Party (provided, that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Collateral Agent); and (iv) by a Subsidiary of Borrower that is not a Credit Party to a Credit Party, not to exceed $2,500,000 in the aggregate at any time outstanding, solely to the extent such Indebtedness is permitted pursuant to clause (o)(iv) of the definition of Permitted Investments;

(j)Indebtedness not to exceed $2,500,000 in the aggregate at any time outstanding consisting of Contingent Obligations described in clause (a) of the definition thereof: (i) of a Credit Party of Permitted Indebtedness of another Credit Party (or obligations that do not constitute Indebtedness hereunder and are not prohibited hereunder); (ii) of a Subsidiary of Borrower which is not a Credit Party of Permitted Indebtedness (or obligations that do not constitute Indebtedness hereunder and are not prohibited hereunder) of another Subsidiary of Borrower which is not a Credit Party; (iii) of a Subsidiary of Borrower which is not a Credit Party of Permitted Indebtedness (or obligations that do not constitute Indebtedness hereunder and are not prohibited hereunder) of a Credit Party; or (iv) of a Credit Party of Permitted Indebtedness (or obligations that do not constitute Indebtedness hereunder and are not prohibited hereunder) of a Subsidiary of Borrower which is not a Credit Party;

(k)Indebtedness not to exceed $5,000,000 in the aggregate at any time outstanding consisting of Contingent Obligations described in clause (b) of the definition thereof, incurred in connection with any Permitted Acquisition, Permitted Transfer or Permitted Investment, in each instance only if such Indebtedness is due and payable upon the occurrence of an event or the performance of an act (and not solely with the passage of time);

(l)Indebtedness of any Person that becomes a Subsidiary of Borrower (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary of Borrower in a transaction permitted hereunder) after the Closing Date;

(m)(i) Indebtedness with respect to workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations or (ii) Indebtedness related to employee benefit plans, including annual employee bonuses, accrued wage increases and 401(k) plan matching obligations; in each case, incurred in the ordinary course of business;

(n)Indebtedness in respect of (i) performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations arising in the ordinary course of business and (ii) customary indemnification obligations to purchasers in connection with Permitted Dispositions;

(o)Indebtedness in respect of netting services, overdraft protection and other cash management services, in each case in the ordinary course of business;

(p)Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(q)Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by any Credit Party in the ordinary course of business;

(r)unsecured Indebtedness incurred in connection with any items of Permitted Distributions in clause (m) of the definition of “Permitted Distributions”;

(s)Subordinated Debt, not to exceed $5,000,000 in the aggregate at any time outstanding;

(t)Permitted Convertible Indebtedness (including, for the avoidance of doubt, all Indebtedness under the 2026 Convertible Notes and the indenture relating thereto), not to exceed the greater of (i) $350,000,000 in the aggregate or (ii) 25.0% of Borrower’s Market Capitalization as of the date of pricing for such Permitted Convertible Indebtedness;

(u)to the extent constituting Indebtedness, Permitted Bond Hedge Transactions and Permitted Warrant Transactions;

(v)other unsecured Indebtedness in an aggregate amount not to exceed $2,500,000 at any one time outstanding;

(w)to the extent constituting Indebtedness, obligations with respect to hedging, interest rate swap agreement or interest rate cap agreements;

(x)accrued expenses and trade payables entered into in the ordinary course of business;

(y)obligations to pay for services provided by employees and individual independent contractors in the ordinary course of business;

(z)liabilities associated with customer prepayments and deposits arising in the ordinary course of business;

(aa)prepaid or deferred revenue arising in the ordinary course of business;

(ab)Indebtedness incurred pursuant to the Permitted Royalty Transaction; and

(ac)subject to the proviso immediately below, extensions, refinancings, renewals, modifications, amendments, restatements and, in the case of any items of Permitted Indebtedness in clause (b) of the definition thereof or Permitted Indebtedness (including Permitted Convertible Indebtedness) constituting notes governed by an indenture, exchanges, of any items of Permitted Indebtedness in clauses (a) through (aa) above, provided, that in the case of clauses (b) and (g) above, the principal amount thereof is not increased (other than by any reasonable amount of premium (if any), interest (including post-petition interest), fees, expenses, charges or additional or contingent interest reasonably incurred in connection with the same and the terms thereof); provided, further, that in the case of any Indebtedness permitted under clause (t) above, (x) the maturity thereof is not shortened to before the Term Loan Maturity Date, (y) the amount of such Indebtedness at the time of, and taking into effect, such extension, refinancing, renewal, modification, amendment, restatement or exchange, together with all other Permitted Convertible Indebtedness then-outstanding (including under the 2026 Convertible Notes and the indenture relating thereto), does not exceed $350,000,000 in the aggregate, and (z) there is no change to or addition of any direct or indirect obligor with respect thereto.

“Permitted Investments” means:

(a)Investments (including Investments in Subsidiaries) existing on the Closing Date and shown on Schedule 12.3 of the Disclosure Letter, including any extensions, renewals or reinvestments thereof;

(b)Investments consisting of cash and Cash Equivalents;

(c)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d)subject to Section 5.5, Investments consisting of deposit accounts or securities accounts;

(e)Investments in connection with Permitted Transfers;

(f)Investments consisting of (i) travel advances and employee relocation loans and other employee advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of Equity Interests of Borrower pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)Investments consisting of accounts receivable of, or prepaid royalties and other credit extensions or advances, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this clause (h) shall not apply to Investments of any Credit Party in any of its Subsidiaries;

(i)joint ventures or strategic alliances (i) consisting of the licensing or development of technology or the providing of technical support or (ii) relating to a Product line of business;

(j)Investments (i) required in connection with a Permitted Acquisition (including the formation of any Subsidiary for the purpose of effectuating such Permitted Acquisition, the capitalization of such Subsidiary whether by capital contribution or intercompany loans to the extent otherwise permitted by the terms of this Agreement, related Investments in Subsidiaries necessary to consummate such Permitted Acquisition and the receipt of any non-cash consideration in such Permitted Acquisition) and (ii) consisting of earnest money or escrow deposits required in connection with a Permitted Acquisition or other acquisition of properties or assets not otherwise prohibited hereunder;

(k)Investments constituting the formation of any Subsidiary for the purpose of consummating a merger or acquisition transaction permitted by Section 6.3(a)(i) through (iv) hereof, which such transaction is otherwise a Permitted Investment;

(l)Investments of any Person that (i) becomes a Subsidiary of Borrower (or of any Person not previously a Subsidiary of Borrower that is merged or consolidated with or into a Subsidiary of Borrower in a transaction permitted hereunder) after the Closing Date, or (ii) are assumed after the Closing Date by any Subsidiary of Borrower in connection with an acquisition of assets from such Person by such Subsidiary, in either case, in a Permitted Acquisition; provided, that in each case, any such Investment (w) does not constitute Indebtedness, (x) exists at the time such Person becomes a Subsidiary of Borrower (or is merged or consolidated with or into a Subsidiary of Borrower) or such assets are acquired, (y) was not made in contemplation of or in connection with such Person becoming a Subsidiary of Borrower (or merging or consolidating with or into a Subsidiary of Borrower) or such acquisition of assets, and (z) could not reasonably be expected to result in a Default or an Event of Default;

(m)Investments arising as a result of the licensing of Intellectual Property in the ordinary course of business and not prohibited under this Agreement;

(n)to the extent constituting an Investment, any payments in connection with a Permitted Bond Hedge Transaction;

(o)Investments by: (i) any Credit Party in any other Credit Party; (ii) any Subsidiary of Borrower which is not a Credit Party in another Subsidiary of Borrower which is not a Credit Party; (iii) any Subsidiary of Borrower which is not a Credit Party in any Credit Party; (iv) any Credit Party in a Subsidiary of Borrower which is not a Credit Party, not to exceed $2,500,000 in the aggregate at any time; and (v) Borrower and its Subsidiaries consisting solely of the Equity Interests in their respective Wholly-Owned Subsidiaries existing on the Closing Date and (y) following the Closing Date, only if the formation or acquisition of, or merger or consolidation resulting in a Person becoming, a Wholly-Owned Subsidiary of Borrower or its Subsidiaries is not prohibited hereunder;

(p)Repurchases of capital stock of Borrower or any of its Subsidiaries deemed to occur upon the exercise of options, warrants or other rights to acquire capital stock of Borrower or such Subsidiary solely to the extent that shares of such capital stock represent a portion of the exercise price of such options, warrants or such rights;

(q)other Investments not exceeding $2,500,000 in the aggregate at any one time outstanding;

(r)RESERVED;

(s)RESERVED; and

(t)provided, however, that, none of the foregoing Investments shall be a “Permitted Investment” if any Indebtedness or Liens assumed in connection with such Investment are not otherwise permitted under Section 6.4 or 6.5, respectively.

Notwithstanding the foregoing, other than in connection with clause (n) above, “Permitted Investments” shall not include any Hedging Agreements.

“Permitted CH-131 License” means any non-exclusive or exclusive license of CH-131 entered into in the ordinary course of business; provided, that, with respect to such license, (a) no Default or Event of Default has occurred or is continuing at the time of entry into such license, (b) in the case of any exclusive license of CH-131, Borrower delivers (i) ten (10) days’ prior written notice and a summary in reasonable detail of the terms of the proposed license to the Collateral Agent and (ii) promptly upon consummation thereof, copies of the final executed license agreement and other material related documents in connection therewith to the Collateral Agent and the Lenders, and (c) all upfront payments, royalties, milestone payments or other proceeds arising from any such license that are payable to Borrower or any of its Subsidiaries are paid to an Account that is subject to and governed by a Control Agreement.

“Permitted Licenses” means, collectively: (a) any non-exclusive license or covenant not to sue in any geography or with respect to any Intellectual Property; (b) the Permitted CH-131 License, (c) licenses pursuant to any Manufacturing Agreement, in each case, solely with respect to the services provided under such agreement, (d) any exclusive license or covenant not to sue as to any geography other than the U.S., of or with respect to any Intellectual Property; provided, that any such third-party licensee may be granted a non-exclusive right to develop, conduct clinical trials or manufacture any Product inside the U.S., solely for the purposes of commercializing such Product in any geography other than the U.S.; (e) any non-exclusive grant in any geography, or any exclusive grant as to any geography other than the U.S., of development, manufacturing, production, commercialization, marketing, co-promotion, distribution, sale, lease or similar commercial rights; (f) any intercompany license or other similar arrangement among Credit Parties; (g) any non-exclusive license or covenant not to sue in any geography involving assets relating to any Product line of business of Borrower and its Subsidiaries and (h) licenses entered into with CMOs in the ordinary course of business.  Notwithstanding the foregoing or any other provision of this Agreement,  no Excluded License with respect to Specified Product entered into after the Closing Date shall be a “Permitted License” hereunder without the prior written consent of the Collateral Agent or the Required Lenders.

“Permitted Liens” means:

(a)Liens in favor and for the benefit of any Lender and the other Secured Parties securing the Obligations pursuant to any Loan Document;

(b)Liens existing on the Closing Date and set forth on Schedule 12.4 of the Disclosure Letter;

(c)Liens for Taxes, assessments or governmental charges (i) which are not yet delinquent or (ii) which are being contested in good faith and by appropriate proceedings promptly instituted and diligently conducted; provided that adequate reserves therefor have been set aside on the books of the applicable Person and maintained in conformity with Applicable Accounting Standards, if required; provided, further, that in the case of a Tax, assessment or charge that has or may become a Lien against any Collateral, such contest proceedings conclusively operate to stay the sale or forfeiture of any portion of any Collateral to satisfy such Tax, assessment or charge;

(d)Pledges or deposits made in the ordinary course of business (other than Liens imposed by ERISA) in connection with workers’ compensation, payroll taxes, employment insurance, unemployment insurance, old-age pensions, or other similar social security legislation, (ii) pledges or deposits made in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Borrower or any of its Subsidiaries, (iii) subject to Section 6.2(b), statutory or common law Liens of landlords, (iv) Liens otherwise arising by operation of law in favor of the owner or sublessor of leased premises and confined to the property rented, (v) Liens that are restrictions on transfer of securities imposed by applicable securities laws, (vi)  Liens resulting from a filing by a lessor as a precautionary filing for a true lease, and (vii) pledges or deposits to secure performance of tenders, bids, leases, statutory or regulatory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature, in each case other than for borrowed money and entered into in the ordinary course of business;

(e)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under either Section 7.4 or 7.7;

(f)Liens (including the right of set-off) in favor of banks or other financial institutions incurred on deposits made in accounts held at such institutions in the ordinary course of business; provided that such Liens (i) are not given in connection with the incurrence of any Indebtedness, (ii) relate solely to obligations for administrative and other banking fees and expenses incurred in the ordinary course of business in connection with the establishment or maintenance of such accounts and (iii) are within the general parameters customary in the banking industry;

(g)Liens that are contractual rights of set-off (i) relating to pooled deposit or sweep accounts of Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (ii) relating to purchase orders and other agreements entered into with customers of Borrower or any of its Subsidiaries in the ordinary course of business, including vendors’ liens to secure payment arising under Article 2 of the Code or similar provisions of Requirements of Law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(h)Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any Permitted Acquisition, Permitted Investment or other acquisition of assets or properties not otherwise prohibited under this Agreement;

(i)Liens existing on assets or properties at the time of its acquisition or existing on the assets or properties of any Person at the time such Person becomes a Subsidiary of Borrower, in each case after the Closing Date; provided that (i) neither such Lien was created nor the Indebtedness secured thereby was incurred in contemplation of such acquisition or such Person becoming a Subsidiary of Borrower, (ii) such Lien does not extend to or cover any other assets or properties (other than the proceeds or products thereof and other than after-acquired assets or properties subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that requires, pursuant to its terms and conditions in effect at such time, a pledge of after-acquired assets or properties, it being understood that such requirement shall not be permitted to apply to any assets or properties to which such requirement would not have applied but for such acquisition), (iii) the Indebtedness and other obligations secured thereby is permitted under Section 6.4 hereof and (iv) such Liens are of the type otherwise permitted under Section 6.5 hereof;

(j)Liens securing Indebtedness permitted under clause (d) of the definition of “Permitted Indebtedness” (including any extensions, refinancings, modifications, amendments or restatements of such Indebtedness permitted under clause (t) of the definition of “Permitted Indebtedness”); provided, that such Lien does not extend to or cover any assets or properties other than those that are (i) subject to such Capital Lease Obligations or (ii) acquired with or otherwise financed by such Indebtedness;

(k)servitudes, easements, rights-of-way, restrictions and other similar encumbrances on real property imposed by Requirements of Law and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor defects or other irregularities in title which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Credit Party or any Subsidiary of any Credit Party;

(l)to the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with any Permitted Acquisition or Permitted Investment;

(m)to the extent constituting a Lien, (i) leases or subleases of real property granted in the ordinary course of business (including, if referring to a Person other than a Credit Party or a Subsidiary, in the ordinary course of such Person’s business), (ii) licenses, sublicenses, leases or subleases of personal property (other than Intellectual Property) granted to third parties in the ordinary course of business, in each case which do not interfere in any material respect with the operations of the business of any Credit Party or any of its Subsidiaries and do not prohibit granting the Collateral Agent a security interest in any Credit Party’s personal property held at such location for the benefit of the Lenders and other Secured Parties, and (iii) Permitted Licenses;

(n)Liens on cash or other current assets pledged to secure (i) Indebtedness in respect of corporate credit cards, purchasing cards or bank card products, or (ii) Indebtedness in the form of letters of credit or bank guarantees;

(o)Liens on any properties or assets of Borrower or any of its Subsidiaries which do not constitute Collateral under the Loan Documents, other than (i) any Company IP that does not constitute Collateral under the Loan Documents but is related to any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of Product in the Territory and (ii) Equity Interests of any Subsidiary;

(p)Liens on any properties or assets of Borrower or any of its Subsidiaries imposed by law or regulation which were incurred in the ordinary course of business, including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, contractors’, suppliers of materials’, architects’ and repairmen’s Liens, and other similar Liens arising in the ordinary course of business; provided that such Liens (i) do not materially detract from the value of such properties or assets subject thereto or materially impair the use of such properties or assets subject thereto in the operations of the business of Borrower or such Subsidiary or (ii) are being contested in good faith by appropriate proceedings  which conclusively operate to stay the sale or forfeiture of any portion of such properties or assets subject thereto, and for which adequate reserves have been set aside on the books of the applicable Person and maintained in conformity with Applicable Accounting Standards, if required;

(q)other Liens securing any Indebtedness not prohibited hereunder, not exceeding $500,000 in the aggregate at any time outstanding;

(r)Liens in favor of customs and revenue authorities arising as a Requirement of Law which were incurred in the ordinary course of business, to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(s)Liens on any goods sold to Borrower or any of its Subsidiaries in the ordinary course of business in favor of the seller thereof, but only to the extent securing the unpaid purchase price for such goods and any related expenses.

(t)Liens incurred pursuant to the Permitted Royalty Transaction; and

(u)subject to the provisos immediately below, the modification, replacement, extension or renewal of the Liens described in clauses (a) through (t) above; provided, however, that any such modification, replacement, extension or renewal must (i) be limited to the assets or properties encumbered by the existing Lien (and any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) and (ii) not increase the principal amount of any Indebtedness secured by the existing Lien (other than by any reasonable premium or other reasonable amount paid and fees and expenses reasonably incurred in connection therewith); provided, further, that to the extent any of the Liens described in clauses (a) through (t) above secure Indebtedness of a Credit Party, such Liens, and any such modification, replacement, extension or renewal thereof, shall constitute Permitted Liens if and only to the extent that such Indebtedness is permitted under Section 6.4 hereof.

“Permitted Negative Pledges” means:

(a)prohibitions or limitations with regard to specific properties or assets encumbered by Permitted Liens, if and only to the extent each such prohibition or limitation applies only to such properties or assets;

(b)prohibitions or limitations set forth in any lease, license or other similar agreement entered into in the ordinary course of business;

(c)prohibitions or limitations relating to Permitted Indebtedness, in the case of each relevant agreement, document or instrument if and only to the extent such prohibitions or limitations, taken as a whole, are not materially more restrictive than the prohibitions and limitations set forth in this Agreement and the other Loan Documents, taken as a whole (as reasonably determined by a Responsible Officer of Borrower in good faith);

(d)customary provisions restricting assignments, subletting, sublicensing or other transfer of properties or assets subject thereto set forth in leases, subleases, licenses (including Permitted Licenses) and other similar agreements that are not otherwise prohibited under this Agreement or any other Loan Document, if and only to the extent each such restriction applies only to the properties or assets subject to such leases, subleases, licenses or agreements, and customary provisions restricting assignment, pledges or transfer of any agreement entered into in the ordinary course of business;

(e)prohibitions or limitations imposed by Requirements of Law;

(f)prohibitions or limitations that exist as of the Closing Date under Indebtedness existing on the Closing Date;

(g)customary prohibitions or limitations arising in connection with any Permitted Transfer or contained in any agreement relating to any Permitted Transfer pending the consummation of such Permitted Transfer;

(h)customary provisions in shareholders’ agreements, joint venture agreements, Operating Documents or similar binding agreements relating to, or any agreement evidencing Indebtedness of, any joint venture entity or non-Wholly-Owned Subsidiary and applicable solely to such joint venture entity or non-Wholly-Owned Subsidiary and the Equity Interests issued thereby;

(i)customary net worth provisions set forth in real property leases entered into by Subsidiaries of Borrower, so long as such net worth provisions could not reasonably be expected to impair the ability of Borrower or its Subsidiaries to meet their ongoing obligations (as reasonably determined by a Responsible Officer of Borrower in good faith);

(j)customary net worth provisions set forth in customer agreements entered into in the ordinary course of business that are not otherwise prohibited under this Agreement or any other Loan Document, so long as such net worth provisions could not reasonably be expected to impair the ability of Borrower or its Subsidiaries to meet their ongoing obligations (as reasonably determined by a Responsible Officer of Borrower in good faith);

(k)restrictions on cash or other deposits (including escrowed funds) imposed by agreements entered into in the ordinary course of business that are not otherwise prohibited under this Agreement or any other Loan Document;

(l)prohibitions or limitations set forth in any agreement in effect at the time any Person becomes a Subsidiary (but not any amendment, modification, restatement, renewal, extension, supplement or replacement expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and each such prohibition or limitation does not apply to Borrower or any other Subsidiary (other than such Person and any other Person that is a Subsidiary of such first Person at the time such first Person becomes a Subsidiary);

(m)prohibitions or limitations imposed by any Loan Document;

(n)customary provisions set forth in joint venture agreements or agreements governing minority investments that are not otherwise prohibited under this Agreement or any other Loan Document, if and only to the extent each such prohibition or limitation applies only to the joint venture entity or minority investment that is the subject of such agreement;

(o)limitations imposed with respect to any license acquired in a Permitted Acquisition;

(p)customary provisions restricting assignments or other transfer of properties or assets subject thereto set forth in any agreement entered into in the ordinary course of business, if and only to the extent each such restriction applies only to the properties or assets subject to such agreement;

(q)prohibitions or limitations imposed by any agreement evidencing any Permitted Indebtedness of the type described in any of clause (d) of the definition of “Permitted Indebtedness”; and

(r)prohibitions or limitations imposed by any amendments, modifications, restatements, renewals, extensions, supplements or replacements of any of the agreements referred to in clauses (a) through (q) above, except to the extent that any such amendment, modification, restatement, renewal, extension, supplement or replacement expands the scope of any such prohibition or limitation.

“Permitted Royalty Transaction” means the transactions contemplated pursuant to that certain Revenue Participation Right Purchase and Sale Agreement (the “RPRPSA”), dated as of the date hereof, by and between the Borrower and Coduet Royalty Holdings, LLC, as amended, restated, supplemented or otherwise modified from time to time.

“Permitted Subsidiary Distribution Restrictions” means, in each case notwithstanding Section 6.8:

(a)prohibitions or limitations with regard to specific properties or assets encumbered by Permitted Liens, if and only to the extent each such prohibition or limitation applies only to such properties or assets;

(b)prohibitions or limitations set forth in any lease, license or other similar agreement entered into in the ordinary course of business;

(c)prohibitions or limitations relating to Permitted Indebtedness, in the case of each relevant agreement, document or instrument if and only to the extent such prohibitions or limitations, taken as a whole, are not materially more restrictive than the prohibitions and limitations set forth in this Agreement and the other Loan Documents, taken as a whole (as reasonably determined by a Responsible Officer of Borrower in good faith);

(d)customary provisions restricting assignments, subletting, sublicensing or other transfer of properties or assets subject thereto set forth in leases, subleases, licenses (including Permitted Licenses) and other similar agreements that are not otherwise prohibited under this Agreement or any other Loan Document, if and only to the extent each such restriction applies only to the properties or assets subject to such leases, subleases, licenses or agreements, and customary provisions restricting assignment, pledges or transfer of any agreement entered into in the ordinary course of business;

(e)prohibitions or limitations on the transfer or assignment of any properties, assets or Equity Interests set forth in any agreement entered into in the ordinary course of business that is not otherwise prohibited under this Agreement or any other Loan Document, if and only to the extent each such prohibition or limitation applies only to such properties, assets or Equity Interests;

(f)prohibitions or limitations imposed by Requirements of Law;

(g)prohibitions or limitations that exist as of the Closing Date under Indebtedness existing on the Closing Date;

(h)customary prohibitions or limitations arising in connection with any Permitted Transfer or contained in any agreement relating to any Permitted Transfer pending the consummation of such Permitted Transfer;

(i)customary provisions in shareholders’ agreements, joint venture agreements, Operating Documents or similar binding agreements relating to, or any agreement evidencing Indebtedness of, any joint venture entity or non-Wholly-Owned Subsidiary and applicable solely to such joint venture entity or non-Wholly-Owned Subsidiary and the Equity Interests issued thereby;

(j)customary net worth provisions set forth in real property leases entered into by Subsidiaries of Borrower, so long as such net worth provisions could not reasonably be expected to impair the ability of Borrower or its Subsidiaries to meet their ongoing obligations (as reasonably determined by a Responsible Officer of Borrower in good faith);

(k)customary net worth provisions set forth in customer agreements entered into in the ordinary course of business that are not otherwise prohibited under this Agreement or any other Loan Document, so long as such net worth provisions could not reasonably be expected to impair the ability of Borrower or its Subsidiaries to meet their ongoing obligations (as reasonably determined by a Responsible Officer of Borrower in good faith);

(l)restrictions on cash or other deposits (including escrowed funds) imposed by agreements entered into in the ordinary course of business that are not otherwise prohibited under this Agreement or any other Loan Document;

(m)prohibitions or limitations set forth in any agreement in effect at the time any Person becomes a Subsidiary (but not any amendment, modification, restatement, renewal, extension, supplement or replacement expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and each such prohibition or limitation does not apply to Borrower or any other Subsidiary (other than such Person and any other Person that is a Subsidiary of such first Person at the time such first Person becomes a Subsidiary);

(n)prohibitions or limitations imposed by any Loan Document;

(o)customary provisions set forth in joint venture agreements or agreements governing minority investments that are not otherwise prohibited under this Agreement or any other Loan Document, if and only to the extent each such prohibition or limitation applies only to the joint venture entity or minority investment that is the subject of such agreement;

(p)customary provisions restricting assignments or other transfer of properties or assets subject thereto set forth in any agreement entered into in the ordinary course of business, if and only to the extent each such restriction applies only to the properties or assets subject to such agreement;

(q)prohibitions or limitations imposed by any agreement evidencing any Permitted Indebtedness of the type described in any of clause (d) of the definition of “Permitted Indebtedness”; and

(r)prohibitions or limitations imposed by any amendments, modifications, restatements, renewals, extensions, supplements or replacements of any of the agreements referred to in clauses (a) through (q) above, except to the extent that any such amendment, modification, restatement, renewal, extension, supplement or replacement expands the scope of any such prohibition or limitation.

“Permitted Transfers” means:

(a)Transfers of any properties or assets which do not constitute Collateral under the Loan Documents, other than any Company IP that does not constitute Collateral under the Loan Documents but is related to any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of Product in the Territory (other than, for the avoidance of doubt, any such Company IP Transferred pursuant to any Permitted License);

(b)Transfers of Inventory in the ordinary course of business;

(c)Transfers of surplus, damaged, worn out or obsolete equipment that is, in the reasonable judgment of Borrower exercised in good faith, no longer economically practicable to maintain or useful in the ordinary course of business, and Transfers of other properties or assets in lieu of any pending or threatened institution of any proceedings for the condemnation or seizure of such properties or assets or for the exercise of any right of eminent domain;

(d)Transfers made in connection with Permitted Liens, Permitted Acquisitions, Permitted Subsidiary Distribution Restrictions or Permitted Investments;

(e)Transfers of cash and Cash Equivalents in the ordinary course of business for equivalent value and in a manner that is not prohibited under this Agreement or the other Loan Documents;

(f)Transfers (i) between or among Credit Parties, provided that, with respect to any properties or assets constituting Collateral under the Loan Documents, any and all steps as may be required to be taken in order to create and maintain a first priority security interest in and Lien upon such properties and assets in favor of the Collateral Agent for the benefit of Lenders and the other Secured Parties are taken contemporaneously with the completion of any such Transfer, (ii) [reserved], and (iii) between or among non-Credit Parties;

(g)(i) the sale or issuance of Equity Interests of any Subsidiary of Borrower to any Credit Party or Subsidiary, provided, that any such sale or issuance by a Credit Party shall be to another Credit Party and (ii) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of any Foreign Subsidiary of Borrower in order to qualify members of the governing body of such Subsidiary if required by Requirements of Law;

(h)the discount without recourse or sale or other disposition of unpaid and overdue accounts receivable arising in the ordinary course of business in connection with the compromise, collection or settlement thereof and not part of a financing transaction;

(i)any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Company IP that Borrower reasonably determines in good faith (i) is no longer economically practicable to maintain or useful in the ordinary course of business and that (ii) could not reasonably be expected to be adverse to the rights, remedies and benefits available to, or conferred upon, the Collateral Agent or any Lender under any Loan Document in any material respect;

(j)Transfers by Borrower or any of its Subsidiaries pursuant to any Permitted License;

(k)intercompany licenses or grants of rights of distribution, co-promotion or similar commercial rights between or among the Credit Parties, or (ii) between or among the Credit Parties and Subsidiaries that are not Credit Parties entered into prior to the Closing Date, and renewals, replacements and extensions thereof (including additional licenses or grants in relation to new territories) on comparable terms in the ordinary course of business;

(l)either (i) a Permitted CH-131 License, provided that the proceeds of any such transaction shall immediately be deposited into an Account that is subject to and governed by a Control Agreement, or (ii) the Transfer, contribution, distribution or conveyance of CH-131 and Borrower’s business related thereto through a corporate spin-off; provided that the proceeds of any such transaction shall immediately be deposited into an Account that is subject to and governed by a Control Agreement;

(m)licenses, sublicenses, leases or subleases, in each case other than relating to any Company IP, granted to third parties in the ordinary course of business and not material to the research, development, manufacture, production, use (by any Credit Party or its Subsidiaries), commercialization, marketing, importing, storage, transport, packaging, labelling, promotion, advertising, offer for sale, distribution or sale of Product in the Territory;

(n)the abandonment or other disposition of any Company IP that is (i) not material to the research, development, manufacture, production, use (by any Credit Party or its Subsidiaries), commercialization, marketing, importing, storage, transport, packaging, labelling, promotion, advertising, offer for sale, distribution or sale of Product in the Territory or (ii) no longer used or useful in any material respect in any Product line of business of Borrower and its Subsidiaries;

(o)any involuntary disposition or any sale, lease, license or other disposition of property (other than, for the avoidance of doubt, any Company IP) in settlement of, or to make payment in satisfaction of, any property or casualty insurance;

(p)sales, leases, licenses, transfers or other dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale, lease, license, transfer or other disposition are promptly applied to the purchase price of similar replacement property;

(q)other dispositions of property with an aggregate fair market value (reasonably determined in good faith by a Responsible Officer of Borrower) of no more than $1,500,000;

(r)[***];

(s)[***]; and

(t)[***].

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Borrower’s common stock sold by Borrower substantially concurrently with any purchase by Borrower of a related Permitted Bond Hedge Transaction, with a strike price higher than the strike price of such Permitted Bond Hedge Transaction.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, exempted company, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PHSA” is defined in Section 4.19(b).

“PIPEDA” means the Canada Personal Information Protection and Electronic Documents Act, including any applicable Canadian provincial privacy, security, or breach notification laws.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA which is maintained or contributed to by Borrower or its Subsidiaries or their respective ERISA Affiliates or with respect to which Borrower or its Subsidiaries have any liability (including under Section 4069 of ERISA).

“Prepayment Premium” means, with respect to any prepayment of the Term Loan by Borrower pursuant to Section 2.2(c) or as a result of the acceleration of the maturity of the Term Loan pursuant to Section 8.1(a), an amount equal to the product of the amount of any principal so prepaid, multiplied by:

(a)if such prepayment occurs on or after the 1st anniversary of the Closing Date but prior to the 2nd anniversary of the Closing Date, 0.10;

(b)if such prepayment occurs on or after the 2nd anniversary of the Closing Date but prior to the 3rd  anniversary of the Closing Date, 0.05; and

(c)if such prepayment occurs on or after the 3rd anniversary of the Closing Date, 0.00.

For the avoidance of doubt, no Prepayment Premium shall be due and owing for any payment of principal of the Term Loan made on the Term Loan Maturity Date.

“Product” means, collectively, (a) UDENYCA® (pegfilgrastim-cbqv), including the pre-filled syringe presentation of UDENYCA®, the on-body injector presentation of UDENYCA® and all other presentations and delivery systems of UDENYCA® (collectively, “Udenyca”), (b) LOQTORZI® (toripalimab-tpzi) (“LOQTORZI”), including in combination with cisplatin and gemcitabine and any and all presentations, formulations, indications or delivery systems thereof and (c) any successors to any of the foregoing.

“Registered Organization” means any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Agency” means a U.S. or foreign Governmental Authority with responsibility for the approval or licensure of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals, or otherwise having authority to regulate Product, including the FDA.

“Regulatory Approval” means all approvals, licensures, product or establishment licenses, registrations or authorizations of any Regulatory Agency necessary for the manufacture, use, import, export, storage, transport, offer for sale, or distribution or sale of Product.

“Regulatory Submission Material” means all nonpublic regulatory filings, submissions, approvals, licensures and authorizations related to any research, development, manufacture, production, use, commercialization, post-approval or post-licensure monitoring and reporting, marketing, importing, storage, transport, offer for sale, distribution or sale of Product in the Territory, including all data and information provided in, and used to develop, any of the foregoing.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater, in each case, in the United States.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means, Lenders representing greater than fifty percent (50%) of the principal amount of the Term Loan outstanding as of such date.

“Requirements of Law” means any law (statutory or common), treaty, order, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including Health Care Laws, Data Protection Laws and FDA Laws, and all applicable statutes, rules, regulations, and orders administered or issued by any foreign Governmental Authority), in each case applicable to and binding upon such Person or any of its assets or properties or to which such Person or any of its assets or properties are subject, including, with respect to Borrower, the rules or requirements of any applicable U.S. national securities exchange applicable to Borrower or any of its Equity Interests.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officers” means, with respect to any Credit Party, collectively, each of the Chief Executive Officer, President, Chief Financial Officer, Chief Commercial Officer and General Counsel of such Credit Party or, in each case if none, of Borrower.

“Restricted License” means any material license or other agreement of the kind or nature subject or purported to be subject from time to time to a Lien under any Collateral Document, with respect to which a Credit Party is the licensee, (a) that prohibits or otherwise restricts such Credit Party from granting a security interest in such Credit Party’s interest in such license or agreement (other than as a result of customary anti-assignment provisions) in a manner enforceable under Requirements of Law, or (b) for which a breach of or default under could reasonably be expected to materially interfere with the Collateral Agent’s or any Lender’s right to sell any Collateral.  For the avoidance of doubt, off-the-shelf software, open source code, application programming interfaces or trademarks, copyrights or patents of others that are commercially available to the public under the shrinkwrap licenses, clickwrap licenses, online terms of service or other terms of use or similar agreements and intellectual property rights of customers used by Borrower in the course of providing service to third parties in the ordinary course of business) shall not constitute a Restricted License.

“RPRPSA” is defined in the definition of “Permitted Royalty Transaction”.

“Sanctions” is defined in Section 4.18(c).

“SEC” shall mean the Securities and Exchange Commission and any analogous Governmental Authority.

“Secretary’s Certificate” means, with respect to any Person, a certificate of such Person executed by its Secretary, authorized signatory or director certifying as to the various matters set forth therein.

“Section 5 of the FTC Act” means the Section 5(a) of the U.S. Federal Trade Commission Act (15 U.S.C. § 45), which prohibits unfair and deceptive acts or practices in or affecting commerce and serves as the primary basis for U.S. Federal Trade Commission authority on privacy and security.

“Secured Parties” means each Lender, the Collateral Agent, each other Indemnified Person and each other holder of any Obligation of a Credit Party.

“Securities Account” means any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Security Agreement” means the Guaranty and Security Agreement, dated as of the Closing Date, by and among the Credit Parties and the Collateral Agent, in form and substance substantially similar to Exhibit C attached hereto or in such form or substance as the Credit Parties and the Collateral Agent may otherwise agree.

“Sensitive Information” means any information that is subject to Data Protection Laws, any information in which Borrower or any of its Subsidiaries have intellectual property rights (including Company IP), any information with respect to which Borrower or any of its Subsidiaries have contractual non-disclosure obligations, and Regulatory Submission Materials, collectively.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Software” means “Software”, as such term is defined in the Security Agreement.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets (including goodwill minus disposition costs) of such Person (both at fair value and present fair saleable value), on a going concern basis, is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to generally pay all liabilities (including trade debt) of such Person as such liabilities become absolute and mature in the ordinary course of business and (c) such Person does not have unreasonably small capital after giving due consideration to the prevailing practice in the industry in which it is engaged or will be engaged.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Product” means, collectively, (a) UDENYCA® (pegfilgrastim-cbqv), including the pre-filled syringe presentation of UDENYCA®, the on-body injector presentation of UDENYCA® and all other presentations and delivery systems of UDENYCA®, (b) LOQTORZI® (toripalimab-tpzi), including in combination with cisplatin and gemcitabine, (d) in each case of clauses (b) and (c) above, any and all presentations, formulations, indications or delivery systems thereof and (e) any successors to any of the foregoing.

“SSA” means the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code.

“Stock Acquisition” means the purchase or other acquisition by Borrower or any of its Subsidiaries of any of the Equity Interests (by merger, stock purchase or otherwise) in any other Person.

“Subordinated Debt” means any Indebtedness in the form of or otherwise constituting term debt incurred by any Credit Party or any Subsidiary thereof (including any Indebtedness incurred in connection with any Acquisition or other Investment) that: (a) is subordinated in right of payment to the Obligations at all times until all of the Obligations have been paid, performed or discharged in full and Borrower has no further right to obtain any Credit Extension hereunder pursuant to a subordination, intercreditor or other similar agreement that is in form and substance reasonably satisfactory to the Collateral Agent (which agreement shall include turnover provisions that are reasonably satisfactory to the Collateral Agent); (b) except as permitted by clause (d) below, is not subject to scheduled amortization, redemption (mandatory), sinking fund or similar payment and does not have a final maturity, in each case, before a date that is at least one hundred and twenty (120) days following the Term Loan Maturity Date; (c) does not include covenants (including financial covenants) and agreements (excluding agreements with respect to maturity, amortization, pricing and other economic terms) that, taken as a whole, are more restrictive or onerous on the Credit Parties in any material respect than the comparable covenants and agreements, taken as a whole, in the Loan Documents (as reasonably determined by a Responsible Officer of Borrower in good faith); (d) is not subject to repayment or prepayment, including pursuant to a put option exercisable by the holder of any such Indebtedness, prior to a date that is at least one hundred and twenty (120) days following the final maturity thereof except in the case of an event of default or change of control (or, in each case, the equivalent thereof, however described); and (e) does not provide or otherwise include provisions having the effect of providing that a default or event of default (or the equivalent thereof, however described) under or in respect of such Indebtedness shall exist, or such Indebtedness shall otherwise become due prior to its scheduled maturity or the holder or holders thereof or any trustee or agent on its or their behalf shall be permitted (with or without the giving of notice, the lapse of time or both) to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in any such case upon the occurrence of a Default or an Event of Default hereunder unless and until the Obligations have been declared, or have otherwise automatically become, immediately due and payable pursuant to Section 8.1(a); provided, however, that neither any Indebtedness under the 2026 Convertible Notes (and the indenture relating thereto) nor any Permitted Convertible Indebtedness shall constitute Subordinated Debt.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which more than fifty percent (50.0%) of whose shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors (or similar body, if applicable) of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Credit Party.

“Systems” is defined in Section 4.22(a).

“Tax” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” is defined in Section 2.2(a).

“Term Loan Maturity Date” means the 5th-year anniversary of the Closing Date.

“Term Loan Note” means a promissory note in substantially the form attached hereto as Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Term Loan Rate” is defined in Section 2.3(a)(i).

“Term SOFR” means, for any day in any calendar month, the Term SOFR Reference Rate for a tenor of three (3) months to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days’ prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Collateral Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Territory” means, the United States.

“Third Party IP” is defined in Section 4.6(l).

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, including all registrations and recordings thereof, and all applications in connection therewith, in the United States Patent and Trademark Office or in any similar office or agency of the United States or any state thereof or in any similar office or agency anywhere in the world in which foreign counterparts are registered or issued, and (b) all renewals thereof.

“Transfer” is defined in Section 6.1.

“Treasury Regulations” mean those regulations promulgated pursuant to the IRC.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws applicable to such programs.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UKBA” is defined in Section 4.18(a).

“Udenyca” is defined in the definition of “Product”.

“UDENYCA® Competitor” means, any pharmaceutical or biologic product, other than UDENYCA® (pegfilgrastim-cbqv), that is a long-acting recombinant granulocyte colony-stimulating factor in any presentations, including pre-filled syringe, on-body injector and all other presentations and delivery systems.

[***].

“United States” or “U.S.” means the United States of America, its fifty (50) states, the District of Columbia, Puerto Rico and any other jurisdiction within the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“voting Equity Interests” means, with respect to any issuer, the issued and outstanding shares of each class of Equity Interests of such issuer entitled to vote.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to Requirements of Law) are owned by such Person or another Wholly-Owned Subsidiary of such Person.  Unless the context otherwise requires, each reference to a Wholly-Owned Subsidiary herein shall be a reference to a Wholly-Owned Subsidiary of a Credit Party.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” is defined in Section 2.6(b).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yusimry” means CHS-1420 (adalimumab (Humira®) biosimilar).

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

COHERUS BIOSCIENCES, INC.,
as Borrower and a Credit Party

By	/s/ Dennis M. Lanfear
Name	Dennis M. Lanfear
Title:	CEO

Signature Page to Loan Agreement

COHERUS INTERMEDIATE CORP.,
as an additional Credit Party

By	/s/ Dennis M. Lanfear
Name:	Dennis M. Lanfear
Title:	CEO

INTEKRIN THERAPEUTICS INC.,
as an additional Credit Party

By	/s/ Dennis M. Lanfear
Name:	Dennis M. Lanfear
Title:	Chief Financial Officer and Treasurer

SURFACE ONCOLOGY, LLC,
as an additional Credit Party

By	/s/ Dennis M. Lanfear
Name:	Dennis M. Lanfear
Title:	President

COHERUS ONCOLOGY SUPPORTIVE CARE LLC,
as an additional Credit Party

By	/s/ Dennis M. Lanfear
Name:	Dennis M. Lanfear
Title:	President

Signature Page to Loan Agreement

ANKURA TRUST COMPANY, LLC,
as Collateral Agent

By	/s/ Beth Micena
Name:	Beth Micena
Title:	Managing Director

Signature Page to Loan Agreement

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,
as a Lender

By: Barings LLC, its Investment Adviser

By	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

MASSMUTUAL ASCEND LIFE INSURANCE COMPANY,
as a Lender

By: Barings LLC, its Investment Adviser

By	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

BARINGS BDC, INC.,
as a Lender

By: Barings LLC, its Investment Adviser

By	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

BARINGS CAPITAL INVESTMENT CORPORATION,
as a Lender

By: Barings LLC, its Investment Adviser

By	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

BARINGS PRIVATE CREDIT CORPORATION,
as a Lender

By: Barings LLC, its Investment Adviser

By	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

Signature Page to Loan Agreement

BARINGS FINANCE LLC,
as a Lender

By: Barings LLC, its Investment Adviser

By	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

NORTH STAR INVESTMENT HOLDINGS LLC
(SOLELY IN RESPECT OF SERIES II),
as a Lender

By: Barings LLC, its Managing Member

By	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

BARINGS CORPORATE INVESTORS,
as a Lender

By: Barings LLC, its Investment Adviser

By	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

The foregoing is executed on behalf of Barings Corporate Investors, organized under a Declaration of Trust, dated September 13, 1985, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust’s property only shall be bound.

BARINGS PARTICIPATION INVESTORS,
as a Lender

By: Barings LLC, its Investment Adviser

By	/s/ Akan Oton
Name:	Akan Oton
Title:	Managing Director

The foregoing is executed on behalf of Barings Participation Investors, organized under a Declaration of Trust, dated April 7, 1988, as amended from time to time. The obligations of such Trust are not binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust individually, but the Trust’s assets and property only shall be bound.

Signature Page to Loan Agreement

EXHIBIT A – LOAN ADVANCE REQUEST FORM

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EXHIBIT B

[***]

EXHIBIT C

FORM OF SECURITY AGREEMENT

[***]

EXHIBIT D

COMMITMENTS; NOTICE ADDRESSES

[***]

EXHIBIT E

COMPLIANCE CERTIFICATE

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